EXHIBIT 10.1

[***] = CERTAIN INFORMATION HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

OPTION, LICENSE AND COLLABORATION AGREEMENT

by and between

Arcus Biosciences, Inc.

and

Gilead Sciences, Inc.

dated as of May 27, 2020

TABLE OF CONTENTS

i

List of Schedules

Schedule A:	Access Territory

Schedule B:Existing Arcus Third Party Obligations

Schedule C:	Arcus Option Exercise Representations
Schedule D:	Arcus Programs Existing as of the Execution Date
Schedule E:	Qualifying Data Package

Schedule 6.3:Co-Promotion Agreement Terms

Schedule 8.3(b)(vii):TCT Criteria

Schedule 8.11(d):Biomarker Indications

Schedule 9.11:	[***]
Schedule 9.13:	[***]

Schedule 10.2(b)(iv):Arcus Prosecution Countries

Schedule 11.2:Arcus Schedule of Exceptions

ii

OPTION, LICENSE AND COLLABORATION AGREEMENT

THIS OPTION, LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of May 27, 2020 (the “Execution Date”), by and between ARCUS BIOSCIENCES, INC., a Delaware corporation having its principal place of business at 3928 Point Eden Way, Hayward, CA 94545, USA (“Arcus”), and GILEAD SCIENCES, INC., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA, 94404, USA (“Gilead”).  Arcus and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  For purposes of this Agreement, the capitalized terms defined in Appendix A or in other provisions of this Agreement shall have the meanings provided in Appendix A or such other provisions.

BACKGROUND

WHEREAS, Arcus is in the business of discovering, researching and developing biopharmaceutical products, including conducting Arcus Programs;

WHEREAS, Arcus Controls and may in the future Control certain intellectual property and other rights relating to the discovery, research and development of biopharmaceutical products, including the Arcus Programs;

WHEREAS, Arcus wishes to grant, and Gilead wishes to accept, effective as of the Effective Date, an exclusive license under the Arcus IP with respect to the PD-1 Program and a research and development license under the Arcus IP with respect to the Arcus Programs, each as contemplated herein;

WHEREAS, Arcus wishes to grant, and Gilead wishes to accept, an Option to collaborate with and license intellectual property from Arcus with respect to each Arcus Program as contemplated herein, which Option is exercisable prior to or following achievement of the Completion Date for a Triggering Clinical Trial (as defined below) for an Arcus Product in such Arcus Program;

WHEREAS, subject to the oversight of the JSC and other applicable Committees as contemplated hereunder and the other terms and conditions herein, the Parties will co-Develop any Optioned Molecules and Optioned Products with respect to each Optioned Program, and the Parties will have the right to Co-Promote the Optioned Products in the Shared Territory and Gilead will have the right to Commercialize the Optioned Products outside the Shared Territory;

WHEREAS, Arcus and Gilead have agreed to collaborate on the PD-1 Program, including Zimberelimab, on and after the Effective Date, as contemplated herein; and

WHEREAS, simultaneous with the execution and delivery of this Agreement, the Parties have entered into that certain Common Stock Purchase Agreement and that certain Investor Rights Agreement, in each case, by and between Arcus and Gilead (respectively, the “Stock Purchase Agreement” and the “Investor Rights Agreement”), which Stock Purchase Agreement provides for the issuance and sale by Arcus, and the purchase by Gilead, of a number of shares of Arcus’s common stock as of the Effective Date and for the future purchase, in Gilead’s sole discretion, of additional shares of Arcus’s common stock on the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE I.

1.1“Access Territory” means, with respect to an Optioned Product, any and all countries and territories where Gilead (itself or through its Affiliates) has publicly announced a policy to generally sell or otherwise make available such Optioned Product and one or more other Gilead products at a significantly discounted price to patients in such countries or territories.  The list of countries and territories included in the Access Territory as of the Execution Date is set forth on Schedule A, which list shall be updated by Gilead on at least an annual basis.

1.2“Acquired Arcus Program” means an Arcus Program with respect to which Arcus or any of its Affiliates acquires rights (whether such acquisition occurs prior to the date on which such acquired program becomes an Arcus Program or thereafter) as the result of, other than a Change of Control of Arcus, any license, merger, acquisition, reorganization, consolidation or combination or any other transaction after the Execution Date.

1.3“Adenosine Receptor Program” means the Arcus Program of [***] adenosine receptor antagonists ongoing as of the Execution Date, as it is continued thereafter, including as an Optioned Program, which program includes AB928.

1.4“Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person, for so long as such control exists, regardless of whether such Person is or becomes an Affiliate on or after the Effective Date.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.5“Allowable Expenses” means [***].

1.6“Ancillary Agreement” means (a) any agreement entered into by the Parties or their designated Affiliates pursuant to this Agreement and (b) any other agreement in effect between the Parties or their designated Affiliates which specifies that it is an “Ancillary Agreement” as defined under this Agreement, but excluding the Stock Purchase Agreement and the Investor Rights Agreement.

1.7“Antitrust Approval” means, as the context requires, any consent, approval or other authorization required under the applicable Antitrust Laws from the applicable Antitrust Authority to effect either (a) Gilead’s exercise of an Option with respect to an Arcus Program or (b) the transactions contemplated by the Stock Purchase Agreement or this Agreement (including any prospective exercise by Gilead of an Option under this Agreement).

1.8“Antitrust Authority” means any applicable Governmental Authority exercising authority with respect to any Antitrust Laws.

1.9“Antitrust Condition” means with respect to any Option Exercise Closing, as applicable, that (a) all waiting periods (and any extension thereof) applicable to Gilead’s exercise of such Option pursuant to Section 8.3(b) and Section 8.3(d) under any and all applicable Antitrust Laws shall have expired or been terminated, and (b) if applicable, any applicable Antitrust Approvals necessary for the exercise of such Option under such Antitrust Laws shall have been received.

1.10“Antitrust Filing” means, as the context requires a filing or notification, together with all required documentary attachments thereto, by the Parties with or to the applicable Antitrust Authority as required by the Antitrust Laws with respect to (a) Gilead’s exercise of an Option with respect to an Arcus Program pursuant to Section 8.3(b) and Section 8.3(d), or (b) the transactions contemplated by the Stock Purchase Agreement or this Agreement.

1.11“Antitrust Laws” means any Applicable Law governing merger control, competition, monopolies or restrictive trade practices, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.12“Applicable Law” means all applicable laws, rules and regulations, including any rules, regulations, or other requirements of Governmental Authorities, including Regulatory Authorities, that may be in effect from time to time, and including, with respect to Pre-Program Activities, Arcus Programs and Optioned Programs, GCP, GLP and GMP to the extent applicable to any such activities or programs.

1.13“Arcus Background Know-How” means, with respect to each Arcus Program or Optioned Program, or any Pre-Program Activities, Information Controlled by Arcus as of the Effective Date or during the Term that is reasonably necessary or useful to Exploit any applicable Arcus Molecule or Arcus Product or Optioned Molecule or Optioned Product or Molecule or product that is the subject of such Pre-Program Activities, excluding any Collaboration Know-How.

1.14“Arcus Background Patents” means, with respect to each Arcus Program or Optioned Program, or any Pre-Program Activities, Patents Controlled by Arcus as of the Effective Date or during the Term that (a) claim Arcus Background Know-How for such Arcus Program or Optioned Program or Pre-Program Activities or (b) are otherwise reasonably necessary or useful to Exploit any applicable Arcus Molecule or Arcus Product or Optioned Molecule or Optioned Product or a Molecule or product that is the subject of such Pre-Program Activities, excluding, in each case ((a) and (b)), any Collaboration Patents.  For clarity, the Arcus Background Patents include the Existing Arcus Patents.

1.15 “Arcus Combination” means either a Combination Product containing, or Combination Therapy involving administration of, at least one Optioned Molecule In Combination with at least one Arcus Molecule and not In Combination with any investigational Gilead Molecule or Excluded Arcus Molecules, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations.  For the avoidance of doubt, (1) upon the Option Exercise Closing of all Arcus Programs for all Arcus Molecules included in such Arcus Combination, such Combination shall cease to be an Arcus Combination and shall be deemed an Optioned Combination, and (2) upon expiration of the Option Exercise Period if Gilead does not exercise the applicable Option or failure to timely achieve Option Exercise Closing of any Arcus Program pursuant to Section 8.3(c)(i), in each case, for any Arcus Molecule included in such Arcus Combination, such Combination shall cease to be an Arcus Combination and shall be deemed an Excluded Combination.  For example, pharmaceutical product containing, or treatment regimen involving administration of, (a) a first Optioned Molecule In Combination with (b) a second Optioned Molecule In Combination with (c) an Arcus Molecule In Combination with (d) a commercially-available pharmaceutical product (whether of Gilead, Arcus or a Third Party), and not In Combination with any investigational Gilead Molecule or Excluded Arcus Molecule, would be an “Arcus Combination”.

1.16“Arcus Flow-Down Obligations Schedule” means a Schedule provided by Arcus to Gilead pursuant to this Agreement for an Arcus Program or Optioned Program setting forth for each Arcus Third Party Agreement existing at such time that relates to such Arcus Program or Optioned Program those terms from such Arcus Third Party Agreement that are required by such Arcus Third Party Agreement to be included in this Agreement.

1.17“Arcus Foreground Know-How” means Collaboration Know-How conceived, discovered, developed, generated or otherwise made solely by or on behalf of Arcus or its Affiliates, excluding any Arcus Program Period Know-How.

1.18“Arcus Foreground Patents” means Collaboration Patents (a) claiming Arcus Foreground Know-How and (b) not claiming Arcus Program Period Know-How, Gilead Collaboration Know-How or Joint Collaboration Know-How.

1.19“Arcus IP” means the Arcus Know-How and Arcus Patents.

1.20“Arcus Know-How” means the Arcus Background Know-How and Arcus Collaboration Know-How, in each case to the extent Controlled by Arcus or its Affiliates.

1.21“Arcus Molecules” means any Molecules [***].

1.22“Arcus Option Exercise Representations” means the representations and warranties set forth in Schedule C that Arcus shall make as of each Option Bringdown Date with respect to each Optioned Program.

1.23“Arcus Option Schedule of Exceptions” means the schedule of exceptions that Arcus shall deliver with respect to the Arcus Option Exercise Representations in connection with each Option Exercise Closing.  Any information disclosed in one schedule to the Arcus Option Schedule of Exceptions shall be deemed to be disclosed with respect to, and shall be deemed to apply to qualify, all other representations and warranties of Arcus to the extent the relevance of such item to such other representations and warranties is reasonably apparent.

1.24“Arcus Patents” means the Arcus Background Patents and Arcus Collaboration Patents, in each case to the extent Controlled by Arcus or its Affiliates.

1.25“Arcus Product” means any product containing an Arcus Molecule, alone or In Combination with one or more other active pharmaceutical ingredients, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations, but excluding any Arcus Combination or Excluded Arcus Product.

1.26“Arcus Program” means any program, [***], with respect to a particular Target and a particular mechanism of action, including any Arcus Molecules Directed To such Target that have such mechanism of action, any Related Arcus Molecules with respect to such Arcus Molecules, and any Arcus Products containing such Arcus Molecules or such Related Arcus Molecules, Controlled by Arcus or any of its Affiliates (including any research or development program and any commercial program) that exists as of the Execution Date or thereafter comes into existence at any time prior to the end of the Collaboration Term (including any Acquired Arcus Program upon the date of its acquisition), other than an Optioned Program or Excluded Arcus Program; [***].  The Arcus Programs existing as of the Execution Date are set forth on Schedule D.

1.27“Arcus Program Period Know-How” means, for each Arcus Program, Collaboration Know-How to the extent (a) related to an Arcus Molecule or Arcus Product within such Arcus Program and (b) conceived, discovered, developed, generated or otherwise made during the Arcus Program Period for such Arcus Program.

1.28“Arcus Program Period Patents” means, for each Arcus Program, Collaboration Patents claiming Arcus Program Period Know-How for such Arcus Program and not claiming Gilead Collaboration Know-How or Joint Collaboration Know-How.

1.29“Arcus Target” means, for any Arcus Program, the Target that is the subject of such Arcus Program.

1.30“Arcus Third Party Agreement” means any agreement between Arcus or any of its Affiliates on the one hand and a Third Party on the other hand that relates to an Arcus Program or Optioned Program and applies to the activities to be performed or any grant of rights hereunder, including, for clarity, any applicable Pre-Option In-Licenses.

1.31“Arcus Third Party Obligations” means those obligations set forth in any Arcus Third Party Agreement, including the Existing Arcus Third Party Obligations.

1.32“Arcus Third Party Obligations Schedule” means a Schedule provided by Arcus to Gilead pursuant to this Agreement for an Arcus Program or Optioned Program setting forth for each Arcus Third Party Agreement existing at such time that relates to such Arcus Program or Optioned Program those provisions relevant to the Parties’ respective rights and obligations hereunder.

1.33“Baseball Matters” means [***].

1.34“Baseline Budget” means [***].

1.35“[***]” means [***].

1.36“BLA” means a biologics license application for Regulatory Approval of an Arcus Product or Optioned Product that is filed with FDA under Section 351 of the Public Health Service Act, including all amendments and supplements to any such application, and any equivalent application, amendment or supplement to the equivalent Regulatory Authority in any other regulatory jurisdiction.

1.37“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in California, United States, (c) the Sunday through Saturday containing July 4th or (d) the period commencing on December 25th and ending on January 1st (inclusive).

1.38“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.39“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall end on the last day of the Term.

1.40“CD73 Program” means the Arcus Program of [***] inhibitors of CD73 ongoing as of the Execution Date, as it is continued thereafter, including as an Optioned Program, which program includes AB680.

1.41“Change of Control” means (a) a merger, consolidation, recapitalization or other reorganization of Arcus, unless securities representing more than 50% of the total combined voting power of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned Arcus’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer, exclusive license or other disposition of all or substantially all of Arcus’s assets or all or a majority of Arcus’s assets which relate to this Agreement, or any plan of dissolution or liquidation of Arcus; or (c) the closing of any transaction or series of transactions to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than 50% of the total combined voting power of Arcus’s securities (as measured in terms of the power to vote with respect to the election of board members) outstanding immediately after the consummation of such transaction or series of transactions, whether such transaction involves a direct issuance from Arcus or the acquisition of outstanding securities held by one or more of Arcus’s existing stockholders.

1.42“Clinical Data” means all data and results with respect to any Arcus Molecule or Arcus Product or Optioned Molecule or Optioned Product made, collected or otherwise generated under or in connection with the conduct of Clinical Trials thereof.

1.43“Clinical Trial” means any human clinical trial of an Arcus Product or Optioned Product.

1.44“CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.45“Co-Promotion” means those activities set forth in the applicable Commercialization Plan and Budget for the applicable Co-Promotion Product, including detailing and promotional activities (including performing sales calls) and, to the extent set forth in the Co-Promotion Agreement, other sales and marketing activities, in each case, related to a Co-Promotion Product in the Shared Territory.  Arcus’s rights with respect to Co-Promotion do not include [***].

1.46“Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.47“Collaboration Know-How” means Information that is conceived, discovered, developed, generated or otherwise made by or on behalf of either Party or its Affiliates, solely or jointly, during the Term, in performing activities under this Agreement (including, for clarity, any Pre-Program Activities or any activities with respect to any Arcus Program or Optioned Program, including any Arcus Independent Activities and, for clarity, excluding the performance of activities under a separate written agreement).

1.48“Collaboration Patent” means any Patent claiming Collaboration Know-How.

1.49“Collaboration Term” means the period beginning on the Effective Date and ending on the tenth anniversary of the Effective Date, unless earlier terminated in accordance with Section 14.3(b).

1.50“Combination” means a Gilead Combination, Optioned Combination, Arcus Combination or Excluded Combination.

1.51“Combination Product” means any product comprising both (a) an Optioned Molecule, on the one hand, and (b) any Gilead Molecule(s), other Optioned Molecule(s), Arcus Molecule(s) or Excluded Arcus Molecule(s), on the other hand, included in a product that is sold either as a fixed dose combination, with separate doses in a single package, or otherwise, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations, all for a single price.

1.52“Combination Therapy” means any Gilead Combination, Optioned Combination, Arcus Combination or Excluded Combination in each case that is not a Combination Product but is a treatment regimen where the applicable Optioned Molecule is sold at a separate price from the other active agents contained within such Combination.

1.53“Commercialization” means (a) any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell, selling or having sold a product, including activities related to the commercial manufacture, marketing, promotion, sale or distribution of a product in the Territory, and (b) Medical Affairs Activities.  Commercialization shall include commercial activities conducted in preparation for a product launch.  “Commercialize” has a correlative meaning.

1.54“Commercialization Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly attributable to the Commercialization of any Joint Product including [***].

1.55“Commercially Reasonable Efforts” means, with respect to the Development, Manufacture or Commercialization of an Optioned Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a similarly situated company to the analogous development, manufacture or commercialization activities of a product of similar commercial potential at a similar stage in its lifecycle, [***].

1.56“Committee” means (a) the Joint Steering Committee, the Joint Development Committee, the Joint Commercialization Committee, or the Joint Manufacturing Committee or (b) any other committee established by the Parties pursuant to Section 2.8.  For clarity, neither the Patent Prosecution Committee nor Patent Litigation Committee is intended, and neither shall be construed, to be a “Committee.”

1.57“Completion Date” means, with respect to a Clinical Trial, the earliest of (a) the date of completion of the final study report for such Clinical Trial, (b) the [***] day after final database lock for such Clinical Trial and (c) any other date agreed by the JDC [***].

1.58“Compulsory License” means, with respect to an Optioned Product and a country or territory, a license or rights granted to a Third Party by a Governmental Authority for such country or territory to sell or offer for sale such Optioned Product in such country or territory under any patent rights owned or controlled by Gilead or its Affiliates, without direct or indirect authorization from Gilead or its Affiliates, for example a right granted pursuant to requests under the 30 August 2003 WTO decision.

1.59“Control” means, with respect to any material, Information, databases, Patent, Trademark, global Promotional Materials, Regulatory Materials or Regulatory Approvals (each of the foregoing, a “Licensable Item”), the possession (whether by ownership or license (other than by operation of the licenses and other rights granted in Sections 8.1, 8.4 8.5 or 10.10)) by a Party or its Affiliates of the ability to grant to the other Party a license, right of reference or other right as provided herein to such item, to the extent not in violation the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, right of reference or other right.  [***].

1.60“Cost of Goods Sold” means [***].

1.61“Cover,” “Covering” or “Covered” means, with respect to a Patent, in the absence of a license to a Valid Claim included in such Patent, the applicable activity, or, to the extent the applicable activity is not specified, the Exploitation of the applicable invention, discovery, process or product, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as then-existing).

1.62“CPI” means the Consumer Price Index for the U.S. City Average (all times).

1.63“Data Room” means an electronic data room hosted by a Third Party vendor reasonably acceptable to Gilead.

1.64“Development” means (a) conducting research or development for an Arcus Program or Optioned Program, including with respect to any Arcus Molecule, Arcus Product or Arcus Target or Optioned Molecule, Optioned Product or Target that is the subject of an Optioned Program; (b) obtaining or maintaining Regulatory Approval of an Arcus Product or Optioned Product for one or more indications; or (c) developing the process for the Manufacture of clinical and commercial quantities of an Arcus Product or Optioned Product.  “Development” includes (i) the conduct of Nonclinical Studies and Clinical Trials (including Phase 4 Clinical Trials) and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain or maintain Regulatory Approval of an Arcus Product or Optioned Product, but excluding Commercialization (including the Manufacture and accumulation of commercial inventory of an Arcus Product or Optioned Product).  “Develop” has a correlative meaning.

1.65“Development Manufacturing Costs” means, with respect to an Optioned Product (or placebo or comparator if required for the applicable Clinical Trial pursuant to this Agreement), FTE Costs incurred by either Party or any of its Affiliates and all out-of-pocket costs and expenses incurred by or on behalf of either Party or any of its Affiliates, in each case, in Manufacturing such Optioned Product (or placebo or comparator) for Development activities, including [***].

1.66“Directed To” means, with respect to any Molecule and a Target, that such Molecule [***].

1.67“Distribution Costs” means [***].

1.68“Distribution Expenses” means [***].

1.69“Dollars” or “$” means the lawful currency of the United States.

1.70“Effective Date” means the date on which the last of the conditions set forth in Section 16.4 is satisfied.

1.71“EMA” means the European Medicines Agency or its successor.

1.72“European Union” means all of the European Union member states as its membership may be constituted from time to time.

1.73“Excluded Combination” means either a Combination Product containing, or Combination Therapy involving administration of, at least one Optioned Molecule In Combination with at least one Excluded Arcus Molecule and not In Combination with any investigational Gilead Molecule, but may include an Arcus Molecule, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations.  For example, a pharmaceutical product containing, or treatment regimen involving administration of, (a) a first Optioned Molecule In Combination with (b) a second Optioned Molecule In Combination with (c) an Excluded Arcus Molecule In Combination with (d) a commercially-available Third Party pharmaceutical product or commercially available Gilead Molecule (and not In Combination with any investigational Gilead Molecule), would be an “Excluded Combination”.

1.74“Excluded Arcus Molecule” means each Arcus Molecule that becomes an Excluded Arcus Molecule pursuant to Section 8.3(b)(ii)(A) or otherwise under this Agreement.

1.75“Excluded Arcus Product” means an Arcus Product that contains an Excluded Arcus Molecule.

1.76“Excluded Arcus Programs” means (a) any Arcus Program that does not become an Optioned Program before the end of the Arcus Program Period with respect thereto, but solely after such Arcus Program Period has ended; (b) any program or activities with respect to an Arcus Molecule or Arcus Product that become an Excluded Arcus Program pursuant to Section 8.3(e) or otherwise under this Agreement; and (c) any Pre-Program Activity, Arcus Program or Optioned Program with respect to which this Agreement is terminated pursuant to ARTICLE XIV.

1.77“Executive Officer” means, with respect to Arcus, its Chief Executive Officer, and with respect to Gilead, the Chief Executive Officer of Gilead Sciences, Inc.

1.78“Existing Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement entered into by Gilead and Arcus, dated [***].

1.79“Existing Arcus Patents” means, as of the Effective Date or Execution Date, as applicable, the Arcus Patents existing as of such date.

1.80“Existing Arcus Third Party Agreement” means the agreements set forth on Schedule B.

1.81“Existing Arcus Third Party Obligations Schedule” means the Arcus Third Party Obligations Schedule attached hereto as Schedule B. The Parties agree to review Schedule B promptly following the Execution Date to ensure its applicability to the Parties’ anticipated activities hereunder and make such revisions as are necessary to appropriately reflect the Parties’ respective activities hereunder and to clarify their respective responsibilities therefor.

1.82“Exploit” means, collectively, research, develop, use, manufacture, have manufactured, sell, have sold, offer for sale, commercialize, import, have imported, distribute, have distributed, export, have exported and otherwise exploit (including, for clarity, to Develop or Commercialize, including to Manufacture therefor).  “Exploitation” has a correlative meaning.

1.83“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.84“FDA” means the United States Food and Drug Administration or its successor.

1.85“Field” means all uses.

1.86“First Commercial Sale” means, with respect to an applicable product in a country, the first sale in an arm’s length transaction to a Third Party by or on behalf of a Party or any of its Affiliates or Sublicensees in the Field, other than for Veterinary Uses, in such country following Regulatory Approval of such product in such country.  For the avoidance of doubt, a first sale for compassionate use or named patient program sales prior to Regulatory Approval shall not constitute a First Commercial Sale for purposes of this Agreement.

1.87“FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] hours per Calendar Year) of work directly related to the Development of an Optioned Product.  No additional payment shall be made with respect to any person who works more than [***] hours per Calendar Year and any person who devotes less than [***] hours per Calendar Year (or such other number as may be agreed by the JDC in the case of the R&D Plan and Budget) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.88“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party or its Affiliates performing the applicable activities during such period in accordance with the applicable R&D Plan and Budget, the Global Manufacturing Plan and Budget, Commercialization Plan and Budget or Medical Affairs Plan and Budget.

1.89“FTE Rate” means the R&D FTE Rate with respect to the Research and Development activities or the applicable FTE rate with respect to other functions as agreed to between the Parties.

1.90“GAAP” means, United States Generally Accepted Accounting Principles as consistently applied by a Party in its accounting practices.

1.91“Generic Product” means, with respect to a product, a generic version of a product containing the same active Molecule as such product that is marketed by a Third Party in a given country either: (a) pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), 505(b)(2) of the FD&C Act (21 U.S.C.  355(b)(2)), or a foreign equivalent of any of the foregoing, by reference to a Marketing Approval of such product, or (b) pursuant to any other Applicable Law (including 42 USC 262(k)(4) or foreign equivalent thereof), where such approval is based on a demonstration of bioequivalence or biosimilarity to such product.  [***].

1.92“Gilead Collaboration Know-How” means Collaboration Know-How conceived, discovered, developed, generated or otherwise made solely by or on behalf of Gilead or its Affiliates, excluding any Arcus Program Period Know-How.

1.93“Gilead Collaboration Patents” means Collaboration Patents (a) claiming Gilead Collaboration Know-How and (b) not claiming Arcus Foreground Know-How, Arcus Program Period Know-How or Joint Collaboration Know-How.

1.94“Gilead Combination” means either a Combination Product containing, or Combination Therapy involving administration of, at least one Optioned Molecule In Combination with at least one Gilead Molecule and not In Combination with any Arcus Molecule or investigational Excluded Arcus Molecule, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations.  For example, a pharmaceutical product containing, or treatment regimen involving administration of, (a) a first Optioned Molecule In Combination with (b) a second Optioned Molecule In Combination with (c) a Gilead Molecule In Combination with (d) a commercially-available pharmaceutical product (whether of Arcus, Gilead or a Third Party), and not In Combination with any Arcus Molecule or investigational Excluded Arcus Molecule, would be a “Gilead Combination”.

1.95“Gilead Molecule” means a Molecule owned or controlled by Gilead or any of its Affiliates, other than by operation of the licenses and other rights granted in Section 8.1 or 8.4.

1.96“Gilead Reversion Know-How” means, with respect to a Reversion Product, [***].

1.97“Gilead Reversion Patents” means, with respect to a Reversion Product, [***].

1.98“Gilead Royalty Territory” means, for the applicable Optioned Program at a particular point in time, all countries in the world other than (a) the countries included in the Third Party Territory and Shared Territory with respect to such Optioned Program at such time, (b) the Terminated Regions pursuant to Sections 14.3 and 14.5 at such time and (c) subject to Section 8.3(e) and Section 14.3, each country for which a required Antitrust Approval has not been obtained with respect to such Optioned Program as of the most recent Option Exercise Closing for such Optioned Program.

1.99“Gilead Territory” means the Gilead Royalty Territory and the Shared Territory.

1.100“Good Clinical Practice” or “GCP” means the then-current standards for Clinical Trials for pharmaceuticals or biologics set forth in the ICH Guideline for Good Clinical Practices, as amended from time to time, FDA regulations set forth under Title 21 of the C.F.R. Parts 50, 54, 56 and 312 (as amended from time to time) together with related FDA guidance, and such standards of good clinical practice as are required by the European Union and other organizations and Governmental Authorities in countries in which any Clinical Trial is conducted, to the extent such standards are not less stringent than the ICH guidelines.

1.101“Good Laboratory Practice” or “GLP” means the then current standards for laboratory activities for pharmaceuticals or biologics, as set forth in the FDA’s GLP regulations as set forth under Title 21 of the C.F.R. Part 58, or the GLP principles of the Organization for Economic Co-Operation and Development (OECD), as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and Governmental Authorities in countries in which any Clinical Trial is conducted, to the extent such standards are not less stringent than the FDA GLP regulations.

1.102“Good Manufacturing Practice” or “GMP” means all current regulatory requirements that apply to the manufacture of active ingredients and pharmaceutical or biologic products, including the regulations set forth under Title 21 of the C.F.R., Parts 210, 211 and 600, as may be amended from time to time, as well as applicable guidance published by the FDA from time to time, and such standards of good manufacturing practice as are required in the European Union, and foreign equivalents, in each case, as applicable to any Clinical Trial.

1.103“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority).

1.104“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.105“Identified Gilead Program” means, with respect to an Identified Arcus Program, any program for which Gilead or any of its Affiliates, as of the date of the applicable disclosure pursuant to Section 3.3: [***].

1.106“Identified Arcus Program” means any program of Arcus or any of its Affiliates for an Identified Arcus Target.

1.107“Identified Arcus Target” means any Target known to and under study by Arcus.

1.108“In Combination” means, with respect to (a) any Gilead Molecule, Optioned Molecule, Arcus Molecule or Excluded Arcus Molecule and (b) any other active pharmaceutical ingredient(s) or finished pharmaceutical product(s) (including any other Gilead Molecule(s), Optioned Molecule(s), Arcus Molecule(s) or Excluded Arcus Molecule(s)), that such components ((a) and (b)) are (i) included in a Combination Product or Combination Therapy that is under Development, anticipated to be sold or sold.

1.109“IND” means (a) an investigational new drug application as described in the FD&C Act and applicable regulations promulgated thereunder by the FDA, including all amendments and supplements to any such application or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including clinical trial applications and all amendments and supplements to any such application, the filing of which is necessary to initiate a Clinical Trial of a pharmaceutical product in humans in such jurisdiction.

1.110“Information” means any data, results, and information of a scientific or technical nature, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes (including manufacturing processes (including for active pharmaceutical ingredients and drug products)), inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, Clinical Trial and Nonclinical Study reports, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, but excluding any Regulatory Materials and Regulatory Approvals (but, for clarity, not excluding any such data, results or information of a scientific or technical nature contained in any Regulatory Materials or Regulatory Approvals).

1.111“Initiation” means, with respect to a Clinical Trial, the date of [***] with the applicable Arcus Product or Optioned Product (or placebo or comparator) in such Clinical Trial.  “Initiate” shall have a corresponding meaning.

1.112“Invalidity or Unenforceability Action” means, with respect to any Patent claim, any written allegation of invalidity or unenforceability of such Patent claim by a Third Party, including (a) in a declaratory judgment action; (b) as a defense or counterclaim to a suit or other action enforcing such Patent;

or (c) in any proceeding originating in a patent office, including any opposition proceeding, inter partes review proceeding, post grant review proceeding, interference proceeding, reissue proceeding, reexamination proceeding or other post-grant proceeding originating in a patent office.

1.113“Joint Collaboration Know-How” means Collaboration Know-How conceived, discovered, developed, generated or otherwise made jointly by or on behalf of both Parties or their respective Affiliates, excluding Arcus Program Period Know-How.

1.114“Joint Collaboration Patents” means Collaboration Patents claiming Joint Collaboration Know-How.

1.115“Joint Product” means each Optioned Product within a Joint Program.

1.116“Joint Program” means each Optioned Program unless and until Arcus delivers an Opt-Out Notice pursuant to Section 4.7, to the extent applicable.

1.117“Knowledge” means [***].

1.118“Major Market Material Regulatory Communication” means any material communications from the European Medicines Agency or European Commission or any Regulatory Authority in (a) a Major Market and (b) any other jurisdiction for which an Arcus Third Party Agreement requires Arcus to provide the applicable Third Party copies of such communication with respect to the applicable Optioned Program (and which jurisdiction and obligation Arcus has notified Gilead of pursuant to the applicable Arcus Third Party Obligations Schedule), including in each case with respect to: Clinical Trial protocols and amendments thereto, meeting requests and materials, requests for information and responses thereto, clinical hold notices, investigator’s brochures, and Marketing Authorization Application submissions.

1.119“Major Markets” means [***].

1.120“Manufacture” means, with respect to an Arcus Molecule or Arcus Product or Optioned Molecule or Optioned Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, storage, quality control testing and release (as applicable) of such Arcus Molecule or Arcus Product or Optioned Molecule or Optioned Product and such other manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities.  “Manufacturing” has a correlative meaning.

1.121“Market Access Activities” means pricing and reimbursement approvals as well as supporting activities, including payor advisory boards, health economic modelling, real world evidence generation, pricing research, pricing, reimbursement and value dossier preparation, negotiation, national and sub-national payor engagement and negotiations and other market access activities that are typical and customary in the pharmaceutical industry.

1.122“Market Access Costs” means [***].

1.123“Marketing Approval” means, with respect to a Marketing Authorization Application and a particular country or jurisdiction, the approval by a Regulatory Authority of such Marketing Authorization Application for such country or jurisdiction.

1.124“Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession, including an NDA or BLA.

1.125“Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, an Optioned Product sold in the Territory, including by way of example: (a) activities of medical scientific liaisons who, among their other functions, may (i) conduct service-based medical activities including providing input and assistance with consultancy meetings, recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (ii) deliver non-promotional communications and conduct non-promotional activities including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research related to an Optioned Product in the Territory; (c) development, publication and dissemination of publications relating to an Optioned Product in the Territory; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) the support of investigator-initiated trials; and (g) establishment and implementation of risk, evaluation and mitigation and strategies (REMS).

1.126“Medical Affairs Costs” means all costs incurred by or on behalf of Gilead or its Affiliates or, to the extent included in the Medical Affairs Plan and Budget, Arcus, that are reasonably and directly attributable to Medical Affairs Activities for any Joint Product in the Shared Territory.

1.127“Molecule” means both small molecules and large molecules (such as biologics).  Without limiting the foregoing, Molecule includes molecules that are Directed To one or multiple Targets (e.g., a bi-specific or multi-specific antibody).

1.128“NDA” means a new drug application, as defined in the FD&C Act and applicable regulations promulgated thereunder by FDA, including all amendments and supplements to any such application, and any equivalent application, amendment or supplement to the equivalent Regulatory Authority in any other regulatory jurisdiction.

1.129“Net Receipts” means [***].

1.130“Net Sales” means [***].

1.131“Non-Party Active Ingredient” means any component of an Optioned Product that is an active pharmaceutical ingredient and is either proprietary to a Third Party or non-proprietary.

1.132“Non-Party Combination Product” means a Combination Product containing one (1) or more Optioned Molecules as an active ingredient In Combination with one (1) or more Non-Party Active Ingredients.

1.133“Nonclinical Studies” means all preclinical and nonclinical in vivo and in vitro studies, including preclinical studies and toxicology studies, of Arcus Molecules and Optioned Molecules.

1.134“Operating Profit (or Loss)” means [***].

1.135“Optioned Combination” means either a Combination Product containing, or Combination Therapy involving administration of, an Optioned Molecule In Combination with at least one other Optioned Molecule whether or not also containing or involving the administration of any other active pharmaceutical ingredient(s) or finished pharmaceutical product(s), and not In Combination with any Gilead Molecule, Arcus Molecule or Excluded Arcus Molecule, and in the case of a pharmaceutical product, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations.  For example, a Combination Product containing, or treatment regimen involving administration of, (a) a first Optioned Molecule In Combination with (b) a second Optioned Molecule In Combination with (c) a commercially-available Third Party pharmaceutical product, and not In Combination with any Gilead Molecule, Arcus Molecule or Excluded Arcus Molecule, would be an “Optioned Combination.”

1.136“Optioned Molecule” means, for any Optioned Program, each Arcus Molecule included in the applicable Arcus Program as of immediately prior to the applicable Option Exercise Closing for such Optioned Program.

1.137“Optioned Product” means any product containing an Optioned Molecule, alone or In Combination with one or more other active pharmaceutical ingredients, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations, but excluding (a) any Arcus Molecule in any Arcus Combination except as set forth in Section 1.100 with respect to the impact of the Option Exercise Closing for such Arcus Molecule, (b) any Excluded Molecule in any Excluded Combination and (c) any Gilead Molecule in any Gilead Combination.  For purposes of Section 9.5(a), and except as set forth in the preceding sentence, an “Optioned Product” includes all products containing the same Optioned Molecule.

1.138“Optioned Product Trademarks” means the Trademark(s) to be used by either Party or its respective Affiliates, or its or their respective Sublicensees, for the Commercialization of Optioned Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.139“Optioned Program” means any Arcus Program with respect to which the Option has been exercised and the Initial Option Closing has occurred (excluding any Excluded Arcus Molecules).

1.140“Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application; (b) any patent application claiming priority from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, converted provisional or continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent or certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination, review and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.141“Patent Costs” means the out-of-pocket costs and expenses paid by a Party or its Affiliates to outside legal counsel, patent offices or other Governmental Authorities, or other Third Parties, including [***].

1.142“PD-1 Program” means the Arcus Program of [***] anti-PD-1 antibodies ongoing as of the Execution Date, as it is continued thereafter, which program includes Zimberelimab.  For clarity, the PD-1 Program shall be an Arcus Program as of the Execution Date and an Optioned Program as of the Effective Date.

1.143“[***]” means [***].

1.144“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.145“Phase 1 Clinical Trial” means a Clinical Trial of an Arcus Product or Optioned Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients, and which may include expansion to estimate activity in a specific patient cohort, or similar clinical study prescribed by the Regulatory Authorities, and that satisfies the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

1.146“Phase 2 Clinical Trial” means a Clinical Trial of an Arcus Product or Optioned Product ([***]) the principal purpose of which is (a) (1) to evaluate the clinical efficacy, safety, pharmacodynamics or biological activity of such Arcus Product or Optioned Product in the target patient population as its primary endpoint or (2) determine anti-cancer activity in the applicable tumor type as its primary endpoint (as described in the protocol), and in each case of clause (1) and (2), is prospectively designed to generate sufficient data that may permit commencement of a Pivotal Clinical Trial, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(b) or its non-U.S. equivalents.  [***].

1.147“Phase 4 Clinical Trial” means (a) a Clinical Trial of an Optioned Product, conducted following commencement of a pivotal Clinical Trial for such Optioned Product, that is not required for receipt of approval of Marketing Authorization Application, but that may be useful in support of the post-approval Exploitation of such Optioned Product; or (b) a Clinical Trial of an Optioned Product conducted after Marketing Approval of such Optioned Product has been obtained from an appropriate Regulatory Authority due to a request or requirement of such Regulatory Authority.

1.148“PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.

1.149“Pivotal Clinical Trial” means a Clinical Trial of an Arcus Product or Optioned Product (whether a standalone trial or a stage, such as the stage of “Phase 2/3” clinical trial described in the protocol as the “Phase 3 portion”) (a) that satisfies the requirements of 21 C.F.R. §312.21(c) or its non-U.S. equivalents and the design of which would support Regulatory Approval in such jurisdiction for such Arcus Product or Optioned Product for a specific indication or indications or (b) the design of which would support an application for Regulatory Approval (if successful) in the applicable jurisdiction, as evidenced by an agreement with or statement from the FDA (whether in the form of a Special Protocol Assessment (SPA) or otherwise in writing).

1.150“Post-IND Term Extension” means, for any Arcus Program, an extension of the applicable Arcus Program Period until the earliest of (a) delivery of an Option Exercise Notice for such Arcus Program, (b) the end of the applicable Option Exercise Period prior to delivery by Gilead of an Option Exercise Notice for such Option, and (c) the [***] anniversary of the end of the Collaboration Term.

1.151“Pre-Option In-License” means, with respect to each Arcus Program, any agreement between Arcus or any of its Affiliates on the one hand (including by way of assignment or other transfer in connection with an Acquired Arcus Program) and any Third Party on the other hand that governs a license of Arcus IP related to such Arcus Program, and that was entered into by Arcus or any of its Affiliates at any time prior to the Initial Option Closing for such Arcus Program, including prior to the point when such program had a molecule including in such program that was the subject of an IND filing.

1.152“Pre-Program Activities” means any discovery, target screening, development, research, pre-clinical, non-clinical and manufacturing activities of Arcus or any its Affiliates during the Collaboration

Term and any Post-IND Term Extension, other than such activities conducted under an Arcus Program or Optioned Program or with respect to an Excluded Arcus Molecule.

1.153“Program Claim” means, with respect to (a) any Patent and (b) any Pre-Program Activities, Arcus Program or Optioned Program, a claim of such Patent that claims (i) a Molecule or product that is the subject of such Pre-Program Activities or (ii) an applicable Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product, or, in each case ((i) or (ii)), the Exploitation thereof.

1.154“Promotional Materials” means any marketing, promotional or advertising materials.

1.155“Qualifying Data Package” means, with respect to each Arcus Program, a downloadable copy of each item set forth on Schedule E, delivered via a Data Room.

1.156“Quarterly Profit True-Up” means [***].

1.157 “Quarterly R&D True-Up” means [***].

1.158 “[***]” means [***].

1.159“[***]” means [***].

1.160“[***]” means [***].

1.161 “[***]” means [***].

1.162“R&D Cost Split” means [***].

1.163“R&D FTE Rate” [***].

1.164“R&D Payment Report” means [***].

1.165“R&D Plan and Budget” means, with respect to each Optioned Program, a plan and budget containing [***].

1.166“[***]” means [***].

1.167“Region” means [***].

1.168“Regulatory Approval” means all approvals (including licenses, registrations or authorizations) from any applicable Regulatory Authority in a given country or countries (and, if applicable, the European Union) necessary for the Manufacture, marketing, commercial distribution, importation and sale of an Arcus Product or Optioned Product for one or more indications in the Field other than for Veterinary Uses and in such country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, pricing and reimbursement approvals and, where applicable, labeling approval.  Regulatory Approvals include Marketing Approvals.

1.169“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority or institutional review board involved in granting any Regulatory Approval for the applicable product in such country or regulatory jurisdiction or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of an Arcus Product or Optioned Product in such country or jurisdiction, including (a) the FDA, (b) the EMA and (c) the European Commission or the successor of any such Governmental Authority.

1.170“Regulatory Exclusivity” means, with respect to any country in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive Commercialization period during which a Party or its Affiliates or Sublicensees have the exclusive right to market and sell an Optioned Product in such country through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.171“Regulatory Materials” means (a) regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority, and (b) correspondence and reports submitted to or received from a Regulatory Authority (including minutes and official contact reports relating to any communication with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, in each case ((a) and (b)), that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize an Arcus Product or Optioned Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs and Marketing Authorization Applications (for clarity, as applications, but not the approvals with respect thereto).

1.172“Related Arcus Molecule(s)” means, with respect to any Arcus Molecule, any and all other Molecule(s) [***].

1.173 “Research and Development Costs” means, with respect to an Optioned Program: [***].

1.174“Reversion Product(s)” means, with respect to a given termination of this Agreement, the Terminated Product(s) with respect thereto, [***].

1.175“Sales and Marketing Costs” means [***]: [***].

1.176 “SEC” means the U.S. Securities and Exchange Commission.

1.177“Shared Territory” means the United States, unless and until [***].

1.178“[***]” means [***].

1.179“Stock Purchase Agreement” has the meaning set forth in the Recitals.

1.180“Strata Agreement” means that certain Co-Development and Collaboration Agreement by and between Arcus and Strata Oncology, Inc., dated April 30, 2019.

1.181“Subject Matter Expert” means (a) for Development matters, including Manufacturing in support thereof, each Party’s [***] (or his or her designee) and (b) for Commercialization matters, including Manufacturing in support thereof, with respect to Arcus, its [***] (or his or her designee) and, with respect to Gilead, its [***] (or his or her designee).  Each Party may change its respective Subject Matter Expert upon written notice to the other Party with another representative of equivalent seniority, knowledge and expertise.

1.182“Sublicense Agreement” means any agreement pursuant to which a Party grants a sublicense to a Third Party under any license granted to it in Sections 8.1, 8.4 or 8.5, as applicable. For clarity, an agreement between a Party and a Third Party subcontractor shall not be deemed a “Sublicense Agreement” hereunder.

1.183“Sublicensee” means any Third Party that is granted a sublicense under the rights licensed to a Party hereunder.  For clarity, any Third Party subcontractor that is engaged to perform activities on behalf of a Party shall not be deemed a “Sublicensee” hereunder, and such engagement shall be subject to the terms and conditions set forth in Section 17.7.

1.184“Suspension or Termination” means a Party’s decision to suspend (for a period of [***] or longer, other than due to any delay due to regulatory, safety, or other issues outside of such Party’s reasonable control) or terminate any Pre-Program Activities or Arcus Program; provided that any inactivity with respect to a Pre-Program Activity or Arcus Program that lasts for [***] or longer (not including any delay in activity due to [***]) will be deemed a Suspension or Termination.  “Suspend or Terminate” has a correlative meaning.

1.185“Taiho Agreement” means that certain Option and License Agreement by and between Arcus and Taiho Pharmaceutical Co., Ltd., dated September 19, 2017, as amended September 1, 2018.

1.186“Target” means one or more genes, proteins, nucleic acids, receptors, ligands, antigens or other Molecules or targets. For clarity, [***].

1.187“Tax” or “Taxes” means any taxes of any kind including, but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, including any contractual obligation to indemnify another Person for Taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

1.188“Terminated Region” means, with respect to a Pre-Program Activity, Arcus Program or Optioned Program, as applicable, the Regions as to which the applicable termination is effective or, if all Regions in the Gilead Territory are or have been terminated, then the world.

1.189“Territory” means all countries in the world, excluding the Terminated Regions pursuant to Sections 14.3 and 14.5.

1.190“Third Party” means any entity other than Arcus or Gilead or an Affiliate of either of them.

1.191“Third Party Territory” means, with respect to any Optioned Program, such countries as are specified as part of the Third Party Territory in the applicable Arcus Third Party Obligations Schedule for so long as they are included in the Third Party Territory thereunder.

1.192“TIGIT” means the target known as T cell immunoreceptor with Ig and ITIM (immunoreceptor tyrosine-based inhibition motif) domains and is a cell surface receptor that is the protein encoded by the gene named TIGIT and also called VSIG9, VSTM3; other names for the target can include WUCAM, V-set and transmembrane domain-containing protein 3 or V-set and immunoglobulin domain-containing protein (National Center for Biotechnology Information/NCBI Gene ID: 201633).

1.193“TIGIT Program” means the Arcus Program of [***] TIGIT antagonists ongoing as of the Execution Date, as it is continued thereafter, including as an Optioned Program, which program includes AB154 or AB308, a humanized monoclonal anti-TIGIT antibody.

1.194“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, product design, logo, slogan, or other indicia of origin or ownership, including registrations and applications therefor and the goodwill and activities associated with each of the foregoing.

1.195“U.S.” or “United States” means the United States of America (including all possessions and territories thereof).

1.196“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a claim of a pending Patent application that has been pending without issuance for a period not longer than [***] years from the earliest priority date of such application, which claim is being diligently prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided for clarity that if such claim is thereafter included in a Patent meeting the requirements of subclause (a) above, it shall be deemed a Valid Claim.

1.197“Veterinary Product” means any Optioned Product that is sold for Veterinary Use.

1.198“Veterinary Use” means Exploitation of an Optioned Molecule or Optioned Product for the prevention or treatment of veterinary medical conditions in animals.  For clarity, humans are not animals for purposes of this definition.

1.199“WuXi Agreement” means the License Agreement between Arcus and WuXi Biologics, Inc., dated August 16, 2017, as amended June 27, 2019 and March 2, 2020.

1.200“Zimberelimab” means that certain fully human, IgG4 isotype antibody which binds to human PD-1 with high affinity and inhibits the interaction of PD-1 to both PD-L1 and PD-L2 that, as of the Execution Date, is the subject of multiple clinical trials by Arcus exploring safety as well as pharmacokinetic (PK) and pharmacodynamics (PD) readouts.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alliance Manager	2.9
Anti-Corruption Laws	11.1(e)
Antitrust Clearance Date	16.1(b)
Approved Acquired Product	3.3(c)(iii)
Arcus	Preamble
Arcus Collaboration IP	10.1(a)
Arcus Collaboration Know-How	10.1(a)
Arcus Collaboration Patents	10.1(a)
Arcus Indemnitees	12.2
Arcus Independent Activities	4.8(a)
Arcus Independent Activities Costs	4.8(e)
Arcus Independent Activities Data	4.8(d)(i)

Term	Section
Arcus Independent Activities Plan and Budget	4.8(b)(i)
Arcus Independent Activities Regulatory Documentation	4.8(d)(ii)
Arcus Independent Activities [***] Amount	4.8(e)
Arcus Program Period	8.3(a)
Arcus Prosecution Countries	10.2(b)(iv)
Arcus R&D Activities	3.1
Arcus ROFN Negotiation Notice	8.7(c)
Arcus ROFN Negotiation Period	8.7(c)
Arcus ROFN Notice	8.7(c)
Arcus ROFN Notification Period	8.7(c)
Arcus Schedule of Exceptions	11.2
Bankruptcy Code	14.6
Baseline Budget Period	1.14
Bribery Act	11.1(e)
Clinical Supply Agreement	7.2(d)
CMC Plan and Budget	7.1
Combination Development Plan	3.5(c)(i)(B)
Commercial Supply Agreement	7.2(e)
Commercialization Plan and Budget	6.2(b)
Committee Dispute	15.1(c)
Confidential Information	13.1(a)
Confirmed Arcus Program	3.3(e)(i)
Co-Promotion Product	5.2(a)
Co-Promotion Agreement	5.2(a)
Dispute	15.1(b)
DOJ	8.3(d)(ii)
Enforcing Party	10.5(f)
Execution Date	Preamble
FCPA	11.1(e)
FTC	8.3(d)(ii)
Finance Officer	9.11(b)(i)
Gilead	Preamble
Gilead Clinical Trial	14.7(c)(iv)(A)
Gilead Collaboration IP	10.1(b)
Gilead Contributions	3.2
Gilead IND	5.2(c)
Gilead Indemnitees	12.1
Gilead Reversion Know-How	14.7(c)(i)
Gilead Reversion Patents	14.7(c)(i)
Global Manufacturing Plan and Budget	7.2(a)

Term	Section
ICC Rules	15.2(c)
Included Net Sales	9.5(a)
Indemnified Party	12.3
Indemnifying Party	12.3
Infringing Activity	10.7(a)
Initial Option Closing	8.3(c)(i)
Investor Rights Agreement	Preamble
Joint Collaboration IP	10.1(c)
Joint Development Committee or JDC	2.2(a)
Joint Steering Committee or JSC	2.1(a)
Losses	12.1
Material Adverse Effect	11.2(s)
Medical Affairs Plan and Budget	6.6
Non-Committee Dispute	15.1(b)
Non-Enforcing Party	10.5(f)
[***]	6.2(a)
Option	8.3(a)
Option Bringdown Date	8.3(c)(ii)
Option Continuation Payment	9.3
Option Exercise Closing	8.3(c)(i)
Option Exercise Notice	8.3(b)(i)
Option Exercise Period	8.3(b)(i)
Option Payment	9.2
Optioned Product Orange Book Listing	10.4
Optioned Program R&D Activities	4.2
Opt-Out Notice	4.7(a)
Outside Date	14.2
Confirmed Arcus Program	3.3(e)(i)
Party or Parties	Preamble
Party Indemnitees	12.4(a)
Patent Challenge	14.4
Patent Litigation Committee	10.5(b)
Patent Prosecution Committee	10.2(a)
Patent Term Extensions	10.3
Personal Information	11.2(n)(iii)
Post-Option In-License	9.7(b)
Program Infringement	10.5(a)
Profit Payment Report	9.11(b)(ii)
[***]	1.159
Proposal	15.2(d)(i)
Prosecution	10.2(b)(i)
Publication	13.4(a)(i)

Term	Section
PV Agreement	5.2(g)(i)
[***]	1.160
[***]	1.159
[***]	9.12(a)
Redacted Agreements	13.3(c)
Regulatory Transition Date	5.2(b)(i)(D)
Representatives	11.1(e)
Royalties	9.5(a)
Royalty Term	9.5(b)
Samples	4.10
Second Request	8.3(d)(ii)
Shared Commercialization Claims	12.5(a)
Shared Commercialization Losses	12.5(a)
Shared Development Claims	12.4(a)
Shared Development Losses	12.4(a)
Shared Patent Costs	9.14(a)
Sublicensing Party	8.7(b)
Stock Purchase Agreement	Preamble
TCT Criteria	8.3(b)(vii)
TCT Determination Package	3.3(c)(i)
Technology Transfer	7.3(b)
Technology Transfer Plan	7.3(b)
Term	14.1
Terminated Molecule	14.7(c)
Terminated Product	14.7(c)
Termination Notice Period	14.7(a)
TIGIT Interim Analysis Completion Date	1.37
Third Party Claims	12.1
Transition Agreement	14.7(c)(v)
Third Party License Payments	9.7(c)(i)
Transition Notice	4.7(b)
Triggering Clinical Trial	8.3(b)(vii)
Upfront Consideration	9.1
VAT	9.15(c)
Working Groups	2.8(b)

In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)).  Unless specified to the contrary, references to Articles, Sections or

Schedules shall refer to the particular Articles, Sections or Schedules of or to this Agreement and references to this Agreement include all Schedules hereto.  The word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, Calendar Quarter or Calendar Year unless otherwise specified.  The word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Schedules).  The words “will” and “shall” shall have the same obligatory meaning.  Provisions that require that a Party or Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise.  Words of any gender include the other gender.  Words using the singular or plural number also include the plural or singular number, respectively.  References to any specific law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement law thereto, and any rules and regulations promulgated thereunder.

ARTICLE II

GOVERNANCE

2.1Joint Steering Committee.

(a)Formation; Composition.  The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall have the responsibilities set forth in Section 2.1(b).  Each Party shall initially appoint four (4) representatives to the JSC, all of whom will have sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities.  The Parties shall notify each other of their respective initial representatives to the JSC within [***] Business Days after the Effective Date.  The JSC may change its size from time to time if agreed by consensus among its members; provided that the JSC shall consist at all times of an equal number of representatives of each of Arcus and Gilead.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  Either Party may invite non-members to participate in the discussions and meetings of the JSC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed, and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII and (ii) have no voting authority at the JSC.  The JSC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Arcus or Gilead.  The initial chairperson shall be selected by [***].  The role of the chairperson shall be to convene and preside at meetings of the JSC.  The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(b)Responsibilities.

(i)Generally.  Subject to the terms and conditions set forth herein, the JSC shall have the following general responsibilities:

(A)discuss the activities of the Parties under this Agreement;

(B)serve as a forum for the sharing of information with respect to each Arcus Program and other matters raised by any of the Committees, including with respect to Pre-Program Activities;

(C)review, discuss and, if applicable, provide comments on any materials or information delivered to the JSC pursuant to this Agreement; and

(D)attempt to resolve disputes within the JSC’s jurisdiction or presented to the JSC by the JDC, JMC, JCC or any other Committee; and

(E)fulfill such other responsibilities as are specifically assigned to the JSC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(ii)For Arcus Programs.  Without limitation to the foregoing, with respect to each Arcus Program, the JSC shall determine [***].

(iii)For Optioned Programs.  Without limitation to the foregoing, subject to Sections 4.7(c)(vi), 6.3(c) and 6.6, the JSC shall have the following responsibilities with respect to each Optioned Program:

(A)monitor and provide strategic oversight of such Optioned Program and facilitate communications between the Parties with respect to the Development, Manufacture and Commercialization of Optioned Molecules and Optioned Products included in such Optioned Program;

(B)pursuant to Section 4.1 and subject to Section 3.5(c), review and approve the R&D Plan and Budget for such Optioned Program and, in each case, any amendments thereto proposed by the JDC, including with respect to any commercially-available prescription drug products to be included in any Clinical Trials for such Optioned Program;

(C)pursuant to Section 6.2(b), review and approve the Commercialization Plan and Budget for such Optioned Program and any amendments thereto proposed by the JCC;

(D)pursuant to Section 7.2(a), review and approve the Global Manufacturing Plan and Budget for such Optioned Program and, in each case, any amendments thereto proposed by the JMC; and

(E)pursuant to Section 4.8(b)(iv), approve (subject to Arcus’s final decision-making authority pursuant to Section 2.5(b)(ii)(B)(3)) any Arcus Independent Activities Plan and Budget with respect to such Optioned Program.

(c)Meetings.  The JSC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [***] Business Days prior to any meeting of the JSC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JSC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JSC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JSC and Alliance Managers of each Party to provide the members of the JSC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JSC consideration.  The JSC may meet in-person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least one (1) meeting per Calendar Year shall be in-person unless the Parties mutually agree in writing to waive such requirement.  In-person JSC meetings will be held at locations alternately selected by Arcus and by Gilead, with [***] selecting the location of the first in-person JSC meeting, or at any other location mutually agreed by the members of the JSC.  Each Party shall bear the cost and expense of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party (which representative is not such

Party’s Alliance Manager) are present or participating in such meeting.  The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings.  Such Alliance Manager shall send draft meeting minutes to each member of the JSC for review and approval within [***] Business Days after each JSC meeting.  Such minutes shall be deemed approved unless one (1) or more members of the JSC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JSC for review and approval within [***] Business Days of receipt of the objection(s).  The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes.  If agreed upon by the JSC, the minutes shall be promptly signed by the Alliance Managers.

(d)Decision-Making.  The representatives from each Party on the JSC shall have, collectively, one (1) vote on behalf of that Party, and, subject to Section 4.7(c)(vi), all decisions shall be made by consensus.  Disputes at the JSC shall be handled in accordance with Section 2.5.

2.2Joint Development Committee.

(a)Formation; Composition.  Within [***] days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall have the responsibilities set forth in Section 2.2(b).  Each Party shall initially appoint three (3) representatives to the JDC, with each representative having knowledge and expertise in the development of Molecules and products similar to the Arcus Molecules, Arcus Products, Optioned Molecules and Optioned Products and having sufficient seniority within such Party to make decisions arising within the scope of the JDC’s responsibilities.  The JDC may change its size from time to time if agreed by consensus among its members; provided that the JDC shall consist at all times of an equal number of representatives of each of Arcus and Gilead.  Each Party may replace its JDC representatives at any time upon written notice to the other Party.  Either Party may invite non-members to participate in the discussions and meetings of the JDC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII and (ii) have no voting authority at the JDC.  The JDC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Arcus or Gilead.  The initial chairperson shall be selected by [***].  The role of the chairperson shall be to convene and preside at meetings of the JDC, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.

(b)Responsibilities.

(i)Generally.  Subject to the terms and conditions set forth herein, the JDC shall have the following general responsibilities:

(A)serve as a forum for the sharing of information with respect to the Development of Arcus Molecules, Arcus Products, Optioned Molecules and Optioned Products included in each Arcus Program and Optioned Program (as applicable), for clarity, including Optioned Combinations, Arcus Combinations and Excluded Combinations;

(B)review, discuss and, if applicable, provide comments on any materials or information delivered to the JDC pursuant to this Agreement; and

(C)fulfill such other responsibilities as are specifically assigned to the JDC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(ii)For Pre-Program Activities and Arcus Programs.  Without limiting the foregoing, the JDC shall have the following responsibilities with respect to Pre-Program Activities and each Arcus Program:

(A)serve as a forum for the sharing of information with respect to Arcus R&D Activities, including to discuss the results of any Arcus R&D Activities provided to the JDC pursuant to Section 3.3;

(B)establish an alternative Completion Date, if any, for a Triggering Clinical Trial for an Arcus Program pursuant to clause (c) of the “Completion Date” definition, and confirm that any such alternative Completion Date has been met;

(C)with respect to each Arcus Program, during the period commencing on delivery of the Option Exercise Notice for such Arcus Program and ending on the applicable Option Exercise Closing with respect to each country in the Territory for such Arcus Program, to the extent permitted by Applicable Law, the JDC shall plan for the transition to Gilead of any Development activities that will be assigned to Gilead under the R&D Plan and Budget, in each case, for such Arcus Program once it becomes an Optioned Program; and

(D)with respect to each Arcus [***] Program, during the period commencing on delivery of the Option Exercise Notice for such Arcus Program and ending on the applicable Option Exercise Closing with respect to each country in the Territory for such Arcus Program, to the extent permitted by Applicable Law, [***].

(iii)For Optioned Programs.  Without limitation to the foregoing, subject to Section 4.7(c)(vi), the JDC shall have the following responsibilities with respect to each Optioned Program:

(A)subject to Section 3.5(c), monitor and provide strategic oversight of the Development activities of the Parties with respect to Optioned Molecules and Optioned Products included in such Optioned Program (including the conduct of the R&D Plan and Budget) and facilitate communications between the Parties with respect to such Development activities, including with respect to any discussions with, and commitments to or agreements with, Regulatory Authorities with respect to any such Optioned Product (including regarding (1) any Phase 4 Clinical Trials in each case included in the R&D Plan and Budget and (2) any Optioned Combinations, Arcus Combinations or Excluded Combinations);

(B)prepare the R&D Plan and Budget for such Optioned Program, in each case, for review and approval by the JSC;

(C)review, at least annually, the R&D Plan and Budget for such Optioned Program, and, in each case, suggest any applicable amendments thereto for review and approval by the JSC;

(D)review and approve the design of all Clinical Trials and Nonclinical Studies conducted under the R&D Plan and Budget for such Optioned Program;

(E)review the conduct and the results of Clinical Trials and Nonclinical Studies and based on such results, determine whether and when to initiate or discontinue any Clinical Trial or Nonclinical Study under the R&D Plan and Budget for such Optioned Program; provided that nothing herein is intended to limit a Party’s ability to comply with Applicable Law or manage subject safety;

(F)pursuant to Section 5.2(a), establish a global strategy for obtaining Regulatory Approval for Optioned Molecules and Optioned Products included in such Optioned Program, and oversee any material matters in connection therewith;

(G)pursuant to Section 4.8(b)(ii), review and discuss any Arcus Independent Activities Plan and Budget with respect to such Optioned Program, and present any such Arcus Independent Activities Plan and Budget and any comments with respect thereto to the JSC for its further review and approval, if any;

(H)review the progress of any Arcus Independent Activities with respect to such Optioned Program;

(I)pursuant to Section 3.5(c)(i)(B), [***]; and

(J)coordinate communications with the medical community regarding such Optioned Program, including determining what information will be disclosed regarding such Optioned Program, and serving as a forum to discuss interactions with key opinion leaders and patient advocacy groups;

(K)pursuant to Section 13.4(a)(iv), establish and approve a Publication strategy for such Optioned Program, and amend such Publication strategy from time to time, as appropriate; and

(L)allocate responsibilities to each Party for the conduct of Medical Affairs Activities in support of the Development of any Optioned Product in such Optioned Program, pursuant to the R&D Plan and Budget, and oversee the conduct thereof.

(c)Meetings.  The JDC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [***] Business Days prior to any meeting of the JDC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JDC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JDC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JDC and Alliance Managers of each Party to provide the members of the JDC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JDC attention.  The JDC may meet in-person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least one (1) meeting per Calendar Year shall be in-person unless the Parties mutually agree in writing to waive such requirement.  In-person JDC meetings will be held at locations alternately selected by Arcus and by Gilead, with [***] selecting the location of the first in-person JDC meeting, or at any other location mutually agreed by the members of the JDC.  Each Party shall bear the cost and expense of its respective JDC members’ participation in JDC meetings.  Meetings of the JDC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting.  The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JDC meetings that reflect material decisions made and action items identified at such meetings.  Such Alliance Manager shall send draft meeting minutes to each member of the JDC for review and approval within [***] Business Days after each JDC meeting.  Such minutes shall be deemed approved unless one (1) or more members of the JDC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JDC for review and approval within [***] Business Days of receipt of the objection(s).  The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes.  If agreed upon by the JDC, the minutes shall be promptly signed by the Alliance Managers.

(d)Decision-Making.  Subject to the remainder of this Section 2.2(d), Section 2.5, Sections 3.5(c)(i) and 3.5(c)(iv) and Section 4.7(c)(vi), the JDC shall act by consensus on matters within its jurisdiction.  The representatives from each Party on the JDC shall have, collectively, one (1) vote on behalf of that Party.  Subject to Sections 3.5(c)(i) and 3.5(c)(iv) and Section 4.7(c)(vi), if the JDC cannot reach consensus on an issue over which it has decision-making authority within thirty (30) days after the first meeting in which such issue was raised, then either Party may refer such matter to the JSC for resolution in accordance with Sections 2.1(d) and 2.5.

2.3Joint Commercialization Committee.

(a)Formation; Composition.  No later than [***] months prior to the anticipated first commercial launch in the Shared Territory of the first Joint Product (or by such other date as mutually agreed by the Parties), the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) to oversee Commercialization of Joint Products in the Shared Territory.  Each Party shall initially appoint three (3) representatives to the JCC, with each representative having knowledge and expertise in the commercialization of products similar to the Joint Products and having sufficient seniority within such Party to make decisions arising within the scope of the JCC’s responsibilities.  The JCC may change its size from time to time if agreed by consensus among its members; provided that the JCC shall consist at all times of an equal number of representatives of each of Arcus and Gilead.  Each Party may replace its JCC representatives at any time upon written notice to the other Party.  Either Party may invite non-members to participate in the discussions and meetings of the JCC with the other Party’s prior approval, such approval not to be unreasonably conditioned, withheld or delayed and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII and (ii) have no voting authority at the JCC.  The JCC shall have a chairperson, [***].  The role of the chairperson shall be to convene and preside at meetings of the JCC, but the chairperson shall have no additional powers or rights beyond those held by the other JCC representatives.

(b)Responsibilities.  Subject to the terms and conditions set forth herein, the JCC shall have the following responsibilities with respect to each Joint Product in the Shared Territory, and with respect to each Co-Promotion Product, if any:

(i)review and approve the Commercialization Plan and Budget for such Joint Product and amendments thereto, including, in the case of a Joint Product that is a Co-Promotion Product, the Co-Promotion activities allocated to Arcus, in each case, for review and approval by the JSC;

(ii)review and approve the Medical Affairs Plan and Budget for such Joint Product and amendments thereto, and oversee the conduct of Medical Affairs Activities thereunder;

(iii)pursuant to Section 10.10, review any Optioned Product Trademark to be used for the Commercialization of each Joint Product in the Shared Territory;

(iv)review any Promotional Materials for each Co-Promotion Product in the Shared Territory;

(v)oversee the conduct of Co-Promotion activities with respect to each Co-Promotion Product; and

(vi)fulfill such other responsibilities as are specifically assigned to the JCC hereunder or in any Co-Promotion Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(c)Meetings.  The JCC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [***] Business Days prior to any meeting of the JCC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JCC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JCC by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JCC and Alliance Managers of each Party to provide the members of the JCC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JCC consideration.  The JCC may meet in-person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least one (1) meeting per Calendar Year shall be in-person unless the Parties mutually agree in writing to waive such requirement.  In-person JCC meetings will be held at locations alternately selected by Arcus and by Gilead, with [***] selecting the location of the first in-person JCC meeting, or at any other location mutually agreed by the members of the JCC.  Each Party shall bear the cost and expense of its respective JCC members’ participation in JCC meetings.  Meetings of the JCC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting.  The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JCC meetings that reflect material decisions made and action items identified at such meetings.  Such Alliance Manager shall send draft meeting minutes to each member of the JCC for review and approval within [***] Business Days after each JCC meeting.  Such minutes shall be deemed approved unless one (1) or more members of the JCC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JCC for review and approval within [***] Business Days of receipt of the objection(s).  The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes.  If agreed upon by the JCC, the minutes shall be promptly signed by the Alliance Managers.

(d)Decision-Making.  Subject to the remainder of this Section 2.3(d), Section 2.5 and Section 4.7(c)(vi), the JCC shall act by consensus on matters within its jurisdiction.  The representatives from each Party on the JCC shall have, collectively, one (1) vote on behalf of that Party.  Subject to Section 4.7(c)(vi), if the JCC cannot reach consensus on an issue over which it has decision-making authority within thirty (30) days after the first meeting in which such issue was raised, then either Party may refer such matter to the JSC for resolution in accordance with Section 2.1(d) and Section 2.5.

2.4Joint Manufacturing Committee.

(a)Formation; Composition.  Within [***] days after the Effective Date, the Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”) to oversee Manufacturing related to Optioned Programs (including Optioned Molecules and Optioned Products).  Each Party shall initially appoint three (3) representatives to the JMC, with each representative having knowledge and expertise in the clinical and commercial Manufacture of products similar to the Optioned Products and having sufficient seniority within such Party to make decisions arising within the scope of the JMC’s responsibilities.  The JMC may change its size from time to time if agreed by consensus among its members; provided that the JMC shall consist at all times of an equal number of representatives of each of Arcus and Gilead.  Each Party may replace its JMC representatives at any time upon written notice to the other Party.  Either Party may invite non-members to participate in the discussions and meetings of the JMC provided notice is given to the other Party and such non-members shall (i) be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII and (ii) have no voting authority at the JMC.  The JMC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Arcus or Gilead.  The initial chairperson shall be selected by [***].  The role of the chairperson shall be to convene and preside at meetings of the JMC, but the chairperson shall have no additional powers or rights beyond those held by the other JMC representatives.

(b)Responsibilities.  Subject to the terms and conditions set forth herein, the JMC shall have the following responsibilities:

(i)with respect to each Arcus Program:

(A)serve as a forum for discussing strategies, tactics and CMOs for Manufacturing Arcus Products under such Arcus Program, including [***];

(B)establish the CMC Plan and Budget for such Arcus Program, in each case, for review and approval by the JSC; and

(C)during the period commencing on delivery of the Option Exercise Notice for such Arcus Program and ending on the applicable Option Exercise Closing with respect to each country in the Territory for such Arcus Program, to the extent permitted by Applicable Law, plan for the transition to Gilead of Manufacturing activities for such Arcus Program once it becomes an Optioned Program; and

(D)fulfill such other responsibilities as are specifically assigned to the JMC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(ii)subject to Section 4.7(c)(vi), with respect to each Optioned Program:

(A)monitor and provide strategic oversight of the Manufacturing activities of the Parties with respect to Optioned Molecules and Optioned Products included in such Optioned Program (including the conduct of the Global Manufacturing Plan and Budget and formulation, validation, scale up, and other activities to maintain supply for Development), and facilitate communications between the Parties with respect to such Manufacturing activities;

(B)prepare the Global Manufacturing Plan and Budget for such Optioned Program, in each case, for review and approval by the JSC;

(C)review, at least annually, Global Manufacturing Plan and Budget for such Optioned Program, and, in each case, suggest any applicable amendments thereto for review and approval by the JSC;

(D)pursuant to Section 7.3(b), establish a Technology Transfer Plan for such Optioned Program, if required; and

(E)fulfill such other responsibilities as are specifically assigned to the JMC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.

(c)Meetings. The JMC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [***] Business Days prior to any meeting of the JMC, the Alliance Manager of the Party whose representative is the chairperson, in collaboration with the chairperson of the JMC, shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  Either Party may also call a special meeting of the JMC by providing at least [***] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JMC and Alliance Managers of each Party to provide the members of the JMC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JMC consideration.  The JMC may meet in-person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least one (1) meeting per Calendar Year shall be in-person unless the Parties mutually agree in writing to waive such requirement.  In-person JMC meetings will be held at locations alternately selected by Arcus and by Gilead, with [***] selecting the location of the first in-person JMC meeting, or at any other location mutually agreed by the members of the JMC.  Each Party shall bear the cost and expense of its respective JMC members’ participation in JMC meetings.  Meetings of the JMC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) are present or participating in such meeting.  The Alliance Manager of the Party whose representative is the chairperson shall be responsible for preparing reasonably detailed written minutes of all JMC meetings that reflect material decisions made and action items identified at such meetings.  Such Alliance Manager shall send draft meeting minutes to each member of the JMC for review and approval within [***] Business Days after each JMC meeting.  Such minutes shall be deemed approved unless one (1) or more members of the JMC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within [***] Business Days of receipt, in which case such Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JMC for review and approval within [***] Business Days of receipt of the objection(s).  The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes.  If agreed upon by the JMC, the minutes shall be promptly signed by the Alliance Managers.

(d)Decision-Making.  Subject to the remainder of this Section 2.4(d), Section 2.5 and Section 4.7(c)(vi), the JMC shall act by consensus on matters within its jurisdiction.  The representatives from each Party on the JMC shall have, collectively, one (1) vote on behalf of that Party.  If the JMC cannot reach consensus on an issue over which it has decision-making authority within thirty (30 days after the first meeting in which such issue was raised, then either Party may refer such matter to the JSC for resolution in accordance with Sections 2.1(d) and 2.5.

2.5Resolution of Committee Disputes.

(a)Within Committees.  Subject to Section 4.7(c)(vi), if a dispute arises with respect to a matter within the decision-making jurisdiction of a Committee other than the JSC that cannot be resolved within the applicable Committee, then either Party may refer such dispute to the JSC for resolution in accordance with Section 2.1(d) and this Section 2.5.  For clarity, any dispute with respect to a matter that is outside the jurisdiction of a Committee, including any dispute with respect to any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement shall be resolved pursuant to Section 15.1(b), and not pursuant to this Section 2.5.

(b)Within the JSC.

(i)Pre-Program Activities and Arcus Programs.

(A)Arcus Programs Generally.  For each Arcus Program, if the JSC cannot reach consensus on a matter within its jurisdiction (including any matter referred to it by any other Committee) within [***] Business Days (or [***] Business Days for Completion Date and Qualifying Data Package disputes) after a Party affirmatively states in writing that a decision must be made, then such dispute shall be decided in accordance with Section 2.5(b)(i)(B), 2.5(b)(i)(C) or Section 2.5(b)(i)(E), as applicable.

(B)Disputes Regarding Pre-Program Activities.  If such dispute relates to any Pre-Program Activities, then [***] shall have final decision-making authority; provided that [***] shall not have the right to exercise such final decision-making authority in a manner that would [***].

(C)Disputes Regarding Triggering Clinical Trial, Completion Date or Qualifying Data Package Determination.  If such dispute is regarding whether a Clinical Trial constitutes a Triggering Clinical Trial, agreement on an alternative Completion Date for a Triggering Clinical Trial pursuant to clause (c) of the “Completion Date” definition or whether such alternative Completion Date has occurred, or whether or when a Qualifying Data Package has been delivered, in each case, for any Arcus Program, then either Party may refer such dispute to the Parties’ Subject Matter Experts for Development after the [***] Business Day after a Party requests a meeting of the JSC to make such a determination.  Following such referral, such Subject Matter Experts shall attempt to reach consensus on such dispute during a period of [***] Business Days, and any final decision agreed to in writing by the Subject Matter Experts with respect to such dispute shall be binding on the Parties.  If such Subject Matter Experts cannot reach consensus on such dispute within such period, then either Party may refer such dispute to the Executive Officers of the Parties for resolution.  Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on such dispute within such period or if for any other reason such dispute is unresolved for more than [***] Business Days after the initial referral of such dispute to the Parties’ Subject Matter Experts, then [***].

(D)Lead Backup Disputes.  If such dispute is regarding whether there is a lead backup Arcus Molecule within an Arcus [***] Program, then either Party may refer such dispute to the Parties’ Subject Matter Experts for Development after the [***] Business Day after a Party requests a meeting of the JSC to make such a determination.  Following such referral, such Subject Matter Experts shall attempt to reach consensus on such dispute during a period of [***] Business Days, and any final decision agreed to in writing by the Subject Matter Experts with respect to such dispute shall be binding on the Parties.  If such Subject Matter Experts cannot reach consensus on such dispute within such period, then either Party may refer such dispute to the Executive Officers of the Parties for resolution.  Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on such dispute within such period or if for any other reason such dispute is unresolved for more than [***] Business Days after the initial referral of such dispute to the Parties’ Subject Matter Experts, then [***] shall have final decision-making authority and such final decision shall be binding on the Parties.

(E)Other Disputes.  Except as provided in Section 2.5(b)(i)(A), 2.5(b)(i)(B), 2.5(b)(i)(C) or 2.5(b)(i)(D), for any other dispute within the decision-making jurisdiction of the JSC with respect to an Arcus Program, either Party may refer such dispute to the Executive Officers for resolution.  Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on such dispute within such period, then [***] shall have final decision-making authority; provided that [***] shall not have the right to exercise such final decision-making authority in a manner that [***].

(ii)Optioned Programs.

(A)Generally.  Subject to Section 10.3 and Section 4.7(c)(vi), for each Optioned Program, if the JSC cannot reach consensus on any matter within its jurisdiction (including any matter referred to it by any other Committee) within [***] Business Days after a Party affirmatively states in writing that a decision must be made, then such dispute shall be decided in accordance with Section 2.5(b)(ii)(B) or Section 2.5(b)(ii)(C), as applicable.

(B)Escalation Procedure.  Either Party may refer such dispute to the applicable Subject Matter Experts for each Party.  Following such referral, such Subject Matter Experts shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Subject Matter Experts with respect to such dispute shall be binding on the Parties.  If such Subject Matter Experts cannot reach consensus on any such dispute within such period, then either Party shall have the right to refer such dispute to the Executive Officers of the Parties for resolution.  Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on any such dispute within such period, then such dispute shall be decided in accordance with the remainder of this Section 2.5(b)(ii)(B).

(1)Disputes Regarding Contents of any R&D Plan and Budget, any Global Manufacturing Plan and Budget, any Commercialization Plan and Budget or any Medical Affairs Plan and Budget.  If such dispute is regarding the contents of the R&D Plan and Budget, the Global Manufacturing Plan and Budget, the Commercialization Plan and Budget or the Medical Affairs Plan and Budget for an Optioned Program or any amendments thereto or otherwise relating to Development or Manufacture of an Optioned Product (other than an Arcus Independent Activities Plan and Budget or Arcus Independent Activities under such plan) or Commercialization of a Joint Product in the Shared Territory, then (I) such R&D Plan and Budget, Global Manufacturing Plan and Budget, Commercialization Plan and Budget or Medical Affairs Plan and Budget, as applicable, shall [***]; and (II) [***].

(2)Disputes Regarding Baseball Matters.  If such dispute is regarding a Baseball Matter, then either Party may refer such dispute for resolution by baseball arbitration in accordance with Section 15.2(d).

(3)Disputes Regarding Contents of any Arcus Independent Activities Plan and Budget.  If such dispute is regarding the contents of an Arcus Independent Activities Plan and Budget for an Optioned Program or any amendments thereto or otherwise relating to Development of an Optioned Product pursuant to such Arcus Independent Activities Plan and Budget, then [***] Executive Officer shall have final decision-making authority and such final decision shall be binding on the Parties; provided that [***] shall not have the right to exercise such final decision-making authority in a manner that [***].

(C)Other Disputes.  If such dispute is regarding any matter not covered by clauses (1) through (3) above, then for any other dispute within the decision-making jurisdiction of the JSC with respect to an Optioned Program (including any Combination to the extent provided pursuant to Section 3.5(c)), either Party may refer such dispute to the Executive Officers for resolution.  Following referral to the Executive Officers, the Executive Officers shall attempt to reach consensus on such dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on such dispute within such period, then [***] shall have final decision-making authority and such final decision shall be binding on the Parties.

2.6Good Faith.  In conducting themselves on Committees, and in exercising their rights under this ARTICLE II, all representatives of each Party shall consider in good faith all input received from the other Party.

2.7General Committee Authority.  Each Committee shall have solely the powers expressly assigned to it in this ARTICLE II and elsewhere in this Agreement.  No Committee shall have any power to amend, modify, or waive compliance with this Agreement, or to require a Party to share any information other than as obligated pursuant to this Agreement.  It is expressly understood and agreed that the control of decision-making authority by either Party pursuant to this ARTICLE II, so as to resolve a disagreement or deadlock on a Committee for any matter, shall not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Arcus nor Gilead shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.  Provisions that require a Committee hereunder to “agree,” “consent” or “approve” or the like shall require that such agreement, consent, approval or the like be specific and reflected in approved minutes of the Committee.  For clarity, no Committee has any power, decision-making authority, or right to receive any information, for any Excluded Arcus Molecule, except to the extent such Excluded Arcus Molecule is included in an Excluded Combination and in such case solely as contemplated hereunder.

2.8Additional Committees and Working Groups.

(a)The Parties may agree in writing to establish such additional committees (e.g., a joint technology transfer committee or a separate JSC, JDC, JCC or JMC, or other committee that is specific to one or more Arcus Programs or Optioned Programs) as they mutually deem necessary to achieve the objectives of this Agreement.

(b)Each Committee may establish and delegate duties to directed teams (“Working Groups”) as needed to oversee particular projects or activities (e.g., to prepare initial drafts of plans and budgets).  Each such Working Group shall (i) have equal representation from each Party, unless otherwise mutually agreed, (ii) be subject to the approval of, oversight of, and shall report to, the Committee that formed such Working Group, and (iii) have no greater authority than the Committee that formed such Working Group.  All decisions of a Working Group shall be by consensus.  Any disagreement between the designees of Parties on a Working Group shall be referred to the Committee that formed the Working Group for resolution.

2.9Appointment of Alliance Managers.  Within [***] Business Days after the Effective Date, each Party shall appoint an appropriately qualified employee who is not a representative on the JSC to have alliance management responsibility under this Agreement (such employee, an “Alliance Manager”) and who shall attend all Committee meetings as an observer.  Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement.  The Alliance Managers shall not have any authority under this Agreement.  Each Alliance Manager may, in his/her discretion, appoint one (1) or more assistant alliance managers and delegate any obligation of such Alliance Manager to any such assistant alliance manager.

2.10Disbandment.  Notwithstanding anything to the contrary herein, any Committee or Working Group under this Agreement may be dissolved (a) upon the mutual written agreement of the Parties, (b) [***] or (c) as set forth in Section 4.7(c)(vi).  In addition, [***] may simultaneously dissolve the JSC and all other Committees and Working Groups by providing written notice to [***] of its intention to disband and no longer participate in such Committees and Working Groups.  In the event of disbandment of any Working Group, all responsibilities and decisions allocated to such Working Group shall revert to the Committee that created such Working Group.  In the event of disbandment of any Committee other than the JSC, all responsibilities and decisions allocated to such Committee shall be allocated to the JSC.  In the event of disbandment of the JSC, all responsibilities and decisions allocated to the JSC shall be deemed allocated to [***] with respect to each Optioned Program and each Combination.

ARTICLE III

ARCUS R&D ACTIVITIES AND OTHER TERMS

3.1Arcus R&D Activities.  Arcus shall be solely responsible, in its discretion and at its sole cost and expense, for conducting all (a) Pre-Program Activities and (b) Development activities with respect to Arcus Programs, including, in each case ((a) and (b)) (as applicable), all applicable pre-clinical and non-clinical research activities, regulatory activities (including filing INDs) and clinical activities (collectively, the “Arcus R&D Activities”), except to the extent otherwise agreed by the Parties in writing or set forth in this Agreement.

3.2Gilead Contributions to Arcus R&D Activities.  If mutually agreed by the Parties in writing, Gilead may provide support for the Arcus R&D Activities (collectively, the “Gilead Contributions”), subject to the terms of this Agreement or such other terms as the Parties agree in writing.

3.3Information Sharing for Arcus R&D Activities.

(a)Generally.  Subject to Section 3.3(e), Arcus shall keep Gilead reasonably apprised, via the JDC, of any Arcus R&D Activities by providing: (i) quarterly (A) a report in reasonable detail summarizing the progress of the Arcus Programs conducted by or on behalf of Arcus or any of its Affiliates, which report shall [***]; (ii) semi-annually a report in reasonable detail summarizing the progress with respect to any material Pre-Program Activities conducted by or on behalf of Arcus or any of its Affiliates, which report shall [***]; and (iii) at Gilead’s reasonable request (made no more frequently than [***]), copies of any then-available information with respect to such Pre-Program Activities and each Arcus Program.

(b)Clinical Trials.  Subject to Section 3.3(e), at least [***] days prior to Initiating any Clinical Trial for an Arcus Product, Arcus shall provide to the JDC for review [***].  No later than [***] days after the Completion Date and each interim analysis date of any Clinical Trial for an Arcus Product, Arcus shall notify the JDC of such Completion Date or interim analysis date, and provide Gilead with [***].

(c)Information Provided in Connection with a Triggering Clinical Trial Determination.

(i)In addition to the information shared pursuant to Section 3.3(a) and 3.3(b), if either Party in good faith believes such Clinical Trial would constitute the Triggering Clinical Trial with respect to the applicable Arcus Program, then no later than [***] days before the Initiation of such Clinical Trial (or [***] days after the Effective Date with respect to any Clinical Trial Initiated prior to the Effective Date that has not reached its Completion Date as of the Effective Date), then such Party shall notify the JDC, JSC and other Party and, upon such notice, Arcus shall [***] (such information with respect to a given Arcus Program, a “TCT Determination Package”) and (B) provide the JDC, JSC and Gilead with instructions and credentials with which each JDC member, JSC member and other Gilead designated employees may access the TCT Determination Package for such Arcus Program.

(ii)Within [***] days of the delivery by Arcus of the notice described in clause (B) of Section 3.3(c)(i), the JDC shall discuss whether such Clinical Trial would constitute a Triggering Clinical Trial, and if one Party’s JDC members believe it would constitute a Triggering Clinical Trial and the other Party’s JDC members do not believe it would constitute a Triggering Clinical Trial, then the JDC shall discuss [***].  Within such [***] day period, the JDC shall refer its determination regarding whether such Clinical Trial would be a Triggering Clinical Trial [***] to the JSC for approval.  No later than [***] days after the JDC refers its determination to the JSC as set forth in this Section 3.3(c)(ii), the JSC shall notify Arcus that the JSC either agrees or disagrees that such Clinical Trial would constitute a Triggering Clinical Trial when it reaches its Completion Date.  Any JSC dispute regarding the Triggering Clinical Trial status of such Clinical Trial shall be subject to resolution pursuant to Section 2.5 and Section 15.2(b).

(iii)With respect to any Acquired Arcus Program that constitutes an Arcus Program upon acquisition and includes (A) one or more Clinical Trials that, based upon a good faith determination by Arcus, meets the TCT Criteria (regardless whether such Clinical Trial(s) are ongoing or have reached their respective Completion Dates at the time of acquisition by Arcus), (B) a Phase 2 Clinical Trial that has reached its Completion Date or (C) any product or Molecule already approved for Commercialization by a Governmental Authority in any jurisdiction in the Territory (an “Approved Acquired Product”), then in each case ((A) through (C)) Arcus shall promptly, and in no case later than [***] days after the applicable acquisition has closed, notify the JDC, the JSC and Gilead of such acquisition and the existence of a potential or deemed (as indicated below) Triggering Clinical Trial, such notice to include instructions and credentials with which each JDC member, JSC member and other Gilead designated employees may access the TCT Determination Package with respect to such potential or deemed (as indicated below) Triggering Clinical Trial.  In the case of foregoing clause (A), the JDC shall promptly (in no case later than [***] days after such notice from Arcus) make a good faith determination of whether such Clinical Trial constitutes a Triggering Clinical Trial and agree to any alterative Completion Date, if required, for such Clinical Trial (if such Clinical Trial has not yet reached its Completion Date) and refer its determination to the JSC for approval.  No later than [***] days after the JDC refers its determination to the JSC as set forth in this Section 3.3(c)(iii), the JSC shall notify Arcus that the JSC either agrees or disagrees that such Clinical Trial under clause (A) above is a Triggering Clinical Trial.  Any JSC dispute regarding the Triggering Clinical Trial status of such Clinical Trial shall be subject to resolution pursuant to Section 2.5 and Section 15.2(b).  In the case of foregoing clause (B) or (C), a Triggering Clinical Trial that has achieved its Completion Date will be deemed to have occurred as of the closing of the applicable acquisition.

(d)Information Provided in Connection with a Qualifying Data Package Determination.  Once a Clinical Trial is approved by the JSC (including pursuant to Section 2.5(b)(i)(C) or Section 15.2(b)) as a Triggering Clinical Trial, then, no later than [***] days after such Triggering Clinical

Trial reaches its Completion Date, Arcus shall deliver to Gilead a written notice including instructions and credentials with which Gilead may access a Data Room containing the data and information required to be included in a Qualifying Data Package with respect to the Arcus Program that includes such Triggering Clinical Trial; provided that [***], Arcus shall upload to such Data Room the documents required to be included in the Qualifying Data Package with respect to the [***] Program that are existing and available at such time no later than [***] days after the Initiation of such [***] and prior to the earlier of (i) the applicable Initial Option Closing and (ii) expiration of the applicable Option Exercise Period, Arcus shall supplement such Qualifying Data Package with information required to be included promptly upon such information becoming available.  The JSC shall promptly (and in no case later than [***] Business Days after such notice from Arcus) make a good faith determination of whether the information in the Data Room constitutes a complete Qualifying Data Package with respect to such Clinical Trial and Arcus Program, and the provisions of Section 8.3(b) shall apply. In addition, Arcus shall upload to such Data Room concurrently with such Qualifying Data Package (A) any Arcus Third Party Agreements applicable to such Arcus Program (from which Arcus may redact [***]), and (B) an Arcus Third Party Obligations Schedule and Arcus Flow-Down Provisions Schedule for such Arcus Program.

(e)Identified Arcus Programs and Identified Gilead Programs.

(i)From and after the Effective Date, the Parties hereby agree that (A) within [***] Business Days after the Effective Date and each Calendar Quarter thereafter, Arcus shall provide to Gilead’s Alliance Manager a report identifying the Target for each Identified Arcus Program and (B) within [***] Business Days thereafter, Gilead’s Alliance Manager shall notify Arcus if an Identified Gilead Program exists with respect to any Identified Arcus Program (each such Identified Arcus Program, a “Confirmed Arcus Program”).  For clarity, Gilead shall not be obligated to disclose any other information regarding such Identified Gilead Program.

(ii)Notwithstanding anything to the contrary in this Agreement, if pursuant to Section 3.3(e)(i), Gilead notifies Arcus that an Identified Gilead Program exists with respect to a Confirmed Arcus Program, then unless the Parties otherwise agree, Arcus shall have no obligation to provide Gilead with any Information related to such Confirmed Arcus Program prior to [***].

3.4Suspension or Termination.

(a)If any material Pre-Program Activities for an Identified Arcus Program or any Arcus Program is Suspended or Terminated, whether by affirmative determination of Arcus or as a result of Arcus deeming such Pre-Program Activities or Arcus Program to Suspended or Terminated per the definition thereof, then Arcus shall promptly notify Gilead of such Suspension or Termination.  Any dispute as to whether such Suspension and Termination has occurred shall be referred to the JDC for resolution, subject to Section 2.5.

(b)If Arcus has a bona fide desire to grant or other transfer, including by option or sale, any rights to Exploit, in whole or in part, any Pre-Program Activities or Arcus Program that has been Suspended and Terminated, Arcus shall so promptly notify Gilead in writing (“Suspended Program Notice”) and within [***] days following the receipt of such Suspended Program Notice Arcus shall provide to Gilead information reasonably requested by Gilead with respect to such Pre-Program Activities or Arcus Program. Prior to [***] days after Gilead’s receipt of each Suspended Program Notice (such period the “Suspended Program Notice Period”), if Gilead determines that it desires to [***] the applicable Pre-Program Activities or Arcus Program, then it shall so notify Arcus, in which case Arcus may elect within [***] days after such notice to either (i) [***] such Pre-Program Activities or Arcus Program, as applicable, itself or (ii) [***].  If Gilead does not provide notice to Arcus within the Suspended Program Notice Period that Gilead desires to [***] such Pre-Program Activities or Arcus Program, as applicable, or if Gilead provides such notice to Arcus within the Suspended Program Notice Period and the Parties do not [***], then Arcus shall have no further obligations to Gilead with respect to such Pre-Program Activities or Arcus Program under this Section 3.4(b); provided, however, [***].

3.5Certain Terms Applicable to Both Arcus Programs and Optioned Programs.

(a)Clinical Trial Reporting.  Each Party agrees that (i) each Clinical Trial conducted with respect to an Arcus Product or an Optioned Product that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted by the Party sponsoring the Clinical Trial, and (ii) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for an Arcus Product or an Optioned Product shall be posted by the Party sponsoring the Clinical Trial on clinicaltrials.gov and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required.  The Party responsible for conducting any Clinical Trial shall be responsible for the activities described in the preceding sentence with respect to such Clinical Trial.

(b)Development Records.  Each Party shall and shall cause its Affiliates to maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it or on its behalf that constitute Pre-Program Activities or that relate to any Arcus Program or Optioned Program, and all Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the activities under this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Such records shall be maintained in a manner that permits access to, and facilitates the transfer of, such records with respect to each applicable Arcus Program or Optioned Program on an Arcus Program-by-Arcus Program or Optioned Program-by-Optioned Program basis to the extent reasonably practicable.  Each Party shall have the right to access such records maintained by the other Party and its Affiliates to the extent reasonably necessary to perform obligations or exercise rights under this Agreement.  The JDC shall determine the means by which such access will be provided.

(c)Combinations.  Except as otherwise agreed by the Parties in writing:

(i)Approval of Combinations.

(A)For each Gilead Combination, Gilead shall have the sole right to initiate activities with respect to such Gilead Combination.

(B)For each Arcus Combination or Excluded Combination [***].

(C)For each Arcus Combination or Excluded Combination [***].  Each Combination Development Plan shall be drafted by Arcus and prior to initiating Development activities for each new Arcus Combination or Excluded Combination, shall require the approval of the [***], subject to the following and notwithstanding Section 2.5:  [***].

(D)For each Optioned Combination, activities may be initiated with respect to such Optioned Combination pursuant to the applicable R&D Plan and Budget or an Arcus Independent Activities Plan and Budget, or, in the case where Arcus has exercised its opt-out pursuant to Section 4.7 with respect to all Optioned Molecules in such Optioned Combination, then at Gilead’s sole discretion.  In the case of an Optioned Combination that was previously an Arcus Combination, upon Gilead’s exercise of the Option with respect to all Arcus Molecules included in such Arcus Combination, the JDC shall plan for the transition to Gilead of any Development activities with respect to such Optioned Combination that will be assigned to Gilead under the R&D Plan and Budget and Section 4.2(b) shall apply with respect to then-ongoing Clinical Trials of such Optioned Combination, as if such Optioned Combination were an Optioned Product.

(E)Except as otherwise agreed in writing, (1) Arcus shall not Exploit any Combination that includes one or more Gilead Molecules, and (2) Gilead shall not Exploit any Combination that includes one or more Arcus Molecules or an investigational Excluded Arcus Molecule.  Notwithstanding the foregoing, nothing shall prevent either Party from including in a Clinical Trial, whether as a comparator or combination agent, any commercially-available product of the other Party.

(ii)Performance of Activities and Clinical Trial Sponsorship.

(A)For each Gilead Combination, as between the Parties, Gilead shall be solely responsible for the performance of any activities with respect to such Gilead Combination, and Gilead or its designee shall be the sponsor of any Clinical Trial with respect to such Gilead Combination.

(B)For each Arcus Combination or Excluded Combination, as between the Parties, Arcus shall be solely responsible for the performance of any activities with respect to such Combination, and Arcus or its designee shall be the sponsor of any Clinical Trial with respect to such Combination.  Regulatory activities with respect to each Arcus Combination or Excluded Combination shall be conducted pursuant to Section 5.2(c)(iii).  Following receipt of Marketing Approval for an Excluded Combination in a jurisdiction, [***].

(C)For each Optioned Combination, the Parties shall agree which Party shall be responsible for the performance of each activity with respect to such Combination and which Party shall be the sponsor of any Clinical Trial with respect to such Combination; provided that, if Arcus has exercised its opt-out pursuant to Section 4.7 for the Optioned Programs with respect to all Optioned Molecules included in such Optioned Combination [***].

(iii)Development Costs.

(A)For each Gilead Combination, as between the Parties, Gilead shall be solely responsible for all Research and Development Costs incurred by or on behalf of either Party in connection with the Development of such Gilead Combination (calculated as if such Gilead Combination were included in the R&D Plan and Budget).

(B)For each Arcus Combination or Excluded Combination, notwithstanding anything to the contrary in Section 9.10, as between the Parties, Arcus shall be solely responsible for all Research and Development Costs incurred by or on behalf of either Party in connection with the Development of such Combination (calculated as if such Combination were included in the R&D Plan and Budget), and for clarity, including costs for any Medical Affairs Activities conducted by Arcus with respect to an Arcus Combination or Excluded Combination.  [***].

(C)For each Optioned Combination, the Parties shall share equally all Research and Development Costs incurred by or on behalf of either Party in connection with the Development of such Optioned Combination pursuant to Section 9.10; provided that, if such Optioned Combination does not include any Joint Products, Gilead shall be solely responsible for all Research and Development Costs incurred by or on behalf of either Party after the effective date of such opt-out in connection with the Development of such Optioned Combination.

(iv)Decision Making.

(A)For each Gilead Combination, notwithstanding Section 2.5, Gilead shall have sole decision-making authority with respect to such Gilead Combination.  For clarity, the use of a commercially-available Gilead Molecule In Combination with an Arcus Combination or an Excluded Combination would not constitute a Gilead Combination.

(B)For each Excluded Combination, the decision-making provisions of Section 2.5(b)(i) shall apply with respect to such Combination as if such Combination were an Arcus Product.  For each Arcus Combination, the decision-making provisions of Section 2.5(b)(i) shall apply with respect to such Combination as if such Combination were an Arcus Product unless and until Gilead has exercised the Option with respect to all Arcus Molecules included in such Arcus Combination, at which point such Arcus Combination would be treated as an Optioned Combination and Clause (C) below would apply.

(C)For each Optioned Combination, the decision-making provisions of Section 2.5(b)(ii) shall apply with respect to such Optioned Combination.

(v)Information Sharing.

(A)For each Gilead Combination, Gilead [***].

(B)With respect to each Arcus Combination, Arcus shall provide (1) information and reports with respect to such Arcus Combination pursuant to Section 3.3 as if such Arcus Combination were an Arcus Product, and (2) such other information as may be set forth pursuant to the applicable Combination Development Plan.

(C)With respect to each Excluded Combination, except [***], Arcus shall provide such information as may be set forth pursuant to the applicable Combination Development Plan.

(vi)Royalties and Operating Profit or Operating Loss.

(A)For each Gilead Combination, Gilead shall be responsible for (1) where such Gilead Combination is a Combination Therapy, [***] of any Operating Losses and shall be entitled to 100% of any Operating Profits, in each case, associated with the relevant Gilead Molecule, and (2) where such Gilead Combination is a Combination Product, [***] of an allocation of the overall Operating Profit (or Loss) incurred in connection therewith, such allocation to be determined using [***].

(B)For each Excluded Combination which is a Combination Therapy, Arcus shall be responsible for [***] incurred in connection with the commercialization of the applicable Excluded Arcus Molecule and shall retain [***] of any profits or losses with respect to the Excluded Arcus Molecule.  The Parties understand and agree that the Commercialization of any Excluded Combination which is a Combination Product would be subject to subsequent agreement in writing by the Parties;

(C)Triggering Clinical Trials for Arcus Combinations.  For clarity, a Triggering Clinical Trial with respect to an Arcus Combination shall be deemed a Triggering Clinical Trial for the Arcus Program with respect to the applicable Arcus Molecule included in such Arcus Combination.

(vii)Combination Supply Agreements.  The Parties shall in good faith negotiate the terms of one (1) or more supply agreements and corresponding quality agreement(s) pursuant to which (A) Arcus shall supply any Optioned Molecules and Optioned Products for which Arcus has been assigned Manufacturing activity under the applicable Global Manufacturing Plan and Budget to Gilead for

Development or Commercialization activities with Gilead Combinations or (B) Gilead shall supply any Optioned Molecules and Optioned Products for which Gilead has been assigned Manufacturing activity under the Global Manufacturing Plan and Budget to Arcus for Development activities with Arcus Combinations or Excluded Combinations or Arcus Independent Activities or the applicable separate agreement with respect to an Excluded Combination pursuant to Section 3.5(c).  The Parties anticipate entering into separate agreements for clinical and commercial supply.  If the Parties do not reach agreement on the terms of any such agreement, such terms shall be determined pursuant to Section 15.1(b) and 15.2(d).

(d)Materials.  Except as otherwise agreed by the Parties in writing, including in any Ancillary Agreement, any biological or chemical materials, including Samples, provided by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement shall, subject to Section 4.10, remain the property of the Party providing such materials, and shall not be provided to any Third Party without the prior written consent of the Party providing such materials (or as otherwise set forth in an applicable Ancillary Agreement, R&D Plan and Budget, Global Manufacturing Plan and Budget, CMC Plan and Budget, Commercialization Plan and Budget or Medical Affairs Plan and Budget) and shall be used by such other Party and its Affiliates solely for the conduct of activities pursuant to this Agreement.  Any materials provided under this Agreement are provided “as is” and the Party receiving such materials acknowledges and agrees that such materials are experimental in nature.  Upon the request of the Party providing any such materials, the Party receiving such materials shall either return or destroy such materials, in each case, at the request of the providing Party (unless the receiving Party has the right or obligation to use such materials hereunder).  Without limiting any of the foregoing, reasonably prior to transferring any materials to the other Party in connection with Pre-Program Activities or Arcus Programs, each Party may require the other Party to execute a reasonable material transfer agreement with respect to such materials, which material transfer agreement shall not be inconsistent with the terms of this Agreement.

ARTICLE IV

R&D FOR OPTIONED PROGRAMS

4.1Initial R&D Plan and Budget.

(a)For each Optioned Program, no later than [***] days after the Initial Option Closing, the JDC or its Working Group thereof designated by the JDC shall (i) review and discuss the high-level principles for Development of such Optioned Program, (ii) review and discuss the Development activities each Party proposes to conduct or have conducted for such Optioned Program, (iii) discuss the status and strategy of any Clinical Trial for each Optioned Product in the Optioned Program that was Initiated prior to the Option Exercise Closing, and (iv) prepare and submit to the JSC for review and approval the R&D Plan and Budget for such Optioned Program.  Such proposed R&D Plan and Budget shall include any Development activities for such Optioned Program that the Parties agree to include in such R&D Plan and Budget, including activities involving any Optioned Combination that contains an Optioned Molecule that is part of such Optioned Program.  Either Party may propose amendments to an R&D Plan and Budget from time-to-time through its members on the JDC.

(b)With respect to each Arcus Program (i) for which Gilead provides a timely Option Exercise Notice, upon Arcus’s request at any time during the period beginning upon Gilead’s delivery of such Option Exercise Notice and ending on the Initial Option Closing, or (ii) prior to Gilead’s provision of an Option Exercise Notice, upon Gilead’s request, in each case ((i) or (ii)), the Parties shall work together through the JDC to prepare the initial R&D Plan and Budget that would apply (subject to JSC approval) with respect to such Arcus Program if such Arcus Program were to become an Optioned Program.

(c)With respect to each Acquired Arcus Program for which Gilead provides a timely Option Exercise Notice, Arcus shall provide to Gilead a copy of any applicable Third Party agreement which relates to such Acquired Arcus Program (from which Arcus may redact [***]) and a proposed Existing Arcus Third Party Obligations Schedule for such Acquired Arcus Program, which schedule shall include only those obligations that Arcus is required to pass through to Gilead if it were to become a sublicensee under such Third Party agreement or which otherwise apply to Arcus’s performance hereunder, which obligations exist as of the closing of the acquisition together with the Qualifying Data Package pursuant to Section 8.11.

4.2Optioned Program R&D Activities.

(a)For each Optioned Program, each Party shall conduct the activities assigned to it under the applicable R&D Plan and Budget (such activities, collectively, the “Optioned Program R&D Activities”) and achieve the timelines set forth therein.  Without limiting the foregoing, for each Optioned Program, Gilead shall [***] to Develop and obtain Regulatory Approval for [***].

(b)For each Optioned Program, with respect to any Clinical Trial for any applicable Optioned Product being conducted by or on behalf of Arcus that was Initiated prior to the Option Exercise Closing, Arcus shall, in accordance with the applicable R&D Plan and Budget, (i) continue to timely perform all activities necessary to continue such Clinical Trial through database lock, (ii) promptly transfer such Clinical Trial to Gilead in an orderly manner or (iii) promptly wind-down such Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law (provided that Arcus may instead elect to continue such Clinical Trial as an Arcus Independent Activity pursuant to Section 4.8), and, in each case ((i), (ii) or (iii)), such Clinical Trial shall be included in the applicable R&D Plan and Budget.  For clarity, such Research and Development Costs incurred by Arcus after the Option Exercise Closing in connection with the conduct of such Clinical Trial shall be shared between the Parties pursuant to Section 9.10(a) (except in the case that Gilead proposes to wind-down such Clinical Trial and Arcus thereafter elects to continue such Clinical Trial as an Arcus Independent Activity, in which case such Clinical Trial shall be included in an Arcus Independent Activities Plan and Budget and costs allocated as set forth in Section 4.8).

4.3Covenant with Respect to R&D Activities.  Arcus, on behalf of itself and its Affiliates, hereby covenants that neither it nor any of its Affiliates shall conduct any Development activity with respect to any Optioned Molecule or Optioned Product unless [***].

4.4Research and Development Reports.  Except as set forth in Section 3.5(c)(v) (with respect to [***]) or Section 4.7(c)(viii) (with respect to Optioned Products for which Arcus has exercised its opt-out), each Party shall keep the JDC reasonably informed regarding the progress and results of Development activities for Optioned Molecules and Optioned Products, including by providing [***].

4.5Clinical Data.  Except as set forth in Section 3.5(c)(v) (with respect to [***]) or Section 4.7(c)(vii) (with respect to Optioned Products for which Arcus has exercised its opt-out), each Party will disclose the Clinical Data from each Clinical Trial that it conducts with respect to any Optioned Programs and any applicable Optioned Product to the other Party no later than [***] days after the tables, figures and listings for such Clinical Trial first become available, subject to Section 13.4(a).

4.6Development Records.  With respect to each Optioned Program, as promptly as reasonably practicable following the Initial Option Closing, Arcus shall provide to Gilead copies or make available (unless Gilead requires original copies) of all records requested by Gilead with respect to such Optioned Program maintained by Arcus pursuant to Section 3.5(b).

4.7Arcus’s Right to Opt-Out of Certain Optioned Programs.

(a)Subject to Section 4.7(d), with respect to each Optioned Program other than the [***], if Arcus desires not to (i) perform its obligations under Section 4.2 with respect to the R&D Plan and Budget for such Optioned Program and (ii) share Research and Development Costs with respect to such Optioned Program, then, in each case ((i) and (ii)) Arcus shall have the right to opt-out of performing such obligations and sharing such Research and Development Costs upon written notice to Gilead stating that Arcus is opting-out of such Optioned Program (such notice from Arcus to Gilead, with respect to any Optioned Program, an “Opt-Out Notice”).  Such opt-out shall become effective with respect to the applicable Optioned Program upon the delivery of such Opt-Out Notice, provided that Arcus delivers such Opt-Out Notice [***].

(b)If Gilead desires to take over any of Arcus’s ongoing obligations (e.g., Clinical Trials or Manufacturing activities), then Gilead shall provide Arcus notice (a “Transition Notice”) of its intention to do so within [***] days after receipt of the Opt-Out Notice.  In such a case, in anticipation of the effective date of the opt-out, Arcus shall cooperate with Gilead to transfer to Gilead in an orderly manner those activities that Gilead desires to take over and such activities, once transferred, will not be continued by Arcus pursuant to Section 4.7(d) and reasonably assist Gilead as necessary to enable an orderly assumption of Development, Manufacturing and Commercialization activities with respect to such Optioned Program (and associated Optioned Product(s) and Optioned Molecule(s)), including pursuant to any applicable Technology Transfer Plan.

(c)Whether or not Gilead is assuming any activities under clause (b), effective as of the effective date of the opt-out with respect to an Optioned Program: [***].

(d)Notwithstanding the foregoing terms of this Section 4.7, with respect to each Optioned Program for which Arcus delivers an Opt-Out Notice, with respect to any Clinical Trial for any applicable Optioned Product being conducted by or on behalf of Arcus that was Initiated prior to the date on which Arcus provides Gilead the applicable Opt-Out Notice, Arcus shall, at Gilead’s election, (i) continue to timely perform all activities necessary to continue such Clinical Trial through database lock, (ii) promptly transfer such Clinical Trial to Gilead in an orderly manner or (iii) promptly wind-down such Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law.

4.8Arcus Independent Activities.

(a)Conditions for Permitting Arcus Independent Activities.  For each Optioned Program, following [***], Arcus desires to conduct Development activities (including the inclusion of such Optioned Molecule in an Optioned Combination, but not the inclusion of such Optioned Molecule in any other Combination) that Gilead does not agree to include in the applicable R&D Plan and Budget following completion of the dispute resolution process set forth in Section 2.5(b)(ii)(B) and such activities would not be reasonably expected to have a material adverse effect on the Development or Commercialization of any Optioned Molecule or Optioned Product in the Gilead Territory (any such activities, “Arcus Independent Activities”), then Section 4.8(b) shall apply.

(b)Independent Activity Plans.  For each Optioned Program, if the conditions set forth in Section 4.8(a) apply, then:

(i)Arcus shall provide the JDC with a written plan and good faith budget estimate for conducting such Arcus Independent Activities (“Arcus Independent Activities Plan and Budget”) [***].

(c)Conduct of Arcus Independent Activities.  Any Arcus Independent Activities shall be conducted in accordance with this Section 4.8(c).

(i)Any Arcus Independent Activities shall be carried out in accordance with the applicable Arcus Independent Activities Plan and Budget that was last reviewed by the JSC in accordance with Section 4.8(b)(iv); provided that [***].

(ii)Subject to Section 4.8(e), Arcus shall be solely responsible for all costs and expenses for Arcus Independent Activities carried out by or on behalf of Arcus or its Affiliates.  For clarity, no such costs shall be included in any R&D Cost Split or otherwise used to calculate [***].

(iii)Arcus shall keep the JDC reasonably informed regarding the progress of Arcus Independent Activities, including [***].

(d)Arcus Independent Activities Data and Regulatory Documentation.

(i)Arcus Independent Activities Data.  “Arcus Independent Activities Data” means Collaboration Know-How consisting of data generated by or on behalf of Arcus or its Affiliates solely from performing the applicable Arcus Independent Activities.

(ii)Arcus Independent Activities Regulatory Documentation.  The provisions set forth in Sections 5.2(c) and 5.2(f) shall apply with respect to ownership of all Regulatory Materials and Regulatory Approvals to the extent resulting solely from the applicable Arcus Independent Activities (“Arcus Independent Activities Regulatory Documentation”).

(iii)Safety Data.  Notwithstanding anything to the contrary in this Section 4.8(d), any safety-related information (A) shall be covered by the applicable PV Agreement, and (B) may be used by Gilead on the applicable Optioned Product label(s) and disclosed by Gilead to any Regulatory Authority as required by Applicable Law or required by such Regulatory Authority in connection with the applicable Optioned Product or applicable Optioned Program, in each case, as being Developed, Manufactured or Commercialized by Gilead, [***].

(e)Repayment Upon Marketing Approval in the Shared Territory.  [***].  Upon Marketing Approval of an Optioned Product in the Shared Territory for the indication that is the subject of Arcus Independent Activities with respect to such Optioned Product, Arcus shall provide Gilead with a written report detailing the total costs and expenses incurred by Arcus in the conduct of such Arcus Independent Activities (calculated as if they were Research and Development Costs) (the “Arcus Independent Activities Costs”).  Within [***] following Gilead’s receipt of such report, Gilead shall pay to Arcus an amount equal to [***] (such amount, the “Arcus Independent Activities [***] Amount”).

4.9Medical Affairs in Support of Development.  For each Optioned Product, the JDC shall allocate responsibility between the Parties for Medical Affairs Activities in support of Development of such Optioned Product pursuant to the R&D Plan and Budget, including communications with the medical community regarding the Optioned Programs and interactions with key opinion leaders and patient advocacy groups. For clarity, Arcus may also conduct Medical Affairs Activities in support of its Arcus Combinations, Excluded Combinations and Arcus Independent Activities.  For clarity, [***].

4.10Ownership and Use of Biological Samples.

(a)Samples.  “Samples” means any and all biological materials, including human tissue and its derivatives or components (e.g., cell lines and DNA) obtained by or on behalf of Arcus, Gilead or any of their respective Affiliates from subjects enrolled in any Clinical Trial performed under this Agreement or otherwise obtained and used in connection with the performance of activities under this Agreement.

(b)Ownership and Use of Arcus Samples.  “Arcus Samples” means all Samples obtained by or on behalf of Arcus or any of its Affiliates from [***].

(c)Ownership and Use of Gilead Samples.  “Gilead Samples” means all Samples obtained by or on behalf of Gilead or any of its Affiliates from [***].

(d)Ownership and Use of Optioned Program Samples.  “Optioned Program Samples” means all Samples obtained by or on behalf of Arcus or any of its Affiliates from [***].

ARTICLE V

REGULATORY MATTERS

5.1Pre-Program Activities and Arcus Programs.

(a)Ownership of Regulatory Materials and Regulatory Responsibility.  Unless otherwise agreed by the Parties in writing, with respect to any Pre-Program Activities or any Arcus Products, Arcus shall (i) solely own all Regulatory Materials and Regulatory Approvals; (ii) be solely responsible for all regulatory matters; and (iii) be solely responsible for establishing, holding and maintaining the global safety database, until such time as the applicable Arcus Product becomes an Optioned Product, at which time Section 5.2 shall apply.

(b)Costs for Regulatory Affairs.  With respect to any Pre-Program Activities and each Arcus Program, any costs and expenses incurred in connection with Regulatory Materials (including INDs), Regulatory Approvals, and regulatory affairs activities with respect to any of the foregoing shall be borne solely by Arcus.

5.2Optioned Programs.

(a)Generally.  The JDC shall oversee all material, high-level, strategic regulatory matters for each Optioned Program (e.g., whether to pursue an accelerated approval pathway or seek orphan drug status), which shall be governed by the R&D Plan and Budget (excluding regulatory matters relating to a Combination Development Plan or Arcus Independent Activities Plan and Budget), subject to Section 4.7(c)(i) and ARTICLE II. Promptly following the Option Exercising Closing for each Optioned Program, the JDC shall establish a global strategy for obtaining Regulatory Approval for Optioned Molecules and Optioned Products included in such Optioned Program.

(b)Regulatory Transition.

(i)Assignment and Transfer.  For each Optioned Program, subject to Section 4.7(c)(i), clause (D) of this Section 5.2(b)(i) and Section 5.2(c):

(A)Following a request from Gilead, as soon as reasonably practicable after the applicable Initial Option Closing for the applicable Optioned Program, Arcus shall assign and transfer to Gilead or its designated Affiliate any or all INDs for Clinical Trials under the applicable R&D Plan and Budget, and upon such transfer Gilead shall own such INDs.

(B)Promptly following a request from Gilead, Arcus shall assign and transfer to Gilead or its designated Affiliate the following to the extent Controlled by Arcus or its Affiliates: (x) all Regulatory Materials with respect to any applicable Optioned Product (other than INDs not required to be transferred under clause (A) above); and (y) Regulatory Approvals with respect to any applicable Optioned Product if any (e.g., in the case of an Approved Acquired Product).  Upon such transfer Gilead shall own such Regulatory Materials and Regulatory Approvals, subject to Arcus’s reversion rights upon termination of this Agreement pursuant to Sections 14.7(c)(iii) and 14.7(c)(v)(B).

(C)Notwithstanding the foregoing, the transfers and assignments contemplated above shall not occur for any Regulatory Materials, Regulatory Approvals or safety or clinical database with respect to any applicable Optioned Product that are specific to a country that is not included in the Gilead Territory unless and until such time as such country becomes part of the Gilead Territory.

(D)Each Party shall submit all filings, letters and other documentation to the applicable Regulatory Authorities as necessary to effect such assignments and transfers, and the Parties shall cooperate in good faith to expedite such assignments and transfers and shall take or cause to be taken such steps as necessary to minimize any delay with respect thereto.  If such an assignment or transfer has not occurred and this causes a delay in the performance of activities hereunder, then Arcus will cooperate and take such reasonable actions as needed to mitigate the effects of such delay and to expedite the performance of such activities.  With respect to each Optioned Program and each item set forth in this Section 5.2(b)(i) to be assigned and transferred to Gilead, until the date that such assignment and transfer becomes effective (the “Regulatory Transition Date”), Arcus shall, under the direction of Gilead, handle all matters involving interactions with a Regulatory Authority with respect to such item. With regard to such matters, [***].

(ii)Copies of Documentation and Databases.  Except to the extent such information has already been assigned and transferred to Gilead pursuant to Section 5.2(b)(i), for each Optioned Program, Arcus shall promptly provide to Gilead copies of (A) all Regulatory Materials and Regulatory Approvals in the Territory with respect to any applicable Optioned Product and (B) any safety or clinical databases with respect to any applicable Optioned Product in the Territory, in each case ((A) and (B)), Controlled by Arcus.

(iii)Ongoing Regulatory Transfer.  From time to time, if and as reasonably requested by Gilead, Arcus shall provide to Gilead, to the extent that it has not yet already been provided pursuant to this Section 5.2(a), copies of any Regulatory Materials and Regulatory Approvals Controlled by Arcus or its Affiliates that are necessary for the Development or Commercialization of any Optioned Molecule or Optioned Product in the Gilead Territory.  For clarity, Gilead shall have the right of reference under these Regulatory Materials and Regulatory Approvals pursuant to Sections 8.4(b) and 8.4(c).

(c)Responsibility for Regulatory Matters and Clinical Trials.

(i)For each Optioned Program, unless otherwise agreed by the Parties in writing, including in the applicable R&D Plan and Budget, and subject to the remainder of this Section 5.2(c), following the Regulatory Transition Date, Gilead shall [***].

(ii)With respect to any regulatory matters regarding Arcus Independent Activities or the Development of Arcus Combinations or Excluded Combinations [***].

(iii)With respect to any regulatory matters regarding the Development of Arcus Combinations [***].

(iv)With respect to the PD-1 Program, [***].

(v)With respect to any INDs that Arcus retains or Gilead has not requested be transferred pursuant to Section 5.2(b)(i)(A), Arcus shall, under the direction of Gilead, handle all matters involving interactions with a Regulatory Authority with respect to such items [***]; provided, further, that with respect to Arcus Independent Activities relating to any such retained INDs, (A) Arcus shall, with prior notice to Gilead, and solely pursuant to the Arcus Independent Activities Plan and Budget, handle all matters involving interactions with a Regulatory Authority in its reasonable discretion, and (B) [***].

(vi)As provided in Section 4.8(e), if Arcus generates data sufficient to support an application for Regulatory Approval of an Optioned Product, upon Arcus’s request in writing, the Parties shall proceed as set forth in this Section 5.2(c)(vi).  Upon Arcus’s request, Gilead shall [***], Gilead agrees to file promptly, in its own name, such MAA with the proper Regulatory Authority.  Gilead shall provide to Arcus copies of all such MAA filings submitted to Regulatory Authorities in accordance with this Section 5.2(c)(vi) within [***] days following receipt of filing thereof.

(d)Communications with Regulatory Authorities.  With respect to each Optioned Program, within [***] Business Days after receipt of any Major Market Material Regulatory Communication with respect to any applicable Optioned Product, the Party receiving such Major Market Material Regulatory Communication shall provide the other Party, a copy of such Major Market Material Regulatory Communication, provided that [***].  With respect to any such Major Market Material Regulatory Communication (excluding those described in the proviso of the prior sentence), the Party receiving such Major Market Material Regulatory Communication shall allow the other Party to review and comment on the proposed response to such Major Market Material Regulatory Communication in advance of the transmission of such response, and the providing Party shall reasonably consider all comments timely provided by such other Party in connection therewith.

(e)Meetings with Regulatory Authorities.  With respect to each Optioned Program, each Party shall provide the other Party with as much advance notice as practicable under the circumstances of all formal meetings and teleconferences with the FDA and EMA pertaining to any applicable Optioned Product, provided, however, that [***].  Each Party shall permit the other Party to have, at such other Party’s cost and expense, [***] representatives of such other Party attend, as observers, such formal meetings and teleconferences with the FDA and EMA pertaining to any Optioned Products other than those described in the proviso of the preceding sentence, and shall discuss in good faith adequate protections with respect to such attendance by Gilead representatives in the event such meeting relates to any Confirmed Arcus Program.

(f)Submissions and Other Events.

(i)With respect to (A) the filing of any new Gilead IND for an Optioned Product and (B) the submission of any filings or applications for Regulatory Approval (including orphan drug applications and designations) for an Optioned Product to any Regulatory Authority in the Gilead Territory, in each case ((A) and (B)), Gilead shall be responsible for such filing or submission as provided in Section 5.2(c) and shall notify Arcus reasonably in advance, and in no event less than [***] days prior to such filing or submission, of the plan for such filing or submission, including [***].  For the purpose of this Section 5.2(f), “Gilead IND” means INDs that are filed after the Regulatory Transition Date with respect to an Optioned Product, and any supplements to an IND that has been requested by and transferred to Gilead pursuant to Section 5.2(b)(i)(A).  Such time period for Arcus’s review shall be no less than [***] Business Days (or less if limited by the regulatory response period), and Arcus shall be entitled to comment on any portion of such filing or submission. Gilead shall reasonably consider all comments provided by Arcus in connection therewith.

(ii)Notwithstanding the foregoing, from time to time, Gilead may request that Arcus submit an IND (including a Gilead IND) for an Optioned Product, under Gilead’s direction, provided that Arcus has not exercised its opt-out rights pursuant to Section 4.7; in such case, Arcus shall provide a draft submission for Gilead’s review no later than [***] days prior to such submission and incorporate all reasonable comments provided by Gilead in connection therewith.  For clarity, Arcus’s costs in connection therewith shall be included in Research and Development Expenses.

(iii)With respect to each Optioned Program, Gilead shall notify Arcus promptly and, in any event, within [***] days after the occurrence of any of the following events in any Major Market: [***].  Notwithstanding the foregoing, Gilead shall inform Arcus of any such proposed filing, submission, receipt or denial reasonably in advance of, and in no event less than [***] days prior to, any public disclosure of such event. With respect to any IND with respect to an Optioned Product that Arcus retains or Gilead has not requested pursuant to Section 5.2(b)(i)(A), Arcus shall not file any supplements to such IND or submit any applications for Regulatory Approval (including orphan drug applications and designations) for the applicable Optioned Product without review and approval from Gilead.

(g)Pharmacovigilance; Global Safety Database.

(i)Pharmacovigilance Agreement.  With respect to each Optioned Program, the Parties shall negotiate in good faith and enter into a Pharmacovigilance Agreement (“PV Agreement”) in a form to be agreed to by the Parties not later than [***] days following the date of the applicable Initial Option Closing (and in any event prior to the date on which Gilead first conducts Development of any applicable Optioned Product), which PV Agreement shall define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the coordination of collection, investigation, reporting and exchange of information concerning any adverse experiences (including without limitation any safety data from Development of Veterinary Uses that may be relevant to human uses), and any product complaints associated with adverse experiences, related to any applicable Optioned Products sufficient to enable each Party to comply with its obligations under Applicable Law.

(ii)Global Safety Database.  Upon request by Gilead at any time after the applicable Initial Option Closing, Arcus shall provide Gilead with a copy of the global safety database and clinical database that has been established by Arcus with respect to the applicable Optioned Products, or at Gilead’s election assign and transfer such global safety database and clinical database provided, that Arcus may retain a copy for Arcus’s ongoing pharmacovigilance activities pursuant to Applicable Law and the Pharmacovigilance Agreement.  With respect to global safety databases for each Optioned Program, Gilead shall have the right, but not the obligation, to be responsible for establishing (if applicable), holding and maintaining such global safety database for the applicable Optioned Products. Without limitation to the foregoing, in the event that Gilead does not exercise its right to establish any such global safety database (if applicable), or request transfer to Gilead of any such global safety database that has been established by Arcus, Arcus shall: (A) upon Gilead’s request (1) cooperate with Gilead to provide Gilead with access to such global safety database established by Arcus and (2) provide Gilead with copies of any such global safety database established by Arcus, including any updated copies of any such global safety database after Arcus has provided to Gilead a copy of such global safety database pursuant to Section 5.2(b)(i); or (B) be responsible for establishing (if applicable), holding and maintaining such global safety database.  The costs and expenses with respect to the global safety database as provided in this Section 5.2(g)(ii) will be deemed Research and Development Costs with respect to the applicable Optioned Product.

(iii)Product Withdrawals and Recalls.  With respect to each Optioned Product, if (A) any Regulatory Authority threatens, initiates or advises any action to remove such Optioned Product from the market in the Gilead Territory or the Third Party Territory or requires or advises Arcus, Gilead, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of any such Optioned Product or (B) either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal in the Gilead Territory or the Third Party Territory, then, in each case ((A) or (B)), Arcus or Gilead, as applicable, shall, to the extent practicable, notify the other Party of such event or determination immediately, and in any event within [***] (or sooner if required by Applicable Law) after such Party becomes aware of the event or makes such determination.  Each Party shall, to the extent practicable, endeavor to discuss and agree with the other Party whether to recall or withdraw such Optioned Product; provided, however, that if such discussion is not practicable or if the Parties fail to agree within an appropriate time period (recognizing the exigencies of the situation), then Gilead shall decide whether to recall or withdraw such Optioned Product in the Gilead Territory.  Gilead shall be responsible for conducting any recalls or withdrawals or taking such other necessary remedial actions with respect to Optioned Products in the Gilead Territory.  Except as otherwise provided in an applicable supply agreement with respect to such Optioned Product between Gilead (or any of its Affiliates) and Arcus (or any of its Affiliates), the costs and expenses with respect to the product withdrawals and recalls in the Gilead Territory as provided in this Section 5.2(g)(iii) will be deemed Research and Development Costs (if occurring prior to first commercial sale) or Allowable Expenses (thereafter); provided further that to the extent that the recall or withdrawal is attributable to the negligence, breach or intentional misconduct of either Party or any of its Affiliates, Sublicensees or subcontractors, such Party shall bear such costs and expenses to the extent of its or its Affiliate’s, Sublicensee’s or subcontractor’s negligence, breach or intentional misconduct.

5.3Ownership of Information Contained in Regulatory Materials and Regulatory Approvals.  For clarity, ownership of Regulatory Materials and Regulatory Approvals is not intended, and shall not be construed, to alter ownership of any Information contained in such Regulatory Materials and Regulatory Approvals, including any Arcus Know-How, Gilead Collaboration Know-How or Joint Collaboration Know-How contained therein.

ARTICLE VI

COMMERCIALIZATION; MEDICAL AFFAIRS

6.1Commercialization Responsibility and Diligence.  Except for Arcus’s Co-Promotion rights, if exercised, with respect to Joint Products in the Shared Territory, Gilead shall have the sole right and sole responsibility for all Commercialization activities for Optioned Products in the Gilead Territory.  For each Optioned Program for which there is an approved Optioned Product, Gilead shall [***].

6.2Joint Product Commercialization Plan and Budget.

(a)[***].  Unless Arcus is [***], between [***] and [***] months prior to the anticipated filing of the first application for Regulatory Approval for the first Joint Product and regardless of whether Arcus exercises its Co-Promotion Option on such Joint Product or any other Joint Product, the Parties will agree in writing on [***] (the “[***]”), taking into account [***].

(b)Commercialization Plan and Budget.  For each Joint Product, at such time as is typically conducted by Gilead with respect to commercialization plans and budgets for its other products, or as otherwise agreed by the JCC, Gilead shall prepare, in consultation with Arcus, for review and discussion by the JCC and final approval by the JSC, a commercialization plan and budget for such Joint Product (each, a “Commercialization Plan and Budget”).  The JCC shall review, at least [***], the Commercialization Plan and Budget for each Joint Product and suggest any applicable amendments thereto for review and approval by the JSC.  The Commercialization Plan and Budget for a Joint Product shall include commercial strategy, branding principles, high-level pricing strategy and a budget for Commercialization Costs.  To the extent Arcus exercises its Co-Promotion Option, the Commercialization Plan and Budget shall also include the Co-Promotion Activities assigned to Arcus and the budget therefor.

6.3Co-Promotion Option.

(a)Option.  Subject to Section 6.3(d), Arcus shall have the option, upon written notice delivered to Gilead [***] to [***] months prior to the date of the anticipated Regulatory Approval for a Joint Product in the Shared Territory (such date to be determined by the JDC), to participate in the Co-Promotion of such Joint Product in the Shared Territory (the “Co-Promotion Option”) on the terms and conditions set forth in this Section 6.3.  If Arcus exercises such Co-Promotion Option, it shall have the right to provide no less than [***] and up to [***] of the Co-Promotion activities for all indications for such Co-Promotion Product in the Shared Territory, with the exact percentage within such range (the “Arcus Promotional Share”) to be determined by Arcus in accordance with the remainder of this Section 6.3, pursuant to the Co-Promotion Agreement.  Arcus shall specify the level of Arcus Promotional Share when it exercises the Co-Promotion Option.  The Parties agree that Arcus shall be deemed to have exercised its Co-Promotion Option for [***] as of the Effective Date, subject to this Section 6.3, and shall provide to Gilead written notice of its Arcus Promotional Share [***] to [***] months prior to the date of the anticipated Regulatory Approval for such Joint Product.

(b)Co-Promotion Agreement.  Promptly following exercise of such Co-Promotion Option (or in the case of deemed exercise, promptly following Arcus’s notice of its Arcus Promotional Share), the Parties shall negotiate in good faith and enter into an agreement setting forth the terms and conditions of Arcus’s participation in Co-Promoting such Joint Product (such Joint Product, a “Co-Promotion Product”) in the Shared Territory, which agreement shall be consistent with this Section 6.3, and shall contain other terms and conditions mutually agreed upon by the Parties and consistent with agreements of such nature (the “Co-Promotion Agreement”).  If the Parties fail to agree to a Co-Promotion Agreement within [***] after the exercise of the Co-Promotion Option (or notice of Arcus Promotional Share), either Party may refer any disputed terms to arbitration pursuant to Section 15.2(c).

(c)Co-Promotion Terms.

(i) The Co-Promotion Agreement shall also contain those provisions addressing those items set forth in Schedule 6.3.

(d)In the event of Arcus undergoing a Change of Control, [***].

6.4Commercialization of Optioned Products.

(a)Except as otherwise set forth in a Co-Promotion Agreement with respect to any Joint Product in the Shared Territory:

(i)General.  Gilead shall have the sole right and responsibility for all decisions for all Commercialization activities in connection with each Optioned Product in the Gilead Territory, including marketing, promotion, order processing, establishing all terms of sale, invoicing and collection, inventory, warehousing, distributing and handling all returns of such Optioned Product.

(ii)Promotional Materials.  Gilead shall have the sole right to select Promotional Materials for use in the Gilead Territory.

(iii)Coordination on Training Materials.  Gilead shall have the sole right to create training materials with respect to the applicable Optioned Product. The applicable Co-Promotion Agreement shall include the Parties’ respective responsibility for training of its respective sales representatives.

(iv)Distributorships and Other Relationships.  Gilead shall have the right to appoint its Affiliates, and Gilead and its Affiliates shall have the right, in their sole discretion, to appoint any distributor or contract sales force or to grant a Third Party co-promotion rights, in any country(ies) in the Gilead Territory, to distribute, market, and sell Optioned Products in the Gilead Territory, subject, in the case of the Shared Territory, to Section 8.7(c).

(b)Authority over Personnel; Personnel Costs.  Nothing in this Agreement shall be construed to conclude that any of either Party’s or its Affiliates’ agents or employees are agents or employees of the other Party or subject to the other Party’s direction and control.  Each Party shall have sole authority over the terms and conditions of employment of its agents and employees, including their selection, management, compensation (including incentive plans) and discharge.  Except for FTE costs shared by the Parties as set forth herein, each Party shall be responsible for all costs and expenses in connection with their agents or employees, including salaries, incentive compensation, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll Taxes, Federal Insurance Contribution Act Taxes, unemployment insurance Taxes, and any similar Taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Law to be made on behalf of employees.

6.5Commercialization Reports.  Gilead shall keep the JCC informed regarding the progress of Commercialization activities for Optioned Products in the Gilead Territory, including [***].

6.6Medical Affairs.  For each Joint Product, in consultation with Arcus, Gilead shall prepare a plan and budget for such Joint Product, including strategies and the allocation of responsibility between the Parties, for Medical Affairs Activities, and a budget for any costs and expenses in connection with such activities (including costs for obtaining copyright licenses to research articles), which plan, as well as any applicable amendments thereto, shall be provided to the JCC for review and approval (each, a “Medical Affairs Plan and Budget”).  Except as otherwise specified in a Co-Promotion Agreement with respect to the Shared Territory, the applicable Medical Affairs Plan and Budget, or in Section 4.9, Gilead shall have the sole right to conduct Medical Affairs Activities for Joint Products in the Gilead Territory. Gilead shall lead communications with the medical community regarding the Joint Programs and interactions with key opinion leaders and patient advocacy groups, and Arcus shall perform such activities solely to the extent requested by Gilead.  Arcus shall have the right to conduct Medical Affairs Activities for Excluded Molecules and any Excluded Combinations but in the case of any Excluded Combinations, Arcus’s Medical Affairs Activities relating to the Optioned Product(s) included in such Excluded Combinations shall be coordinated with Gilead upon Gilead’s request.

6.7Scientific and Medical Conferences.  The Parties shall coordinate, on behalf of themselves and their Affiliates, regarding their activities at scientific or medical conferences, including regarding which Party’s or its Affiliate’s or Sublicensee’s employees shall staff any promotional and medical information booths that include any Joint Product.

ARTICLE VII

MANUFACTURE AND SUPPLY

7.1Pre-Program Activities and Arcus Programs.  Except as otherwise agreed by the Parties in writing, Arcus shall be solely responsible, in its discretion and at its sole cost and expense, for conducting all Manufacturing activities with respect to all Pre-Program Activities and each Arcus Program; provided that [***].  Arcus shall keep Gilead reasonably apprised, via the JMC, of any Manufacturing plans and budgets with respect to any Arcus Program for which Gilead in good faith anticipates that it may exercise the Option within [***] months, by providing [***] (a) plans for any anticipated Manufacturing activities for the following [***] months with respect to the Arcus Product to which the anticipated Qualifying Data Package would relate, (b) a corresponding budget with respect to each such Arcus Product, and (c) any updated versions of any such Manufacturing plans and budgets, [***] (the “CMC Plan and Budget”).

7.2Optioned Programs.

(a)Global Manufacturing Strategy; Plan and Budget.  For each Optioned Program, within [***] days after the applicable Initial Option Closing, the JMC shall prepare and submit to the JSC for review and approval the global manufacturing strategy plan and budget (the “Global Manufacturing Plan and Budget”) that shall include the global manufacturing strategy, the division of responsibility between the Parties for Manufacturing activities (including overseeing CMOs), and [***]. For clarity, (i) all Development Manufacturing Costs will be deemed Research and Development Costs, [***]; and (ii) all costs and expenses incurred by or on behalf of the Parties in connection with the Manufacture of a Joint Product for the Commercialization of such Joint Product in the Shared Territory shall be deemed Cost of Goods Sold that is part of [***], subject to the [***]. The Global Manufacturing Plan and Budget shall specify which Party shall be responsible for any activities set forth therein.  No later than [***] days after the JMC’s submission, the JSC shall approve the initial Global Manufacturing Plan and Budget (if any) for the applicable Optioned Program.  Either Party may propose amendments to the Global Manufacturing Plan and Budget from time to time through its members on the JMC.

(b)Efforts.  Each Party shall conduct the Manufacturing activities assigned to it in the Global Manufacturing Plan and Budget.  No Party shall be required to expand capacity or incur any capital expenditures except as set forth in the Global Manufacturing Plan and Budget.

(c)Compliance.  Notwithstanding anything herein or in any Ancillary Agreement, in no event shall a Party or its Affiliates be required to supply the other Party or its Affiliates with any Optioned Products (including product samples if applicable) if the purchasing Party is conducting its activities hereunder in violation of this Agreement or Applicable Law.

(d)Development Supplies.  The Parties shall in good faith negotiate the terms of one (1) or more supply agreements and corresponding quality agreement(s) pursuant to which the Party assigned a given Manufacturing activity under the Global Manufacturing Plan and Budget shall supply Optioned Molecules and Optioned Products to the other Party (to the extent contemplated in the Global Manufacturing Plan and Budget) for Development activities (the “Clinical Supply Agreement”); provided that the price for such Optioned Molecules and Optioned Products under any such Clinical Supply Agreement shall [***]. In the event that [***].

(e)Commercial Supplies.  In the event that Gilead agrees to supply Arcus with any commercial supplies of any Optioned Molecule or Optioned Product for use in a fixed dose combination, or that Arcus will produce commercial supplies of any Optioned Molecule or Optioned Product or any Arcus Molecule for use in a fixed dose combination for sale in the Gilead Territory, the Parties shall in good faith negotiate the terms of one (1) or more supply agreements and corresponding quality agreement(s) pursuant to which the applicable Party would supply such Optioned Molecules and Optioned Products to the other Party for Commercialization activities [***] and such terms shall be set forth in a commercial supply agreement to be entered into between the Parties on terms to be negotiated in good faith (the “Commercial Supply Agreement”).  In the event [***].

(f)Zimberelimab.  As soon as reasonably practicable following the Effective Date, the Parties shall enter into a supply agreement pursuant to which [***].

7.3Manufacturing Technology Transfer.

(a)Arcus Programs.  In order to plan for any anticipated Technology Transfers, if Gilead in good faith anticipates that it may exercise the Option for an Arcus Program and desires to begin discussions regarding the global supply chain for the applicable Arcus Product(s), then the Parties, through the JMC, shall commence such discussions, including the anticipated timing and process for the corresponding Technology Transfer.

(b)Optioned Programs. With respect to each Optioned Program, if, pursuant to the Global Manufacturing Plan and Budget, Gilead will assume responsibility for the Manufacture of an Optioned Molecule or Optioned Product, then the Parties, through the JMC, shall mutually agree upon a plan and timeline (the “Technology Transfer Plan”) for a customary technology transfer to promptly enable Gilead or its designee to Manufacture the applicable Optioned Molecules and Optioned Products (a “Technology Transfer”).  The Technology Transfer shall include the transfer to Gilead of all Information Controlled by Arcus during the Term that is reasonably necessary or useful to enable the Manufacture of Optioned Molecules and Optioned Products, and not previously transferred to Gilead under this Agreement, including [***].  Pursuant to the Technology Transfer Plan, and subject to [***], Arcus shall conduct and complete a Technology Transfer to Gilead or its designee for the Manufacture of such Optioned Molecule or Optioned Product for such Optioned Program, or cause its CMO to conduct and complete such Technology Transfer, including providing supplies and other support to validate Gilead’s or its CMO’s Manufacturing facility for the Optioned Product.   Each Party shall use commercially reasonable efforts to perform its obligations under each Technology Transfer Plan.  The Parties shall [***] share the costs and expenses of any Technology Transfer, which shall be treated as Development Manufacturing Costs.

ARTICLE VIII

GRANTS OF RIGHTS

8.1Grant of Research & Development License for Gilead Contributions.  In partial consideration for the Upfront Consideration, Arcus, on behalf of itself and its Affiliates, hereby grants to Gilead as of the Effective Date a non-exclusive, sublicensable (solely in accordance with Section 8.7(a)(i)) research and development license under the Arcus IP and Arcus’s interest in any Joint Collaboration IP, in each case, solely to conduct any Gilead Contributions in accordance with the Parties’ written agreement with respect thereto pursuant to Section 3.2.

8.2PD-1 Program.  The PD-1 Program shall be deemed to be an Optioned Program as of the Effective Date, and the Effective Date shall be deemed to be the Initial Option Closing for the PD-1 Program. For the PD-1 Program, the licenses and other rights granted under Section 8.4 shall be effective as of the Effective Date.

8.3Gilead’s Option Rights.

(a)Option Grant.  For each Arcus Program, subject to Section 8.3(d), Arcus hereby grants to Gilead an exclusive option to obtain the exclusive licenses and other rights described in Section 8.4 with respect to all Arcus Molecules and Arcus Products included in such Arcus Program (each, an “Option”).  The Option with respect to each Arcus Program shall be effective for the period beginning on (i) the Effective Date, for any Arcus Program in existence as of the Effective Date, (ii) the date of acquisition by Arcus or its applicable Affiliate, for any Acquired Arcus Program that constitutes an Arcus Program as of such date of acquisition, or (iii) the date on which an Arcus Program comes into existence, for any Arcus Program arising after the Effective Date from Pre-Program Activities (including, for clarity, with respect to any Acquired Arcus Program that did not constitute an Arcus Program upon acquisition), and in each case ((i) through (iii)), ending on the earliest to occur with respect to such Option of (A) the applicable Option Exercise Closing with respect to each country in the Gilead Territory, (B) the expiration of the applicable Option Exercise Period if Gilead does not deliver an Option Exercise Notice for such Option prior to such expiration, (C) the termination of such Option pursuant to Section 8.3(e), (D) the expiration or termination pursuant to ARTICLE XIV of this Agreement in its entirety or with respect to all Arcus Molecules and all Arcus Products in the applicable Arcus Program, and (E) the third anniversary of the end of the Collaboration Term (such effectiveness period with respect to each such Option, the “Arcus Program Period”).

(b)Option Exercise Notice; Option Exercise Period.

(i)With respect to each Arcus Program (and all Arcus Molecules and Arcus Products included in such Arcus Program), Gilead may exercise the Option at any time during the applicable Option Exercise Period (as defined in subsection (ii) or (iii) below, as applicable) for such Arcus Program by delivering a written notice of such exercise to Arcus (each such notice for any Arcus Program, an “Option Exercise Notice”).

(ii)For each Arcus Program [***] (an “Arcus [***] Program”), the “Option Exercise Period” means, for each Arcus Program, the period beginning on the Completion Date of the first Triggering Clinical Trial for the first Arcus Molecule in such Arcus [***] Program to achieve such event and ending on the earliest to occur of:

(A)delivery of an Option Exercise Notice by Gilead for such Arcus Program or Gilead’s notice that it declines to exercise such Option, and

(B)11:59 p.m. Pacific Time on the later of (1) the [***] day after the date on which Arcus has delivered to Gilead a Qualifying Data Package for such Arcus Molecule and (2) if applicable, [***] Business Days after a determination pursuant to [***] that a Qualifying Data Package for such Arcus Program has been delivered; provided that for any Arcus Program that is an Acquired Arcus Program, clause (B)(1) above shall be the [***] day after the applicable delivery date.

If Gilead has not provided an Option Exercise Notice for the applicable Arcus [***] Program to Arcus in accordance with this Section 8.3(b)(ii) prior to the end of the Option Exercise Period for such Arcus Molecule, then effective immediately after the end of such Option Exercise Period, all Arcus Molecules in such Arcus [***] Program shall become Excluded Arcus Molecules and such Arcus [***] Program shall become an Arcus Excluded Program; provided that any Acquired Arcus Program acquired after the expiration of the Option Exercise Period shall be deemed a distinct Arcus Program from the Arcus [***] Program, and Gilead shall have an Option with respect thereto pursuant to Section 8.3(a), including in the case that such Acquired Arcus Program [***].

(iii)For each Arcus Program [***] (an “Arcus [***] Program”), the “Option Exercise Period” means the period beginning on the Completion Date of the first Triggering Clinical Trial for the first Arcus Molecule in such Arcus [***] Program to achieve such event and ending on the earliest to occur of:

(A)delivery of an Option Exercise Notice by Gilead for such Arcus Program or Gilead’s notice that it declines to exercise such Option, and

(B)11:59 p.m. Pacific Time on the later of (1) the [***] day after the date on which Arcus has delivered to Gilead a Qualifying Data Package for such Arcus Molecule and (2) if applicable, [***] Business Days after a determination pursuant to Section 2.5(b)(i)(C) or Section 15.2(b) that a Qualifying Data Package for such Arcus Program has been delivered; provided that for any Arcus Program that is an Acquired Arcus Program, clause (B)(1) above shall be the [***] day after the applicable delivery date.

If Gilead has not provided an Option Exercise Notice for the applicable Arcus [***] Program to Arcus in accordance with this Section 8.3(b)(iii) prior to the end of the Option Exercise Period for the first such Arcus Molecule, then effective immediately after the end of such Option Exercise Period, (1) such Arcus Molecule shall become an Excluded Arcus Molecule and (2) the JDC shall determine if [***] within such Arcus [***] Program that Arcus has identified as a development candidate suitable for IND-enabling studies. If the [***], then all Arcus Molecules in such Arcus [***] Program shall become Excluded Arcus Molecules and such Arcus [***] Program shall become an Arcus Excluded Program; provided that [***], and Gilead shall have an Option with respect thereto pursuant to Section 8.3(a), including in the case that [***].  Notwithstanding the foregoing, if Gilead has not provided an Option Exercise Notice for the applicable Arcus [***] Program to Arcus in accordance with this Section 8.3(b)(iii) prior to the end of the Option Exercise Period for such lead backup Arcus Molecule, then effective immediately after the end of such Option Exercise Period, all Arcus Molecules in such Arcus [***] Program shall become Excluded Arcus Molecules and such Arcus [***] Program shall become an Arcus Excluded Program.  For example, [***].

(iv)During the Option Exercise Period for each Arcus Program, Gilead may reasonably request information with respect to such Arcus Program that is not otherwise included in the applicable Qualifying Data Package (including in connection with Gilead’s review of the Arcus Option Schedule of Exceptions for such Arcus Program delivered pursuant to Section 8.3(c)(ii)), and to the extent that the information reasonably requested by Gilead is at such time reasonably available, Arcus shall make full, accurate and timely responses to such requests.

(v)If Gilead exercises the Option with respect to any Arcus Program that is also an Acquired Arcus Program, then (A) the Parties shall attach an Existing Arcus Third Party Obligations Schedule with respect to such Acquired Arcus Program in accordance with Section 4.1(c) and Section 8.11.

(vi)Gilead shall have the right to exercise the Option for any Arcus Program prior to the applicable Option Exercise Period, provided that the Arcus Program Period is then in effect or as otherwise provided in Section 14.3(b)(iii)(D), in accordance with this Section 8.3(b)(vi). With respect to each Arcus Program, any time prior to the Option Exercise Period for such Arcus Program, Gilead shall have the right to deliver to Arcus a written notice indicating that Gilead desires to explore whether to exercise the Option for such Arcus Program.  Within [***] days after such written notice from Gilead, Arcus shall deliver to Gilead, with respect to such Arcus Program, a written notice including instructions and credentials with which Gilead may access a Data Room containing the data and information (existing and available as of the date of Arcus’s notice) with respect to such Arcus Program that would be required to be included in a Qualifying Data Package.  With respect to any Arcus Program for which such data and information is delivered under this Section 8.3(b)(vi), notwithstanding the fact that the Option Exercise Period has not yet commenced, Gilead may exercise the Option at any time during the period commencing on the date of Arcus’s written notice with respect to the applicable Data Room and ending on expiration or termination of the Option Exercise Period in accordance with Section 8.3(b)(i). If the data and information delivered by Arcus under this Section 8.3(b)(vi) do not constitute a Qualifying Data Package (as determined by the JSC in accordance with the terms of this Agreement), then, Arcus shall supplement such data and information with data and information required to be included in a Qualifying Data Package promptly upon such data and information becoming available. Following receipt of Arcus’s written notice with respect to the applicable Data Room, Gilead shall have the right to reasonably request additional information with respect to the applicable Arcus Program in accordance with Section 8.3(b)(iv), which shall apply, mutatis mutandis, during the period commencing on the date of Arcus’s notice with respect to such Arcus Program and ending on the first day of the Option Exercise Period.  For clarity, this Section 8.3(b)(vi) is not intended, and shall not be construed, to limit any rights of Gilead during the Option Exercise Period. If Gilead exercises the Option for any Arcus Program prior to the Option Exercise Period, then the allocation of Research and Development Costs set forth in Section 9.10(a) that would have applied following an Option Exercise Closing in the normal course shall apply to such Arcus Program following the early Option Exercise Closing, and the other economic provisions of ARTICLE IX (including, for clarity, Section 9.2) shall remain in effect.

(vii)“Triggering Clinical Trial” means, for an Arcus Molecule:

(A)With respect to an Arcus Program other than an Acquired Arcus Program that constitutes an Arcus Program upon acquisition, except as otherwise specified in clause (B) below, the Clinical Trial(s) sponsored by Arcus and approved by the JSC as the Triggering Clinical Trial for such Arcus Molecule, which Clinical Trial shall be consistent with the TCT Criteria.  The “TCT Criteria” are as set forth in Schedule 8.3(b)(vii);

(B)With respect to the following Arcus Molecules: [***]

(C)With respect to an Acquired Arcus Program that constitutes an Arcus Program upon acquisition, and except as otherwise specified in clause (D) below, the Clinical Trial(s) approved by the JSC as the Triggering Clinical Trial for such Arcus Molecule (whether pursuant to Section 3.3(c)(i)or 3.3(c)(iii)), which Clinical Trial shall be consistent with the TCT Criteria; and

(D)With respect to an Acquired Arcus Program that constitutes an Arcus Program upon acquisition and that includes, at the time of acquisition, a [***] Clinical Trial that has reached its Completion Date or an Approved Acquired Product, a Triggering Clinical Trial will be deemed to have occurred as of the closing of the applicable acquisition.

provided that with respect to each of clause (A), (B) and (C) above, if the existing Triggering Clinical Trial is halted, then the JSC shall designate a substitute Triggering Clinical Trial for such Arcus Molecule, and; provided, further, that, [***].

(viii)Notwithstanding anything to the contrary herein, materials provided to Gilead pursuant to this Section 8.3 [***].

(c)Option Exercise Closing.

(i)If Gilead delivers an Option Exercise Notice for an Arcus Program during the Option Exercise Period for such Arcus Program in accordance with Section 8.3(b)(i), or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), then subject to Section 8.3(c)(iii), such Arcus Program shall become an Optioned Program at 12:01 a.m. Pacific Time on the later of the [***] Business Day following (A) Arcus’ receipt of such Option Exercise Notice, including a certification that no Antitrust

Conditions apply to the Option for such Arcus Program, or (B) if any Antitrust Conditions apply to the Option for such Arcus Program, the date on which the Antitrust Conditions applicable to the Option for such Arcus Program have been satisfied (with respect to each such Arcus Program, an “Option Exercise Closing”).  To the extent permitted by applicable Antitrust Laws, and subject to Section 8.3(c)(iii), if the Antitrust Approvals have been obtained for the United States and the European Union with respect to an Arcus Program, then (1) an Option Exercise Closing for such Arcus Program shall occur for the United States, the European Union and each other jurisdiction in the Territory as to which Antitrust Approval is not required or has been obtained (such Option Exercise Closing, the “Initial Option Closing”) and (2) subject to Section 8.3(e), each country for which an Antitrust Approval is still required as of the Initial Option Closing shall not be included in the Gilead Royalty Territory unless and until the applicable required Antitrust Approval has been obtained for such country.  Upon each notice of receipt of any such subsequent Antitrust Approval for such Optioned Program, there shall occur an additional Option Exercise Closing for such Optioned Program with respect to the applicable jurisdictions. If Antitrust Approval is not obtained in any country by 11:59 p.m. Pacific time on the [***] day after the delivery of the Option Exercise Notice, then either Party may notify the other Party that it is terminating the Option relating to such Arcus Program in such country.

(ii)With respect to each Arcus Program for which Gilead delivers an Option Exercise Notice during the applicable Option Exercise Period, or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), except as set forth in the initial Arcus Option Schedule of Exceptions (which Arcus shall deliver to Gilead at the same time Arcus delivers to Gilead the Qualifying Data Package) for such Arcus Program and subject to Section 8.3(c)(iii), the Arcus Option Exercise Representations for such Arcus Program shall be made (A) subject to the initial Arcus Option Schedule of Exceptions, as of the date that the JSC determines, pursuant to Section 2.1(b)(ii) (including pursuant to Section 2.5(b)(i)(C) or Section 15.2(b)) that the data package delivered for such Arcus Program constitutes a Qualifying Data Package and (B) subject to the updated Arcus Option Schedule of Exceptions, as of the date of the Initial Option Closing for such Arcus Program (an “Option Bringdown Date”).

(iii)With respect to each Arcus Program for which Gilead delivers an Option Exercise Notice during the applicable Option Exercise Period, or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), prior to each applicable Option Exercise Closing for such Arcus Program, Arcus shall promptly notify Gilead in writing if any of the Arcus Option Exercise Representations for such Arcus Program are no longer true and correct in any material respect and may update the disclosures in the Arcus Schedule of Exceptions for such Arcus Program with respect to the Arcus Option Exercise Representations.  [***].

(iv)Notwithstanding anything to the contrary in this Agreement, if at any time after delivery of an Option Exercise Notice for an Arcus Program and before the Initial Option Closing for such Arcus Program, Arcus notifies Gilead, or Gilead otherwise becomes aware, of facts or circumstances that would cause any of the Arcus Option Exercise Representations to be untrue, inaccurate or incomplete in any material respect with respect to such Arcus Program in a manner that [***], then (A) Gilead may [***].

(d)Antitrust Filing.

(i)With respect to each Arcus Program for which Gilead delivers an Option Exercise Notice during the applicable Option Exercise Period, or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), upon either Party’s request, the Parties shall work together in good faith to conduct an analysis of whether any Antitrust Filings are or may be required in connection with a proposed Option Exercise Closing with respect to such Arcus Program.

(ii)With respect to each Arcus Program for which Gilead delivers an Option Exercise Notice during the applicable Option Exercise Period, or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), following delivery of such Option Exercise Notice, both Parties shall file their respective Antitrust Filings as promptly as practicable with each applicable Antitrust Authority pursuant to any applicable Antitrust Laws, and in any event, with respect to notification and report forms filed with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) pursuant to the HSR Act, if any, the Parties shall make such filings no later than [***] Business Days after such delivery of the Option Exercise Notice and shall, if requested by Gilead, seek early termination of the waiting period under the HSR Act.  Each Party will be responsible for its own costs and expenses associated with any Antitrust Filing, but (i) [***] shall be responsible for payment of all fees to the FTC and DOJ or any other Governmental Entity with respect to Antitrust Filings made pursuant to the HSR Act or foreign antitrust law, and (ii) in the event that the FTC or DOJ issues a Request for Additional Information and Documentary Material (a “Second Request”) or the EU conducts a Phase 2 investigation, [***].  The Parties shall provide each other with information and assistance as may be reasonably necessary and use commercially reasonable efforts, in each case, to obtain prompt clearance required under applicable Antitrust Laws for the consummation of the applicable Option Exercise Closing and the transactions contemplated thereby and shall cooperate with each other, including (i) keeping each other promptly apprised of any communications with, and any inquiries or requests for additional information from, the FTC, DOJ or any other applicable Antitrust Authority, (ii) providing copies to each other of all written communications, (iii) sharing drafts of written submission in advance of submission and taking comments of the other into account in good faith; however, the Parties may redact submissions for privilege and the Parties also may request that distribution of submissions be limited to outside counsel only, and (iv) permitting the other to participate in all meetings and video conferences or substantive telephone conversations with, to the extent not prohibited by law, any Antitrust Authority, and shall comply promptly with any reasonable inquiry or request; provided that subject to its undertakings and obligations under this Section 8.3(d)(ii) to, in good faith, take into consideration Arcus' views, suggestions and comments regarding the strategy to be pursued for obtaining all required Antitrust Approvals, Gilead shall lead any strategy to obtain all such approvals, and, if there is a dispute between Gilead and Arcus[***]; and further provided that neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets, consent to any other material structural or conduct remedy or otherwise restrict or limit its or its Affiliates’ freedom of action.

(iii)Subject to Section 8.3(d)(i), within [***] Business Days after the Parties have obtained the Antitrust Approval under the HSR Act with respect to any Arcus Program as to which Gilead has exercised its Option rights, Gilead shall deliver to Arcus a notice identifying the applicable Arcus Program and attaching evidence of the Antitrust Approval under the HSR Act and each other applicable Antitrust Approval that has been obtained, if any, and the country(ies) to which each such Antitrust Approval relates.

(e)No Effective Option Exercise Closing.

(i)With respect to each Arcus Program for which Gilead delivers an Option Exercise Notice during the applicable Option Exercise Period, or prior to such Option Exercise Period in accordance with Section 8.3(b)(vi), notwithstanding anything to the contrary in Section 8.3(d), if within [***] days after the delivery of the Option Exercise Notice, the Initial Option Closing has not occurred, then either Party may notify the other Party that it is terminating the Option relating to such Arcus Program, and unless the non-notifying Party responds within [***] Business Days to the notifying Party, providing evidence that it is using reasonable efforts to secure the necessary Antitrust Approvals in the applicable jurisdictions (including in response to any additional request from Antitrust Authorities), such termination of the Option for such Arcus Program shall occur at 11:59 p.m. Pacific Time on such [***] Business Day, at which time all Arcus Molecules in such Arcus Program shall become Excluded Arcus Molecules and such Arcus Program shall become an Arcus Excluded Program.  If the non-notifying Party responds within such [***] Business Day period with such evidence, then either Party may notify the other Party that it is terminating the Option relating to such Arcus Program if the Initial Option Closing has not occurred by 11:59 p.m. Pacific time on the [***] day after the delivery of the Option Exercise Notice , and such termination of the Option for such Arcus Program shall occur at 12:01 a.m. Pacific time on [***].

(ii)With respect to each Optioned Program for which one (1) or more required Antitrust Approvals were not obtained for any country, and with respect to which the Option was terminated pursuant to Section 8.3(e)(i), each such country shall not become part of the Gilead Territory.

8.4Grant to Gilead.  For any Optioned Program other than the PD-1 Program, the licenses and other rights granted to Gilead under this Section 8.4 shall be effective as of each Option Exercise Closing for such Optioned Program in the countries to which such Option Exercise Closing relates.

(a)For each Optioned Program, subject to Section 8.6, Arcus, on behalf of itself and its Affiliates, hereby grants to Gilead an exclusive (including as to Arcus), royalty-bearing (solely with respect to the Gilead Royalty Territory pursuant to Section 9.5), sublicensable (solely in accordance with Section 8.7(a)(i)) license under the Arcus IP and Arcus’ interest in any Joint Collaboration IP, in each case, to Exploit any Optioned Molecules or Optioned Products with respect to such Optioned Program in the Field in the Gilead Territory.  Such exclusive license shall be subject to (i) the retained rights of Arcus under Section 8.6 and (ii) if applicable, any rights granted to Arcus under any Co-Promotion Agreement.

(b)For each Optioned Program, subject to Section 8.6, Arcus, on behalf of itself and its Affiliates, hereby grants to Gilead an exclusive (including as to Arcus), royalty-bearing (solely with respect to the Gilead Royalty Territory pursuant to Section 9.5), sublicensable (solely in accordance with Section 8.7(a)(i)) right of reference under (or right of access to, if such right of reference is unavailable or insufficient) any Regulatory Materials or Regulatory Approvals Controlled by Arcus with respect to any Optioned Molecules or Optioned Products with respect to such Optioned Program, in each case, to Exploit such Optioned Molecules or Optioned Products in the Field in the Gilead Territory.  Such exclusive license shall be subject to (i) the retained rights of Arcus under Section 8.6 and (ii) any rights granted to Arcus under any Co-Promotion Agreement.

(c)For each Optioned Program, subject to Section 8.6, Arcus, on behalf of itself and its Affiliates, hereby grants to Gilead a non-exclusive, royalty-bearing (solely with respect to the Gilead Royalty Territory pursuant to Section 9.5), sublicensable (solely in accordance with Section 8.7(a)(i)) right of reference under (or right of access to, if such right of reference is unavailable or insufficient) any Regulatory Materials including safety data Controlled by Arcus with respect to any Arcus Molecules or Excluded Arcus Molecules included in an Arcus Combination or an Excluded Combination, as applicable, to the extent necessary for Gilead to obtain or maintain Regulatory Approval for any Optioned Molecule or Optioned Product included in such Arcus Combination or Excluded Combination in the Field in the Gilead Territory.  For clarity, the right of reference granted in this Section 8.4(c) shall not be used to Exploit the Arcus Combination or the Excluded Combination.

8.5Grants to Arcus.

(a)Arcus R&D Activities.  Gilead, on behalf of itself and its Affiliates, hereby grants to Arcus a non-exclusive, royalty-free, sublicensable (solely in accordance with Section 8.7(a)(ii)) license under the Gilead Collaboration IP and Gilead’s interest in any Joint Collaboration IP, in each case, to conduct any Arcus R&D Activities in the Field in the Territory.

(b)Co-Promotion Activities.  The Co-Promotion Agreement shall include such licenses from Gilead as Arcus may require in order to conduct its activities under the Co-Promotion Agreement.

8.6Retained Rights.  Notwithstanding the exclusive licenses granted by Arcus under Section 8.4, Arcus shall retain such rights under the intellectual property and other rights licensed to Gilead as are necessary to perform (or have performed by permitted subcontractors hereunder) the activities assigned to Arcus under this Agreement or any Ancillary Agreement and Arcus Independent Activities in accordance with the terms of this Agreement or such Ancillary Agreement. Gilead shall retain such rights under any intellectual property or other rights licensed to Arcus as are necessary to perform (or have performed by permitted subcontractors hereunder) the activities assigned to Gilead under this Agreement or any Ancillary Agreement in accordance with the terms of this Agreement or such Ancillary Agreement.

8.7Sublicensing.

(a)Scope of Permissible Sublicensing.

(i)By Gilead.  Subject to Section 8.7(b), the licenses granted by Arcus to Gilead hereunder may be sublicensed by Gilead, through multiple tiers, (A) with respect to rights granted the Gilead Royalty Territory, without any requirement of consent from Arcus, and (B) with respect to rights granted in the Shared Territory, subject to Arcus’ right of first negotiation pursuant to Section 8.7(c); provided that Gilead shall be liable for any act or omission of any Sublicensee that is a breach of any of Gilead’s obligations under this Agreement as though the same were a breach by Gilead, and Arcus shall have the right to proceed directly against Gilead with respect to any such breach without any obligation to first proceed against such Sublicensee.

(ii)By Arcus.  Subject to Section 8.7(b), the licenses granted by Gilead to Arcus hereunder with respect to any Optioned Program may be sublicensed solely with Gilead’s prior written consent, consent not to be unreasonably withheld, conditioned or delayed; provided that Arcus shall be liable for any act or omission of any Sublicensee that is a breach of any of Arcus’ obligations under this Agreement as though the same were a breach by Arcus, and Gilead shall have the right to proceed directly against Arcus with respect to any such breach without any obligation to first proceed against such Sublicensee.

(b)Sublicense Agreements.  Any Sublicense Agreement shall be consistent with and subject to the terms of this Agreement.  In any Sublicense Agreement that either Party enters into with respect to any Optioned Product, such Party (the “Sublicensing Party”) shall use reasonable efforts to require that the applicable Sublicensee grant to such Sublicensing Party a royalty-free and sublicensable (through multiple tiers) (i) license under any intellectual property rights (including any Information or Patents) conceived, discovered, developed, generated or otherwise made by or on behalf of such Sublicensee with respect to such Optioned Product in connection with such Sublicense Agreement; and (ii) right of reference under (or right of access to) any Regulatory Materials or Regulatory Approvals controlled by such Sublicensee with respect to such Optioned Product, in each case ((i) and (ii)), (A) as necessary to grant to the non-Sublicensing Party the rights that the Sublicensing Party would have granted under Sections 8.1, 8.4 or 8.5 (as applicable) if such Sublicensing Party had Controlled such intellectual property rights, Regulatory Materials or Regulatory Approvals or (B) without limitation to clause (A), in the case of Gilead as the Sublicensing Party, as necessary to fulfill its obligations under Section 14.7(c). Within [***] days following either Party entering into a Sublicense Agreement, such Party shall provide to the other Party a true and complete copy of the Sublicense Agreement, provided that the Party entering such Sublicense Agreement may redact [***].  Notwithstanding the foregoing, this Section 8.7(b) shall not apply with respect to any grant of rights pursuant to Section 6.4(a)(iv).

(c)Arcus Right of First Negotiation. If Gilead desires to grant to a Third Party a sublicense under any license rights granted to it pursuant to Section 8.4 [***], Gilead shall provide Arcus written notice thereof (the “Arcus ROFN Notice”).  Arcus shall have a period of [***] days following its receipt of the Arcus ROFN Notice (the “Arcus ROFN Notification Period”) to notify Gilead in writing that Arcus wishes to engage in negotiations with Gilead for reversion of such license rights (the “Arcus ROFN Negotiation Notice”). If Arcus provides Gilead with the Arcus ROFN Negotiation Notice during the Arcus ROFN Notification Period, then for a period of [***] days following Gilead’s receipt of the Arcus ROFN Negotiation Notice (the “Arcus ROFN Negotiation Period”), the Parties will negotiate in good faith the commercially reasonable terms for such reversion rights.  If the Parties do not execute a definitive agreement for such reversion rights during the Arcus ROFN Negotiation Period, then Gilead may enter into such Third Party sublicense agreement. If Arcus does not provide Gilead with an Arcus ROFN Negotiation Notice during the Arcus ROFN Notification Period, or if Arcus provides Gilead with an Arcus ROFN Negotiation Notice during the Arcus ROFN Notification Period and the Parties do not execute a definitive agreement for such reversion rights during the Arcus ROFN Negotiation Period, then from and after the date of expiration of the Arcus ROFN Negotiation Period, Arcus shall have no further rights under this Section 8.7(c) with respect to such reversion rights.

8.8No Implied Licenses.  Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property rights, Information, Regulatory Materials or Regulatory Approvals Controlled by such Party.

8.9Non-Exclusivity.  For clarity, nothing in this Agreement is intended to impose any Target-based exclusivity on either Party’s activities outside the scope of this Agreement.

8.10Confirmatory Licenses.  Each Party shall, if so requested by the other Party, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with any applicable Patent offices or other Governmental Authorities.  Each Party shall bear its own filing costs and expenses and any costs and expenses of outside counsel or experts required with respect to such recordations.

8.11Arcus Third Party Obligations.

(a)On and after the occurrence of Option Exercise Closing with respect to the Arcus Program, at such time as Gilead becomes a sublicensee or, if applicable, subcontractor, under the applicable Arcus Third Party Obligation, then for so long as it remains a sublicensee, or if applicable, subcontractor, Gilead shall comply, and shall cause its Affiliates and Sublicensees to comply, with those Arcus Third Party Obligations applicable to its performance hereunder as set forth in the applicable Arcus Third Party Obligations Schedule.  The Parties shall review in good faith each Arcus Third Party Obligations Schedule upon either Party’s request and make such revisions as are reasonable and necessary to appropriately reflect the Parties’ respective activities hereunder and to clarify their respective responsibilities therefor.

(b)Gilead acknowledges and agrees that Arcus shall have the right to take such actions (or refrain from taking such actions), and provide to the applicable Third Party such information and materials (including a right of reference or access as the case may be), as is required by the applicable Arcus Third Party Obligation, and Gilead shall cooperate reasonably with Arcus with respect thereto upon Arcus’ prior written request.  Without limiting the generality of the foregoing and to the extent set forth in the applicable Arcus Third Party Obligation, Gilead shall [***].

(c)Upon the Initial Option Closing date for an Optioned Program, the Third Party Obligations for such Optioned Program set forth in the applicable Third Party Obligations Schedule shall become incorporated into and made a part of this Agreement.

(d)[***].

(e)For each Arcus Program, Arcus shall include in the Qualifying Data Package for such Arcus Program [***].

(f)Gilead shall have the right to reject a sublicense under an Arcus Third Party Agreement if Gilead believes in good faith that such license is not applicable to the activities of Gilead or its Affiliates hereunder and Gilead does not want to be subject to the applicable Arcus Third Party Obligations.  In such event, all rights under such Arcus Third Party Agreement shall not be deemed to be Controlled by Arcus.

(g)In no event shall Gilead or any of its Affiliates have any financial obligations arising out of its or their obligations under this Section 8.11, except under Section 9.7(c), if applicable, or as expressly set forth in the applicable Third Party Obligations Schedule.

(h)Nothing in this Section 8.11 shall require Gilead to take, or omit to take, any action that would cause Gilead to be in breach of this Agreement or in violation of Applicable Law.

8.12Option on Former Third Party Territories.  With respect to each country in the Third Party Territory with respect to any Optioned Program, if such country ceases to be included in the Third Party Territory, Arcus shall promptly notify Gilead thereof, and for [***] days following such notice, Gilead shall have the right to elect for such country to be included in the Gilead Royalty Territory by written notice to Arcus.  If Arcus does not receive such notice of election during such [***] day period, Arcus shall have no further obligation to Gilead with respect to such country and such Optioned Program.  If Arcus does receive such notice of election during such [***] day period, then the Gilead Territory with respect to such Optioned Program shall be expanded to include such country, subject to any applicable Arcus Third Party Obligations with respect thereto.

ARTICLE IX

FINANCIALS

9.1Upfront Consideration.  In partial consideration of the licenses and the other rights granted to Gilead hereunder, Gilead shall pay to Arcus a non-refundable, non-creditable upfront cash payment of One Hundred Seventy-Five Million Dollars ($175,000,000) (the “Upfront Consideration”) no later than [***] Business Days after the Effective Date.

9.2Option Payment.  (a) For each Optioned Program other than the PD-1 Program, the TIGIT Program, the Adenosine Receptor Program and the CD73 Program, Gilead shall pay to Arcus an amount equal to One Hundred Fifty Million Dollars ($150,000,000), (b) for the TIGIT Program[***], (c) for the Adenosine Receptor Program, Gilead shall pay to Arcus an amount equal to [***], and (d) for the CD73 Program, Gilead shall pay to Arcus an amount equal to [***] (each such payment, an “Option Payment”), in each case, within [***] days after the applicable Arcus Program has become an Optioned Program pursuant to Section 8.3.

9.3Option Continuation Payments.  Until the earlier termination of this Agreement pursuant to ARTICLE XIV, within [***] days of each of the [***] anniversaries of the Effective Date (if applicable),

Gilead shall pay to Arcus a payment of One Hundred Million Dollars ($100,000,000) in partial consideration of the Options granted to Gilead pursuant to Section 8.3 for the corresponding [***] subsequent years (each an “Option Continuation Payment”).  Notwithstanding anything to the contrary herein, (a) in the event that Gilead exercises its rights to terminate its obligations for making any further Option Continuation Payments pursuant to Section 14.3(b)(i), Gilead’s payment obligations under this Section 9.3 shall terminate on the effective date of such termination; provided, that [***].

9.4Development Milestones for TIGIT Program.

(a)AB154 Milestones.  If AB154 becomes an Optioned Molecule, Gilead shall pay Arcus, if the applicable milestone event occurs, the corresponding milestone payment specified below.  The maximum milestone payments due by Gilead under this Section 9.4(a) total Five Hundred Million Dollars ($500,000,000). [***].

(b)[***] Milestones.  [***].

9.5Optioned Product Royalties.

(a)Royalty Payments.  Subject to any other terms of this Agreement relevant in this Section, in partial consideration of the license granted by Arcus under Section 8.4, during the applicable Royalty Term only, and on an Optioned Product-by-Optioned Product basis, Gilead shall pay to Arcus royalties in each Calendar Year on the amount of aggregate Net Sales of the applicable Optioned Product in the Gilead Royalty Territory (excluding (A) for clarity, Net Sales in any country for the period in which such country is included in the Third Party Territory or the Shared Territory and (B) Net Sales in the Access Territory) (such aggregate Net Sales, excluding the foregoing clauses (A) and (B), “Included Net Sales”) as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental Included Net Sales of such Optioned Product in such Calendar Year (the “Royalties”).  For clarity, if Arcus delivers an Opt-Out Notice with respect to a given Optioned Program pursuant to Section 4.7(a), the Net Sales in the U.S. for each Optioned Product included in such Optioned Program shall be included in Included Net Sales, on an Optioned Product-by-Optioned Product basis.

Included Net Sales of such Optioned Product in the Gilead Royalty Territory in a Calendar Year	Royalty Rate
[***]	[***]

For example, if the aggregate Included Net Sales of all Optioned Products in a given Optioned Program in a particular Calendar Year is $[***], the amount of Royalties payable under this Section 9.5(a) shall be as follows: [***]% of $[***] plus [***]% of $[***] = $[***].  From and after the expiration of the Royalty Term for an Optioned Product in a country in the Gilead Royalty Territory, (i) Gilead shall no longer have any obligation to pay any royalty on any Net Sales of such Optioned Product in such country and (ii) Net Sales of such Optioned Product in such country shall be excluded for purposes of determining the royalty tiers set forth above.

(b)Royalty Term.  The “Royalty Term” shall commence, on an Optioned Product-by-Optioned Product and country-by-country basis, on the First Commercial Sale of such Optioned Product in such country and shall continue until [***].

(c)Additional Royalty Provisions.  For each Optioned Product, during the Royalty Term, the Royalties payable under Sections 9.5(a) will be adjusted, on a country-by-country basis as follows with respect to the relevant country in the Gilead Royalty Territory:  [***].

(d)Royalty Floor.  In no event shall the cumulative effect of the reductions allowed under Section 9.5(c) and Section 9.7(c)(iii) reduce the Royalties owed to Arcus in a given country below [***].

(e)Compulsory License.  If a Compulsory License is granted to a Third Party with respect to an Optioned Product in any country in the Gilead Royalty Territory, and such Third Party actually sells such Optioned Product in the country under such Compulsory License, then [***].

(f)Sales in Access Territory and Sales of Veterinary Products.  If Gilead sells any Optioned Product in any country in the Access Territory [***], or sells any Veterinary Product, then [***].

9.6Royalty Payments and Reports.  For each Optioned Product, within [***] Business Days following the end of each Calendar Quarter, Gilead shall provide to Arcus a statement setting forth on a country-by-country basis good faith estimates of the gross sales of the applicable Optioned Product in the Gilead Royalty Territory and an estimated calculation of Included Net Sales in the Gilead Royalty Territory with respect to such Optioned Product, in each case, reported in Dollars as determined in accordance with Section 9.16.  Subject to Section 9.12, all amounts payable to Arcus pursuant to Section 9.5 with respect to Included Net Sales during a Calendar Quarter, shall be paid in Dollars within [***] days after the end of such Calendar Quarter.  Each payment of Royalties due to Arcus shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of each Optioned Product in the Gilead Royalty Territory, during the applicable Calendar Quarter, a calculation of Included Net Sales in the Gilead Royalty Territory with respect to each Optioned Product showing with reasonable specificity the aggregate deductions from gross sales provided for in the definition of Included Net Sales during such Calendar Quarter and the deductions, if any, taken pursuant to Section 9.5(c), and a calculation of the amount of royalty payment due on such sales for such Calendar Quarter, in all cases, reported in Dollars as determined in accordance with Section 9.16.

9.7Payments to Third Parties.

(a)Pre-Option In-Licenses.  If Arcus desires to obtain a Pre-Option In-License following the Effective Date, it shall provide prior written notice to Gilead of such anticipated Pre-Option In-License for Gilead’s review and comments, which notice shall provide in reasonable detail the terms of such anticipated Pre-Option In-Licenses.  Arcus shall consider Gilead’s timely provided comments in good faith, but otherwise shall have the right, in its sole discretion to enter into such Pre-Option In-License.

(b)Post-Option In-Licenses.  With respect to each Optioned Program, if either Party believes it is advisable to obtain a license under any Patent or any intellectual property right of a Third Party in any country to Exploit an applicable Optioned Product in such country, it shall notify the other Party, and [***].

(c)Responsibility for Payments.

(i)“Third Party License Payments” means, with respect to a license agreement with a Third Party for rights under such Third Party’s Patent or other intellectual property, all license fees, milestones, royalties or other payments due to such Third Party under such license agreement.  Third Party License Payments shall not be deemed Research and Development Costs.

(ii)Pre-Option In-Licenses.  Arcus shall solely be responsible for any Third Party License Payments due under any Pre-Option In-License (which for clarity, includes any Third Party License Payments due under any Existing Arcus Third Party Agreement arising from any Pre-Program Activities or conduct of any Arcus Program) prior to the Effective Date and thereafter, until the Option

Exercise Closing, if applicable.  The Parties shall share any Third Party License Payments due under any Pre-Option In-License for any Joint Product following the applicable Option Exercise Closing (until the delivery of Opt-Out Notice, if applicable) as follows: [***].

(iii)Post-Option In-License – Joint Products.  With respect to each Joint Product, the Parties shall share any Third Party License Payments due under any Post-Option In-Licenses as follows: [***]; and with respect to any Optioned Product that is not a Joint Product, Section 9.7(c)(iv) shall apply.

(iv)Post-Option In-License – Non-Joint Products.  With respect to any Optioned Product that is not a Joint Product, Gilead shall solely be responsible for any Third Party License Payments due under any Post-Option In-Licenses following Arcus’ opt-out pursuant to Section 4.7 and shall have the right to [***].

(v)In-License for PD-1 Program.  This Section 9.7 shall apply to any Third Party License Payments due under any agreement between Arcus or any of its Affiliates and any Third Party that governs a license of Arcus IP that is reasonably and directly attributable to the Exploitation of the PD-1 Program; provided that [***].

(vi)Payment Process.  With respect to any Third Party License Payments, on a quarterly basis, the Party initially bearing the Third Party License Payments shall invoice the other Party for such amount as is necessary to effectuate the responsibility for Third Party License Payments as set forth in this Section 9.7.  The Party receiving such invoice shall pay it not later than [***] days following receipt thereof.

9.8Following Royalty Term.  Upon expiration of the Royalty Term with respect to an Optioned Product in a country in the Gilead Royalty Territory, Gilead’s licenses from Arcus with respect to such Optioned Product, in such country, shall become fully paid-up, non-exclusive, perpetual, and irrevocable, subject to its obligation to reimburse Arcus for Third Party License Payments, as contemplated in Section 9.7(c).

9.9Veterinary Products.  The regulatory milestones, Research and Development Costs and Operating Profits (or Losses) in Sections 9.4, 9.10 and 9.11 shall not apply to the Development and the Commercialization of Optioned Molecules or Optioned Products for veterinary use.  If any Veterinary Products are sold in the Shared Territory, then [***] the Parties shall [***].

9.10Optioned Program Research and Development Costs.

(a)Generally.  Subject to Sections 3.5(c)(iii), 9.10(b) and 9.12 and any other relevant terms in this Section, for each Optioned Program, the Parties shall share the Research and Development Costs incurred by or on behalf of either Party or its Affiliates in conducting the applicable Optioned Program, in the case of the PD-1 Program, after the Effective Date and in the case of any other Optioned Program, after the applicable Option Exercise Closing with respect to the countries relating to each Option Exercise Closing, as follows: Gilead shall be responsible for fifty percent (50%) and Arcus shall be responsible for fifty percent (50%); provided, that in the event Arcus has exercised its opt-out rights with respect to an Optioned Program pursuant to Section 4.7, Gilead shall solely be responsible for the Research and Development Costs incurred therefor after the effective date of such opt-out, except that Arcus shall [***].

(b)Calculation and Payment.

(i)Within [***] Business Days after the end of each Calendar Quarter, each Party shall provide to the other Party a report in reasonable detail of any Research and Development Costs incurred by such Party in such Calendar Quarter for each Joint Program, and for any Tail Period Clinical Trials.  Such Research and Development Costs so reported shall be used for the calculation of the 50/50 split for the Research and Development Costs (and for clarity, any adjustments made to such reported amounts shall be taken in the Calendar Quarter in which such adjustments are recorded).

(ii)Within [***] Business Days following the Parties’ exchange of the Research and Development Costs reports pursuant to Section 9.10(b)(i), Gilead shall provide Arcus an R&D Payment Report (in electronic form) in respect of such Calendar Quarter, combining the information reported by each Party pursuant to this Section 9.10(b) and showing its calculations of the amount of the Quarterly R&D True-Up payment or any other payments to be made by the Parties hereunder for such Calendar Quarter as contemplated in this Section 9.10 and Section 9.12.

(iii)Within [***] days following delivery of the R&D Payment Report, the Party that is owed the Quarterly R&D True-Up payment based on the calculations in the R&D Payment Report shall invoice the other Party for the Quarterly R&D True-Up amount as set forth in such R&D Payment Report.  The Party receiving such invoice shall pay it not later than [***] days following receipt thereof; provided that, in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [***] days after the date on which Arcus and Gilead, using reasonable, good faith efforts, resolve the dispute.

(iv)The Parties will further work together and reasonably take into account the internal and external reporting requirements and timelines of the other Party (A) when preparing reports pursuant to this ARTICLE IX to the other Party, (B) when aligning the respective R&D Plan and Budget, Commercialization Plan and Budget, Global Manufacturing Plan and Budget and Medical Affairs Plan and Budget for each Optioned Program and Third Party License Payments and (C) during any other planning-related exercise.

(c)R&D Budget [***].  If Gilead exercises its final decision-making authority pursuant to Section 2.5(b)(ii)(B)(1) to [***] (the “Deferral Trigger”), then, the maximum amount of the Research and Development Costs for the remaining period covered under such Baseline Budget shall be set, on a Calendar Year basis, at an amount equal to [***] of the [***] for the corresponding Calendar Years (the “R&D Budget [***]”).  Any R&D Budget [***] Balance shall be initially borne by [***].

(d)TIGIT [***] Study.  If Gilead exercises its Option for the TIGIT Program during the Option Exercise Period beginning [***], the Parties shall share on a 50/50 basis any costs [***].

9.11Shared Operating Profits and Operating Losses.

(a)Generally.  For each Joint Product in the Shared Territory, the Parties shall share all Operating Profits and all Operating Losses (as applicable) incurred or received for the Shared Territory or reasonably allocated to such Joint Product in the Shared Territory on the basis of fifty percent (50%) to Gilead and fifty percent (50%) to Arcus, which Operating Profits (or Operating Losses) shall include any Net Sales or Allowable Expenses whether incurred prior to (but included in) or after the approval of the applicable Commercialization Plan and Budget.

(b)Calculation and Payment.

(i)Within [***] Business Days after the end of each Calendar Quarter beginning with the Calendar Quarter in which the JCC approves the Commercialization Plan and Budget with respect to a Joint Product, each Party shall provide to the finance officer designated by the other Party (each, a “Finance Officer”) in reasonable detail its Net Sales and any Allowable Expenses incurred by or on behalf of such Party; provided that Allowable Expenses incurred prior to the approval of the Commercialization Plan and Budget with respect to such Joint Product shall be deemed to have been incurred or received in the same Calendar Quarter of such approval.  Any subsequent adjustments made to the figures reported by each Party pursuant to the foregoing sentence will be reflected in the next quarter’s profit share calculation and invoice.

(ii)The Finance Officers shall compare each Party’s Allowable Expenses against the budget for the applicable activities assigned to such Party in the Commercialization Plan and Budget and Medical Affairs Plan and Budget.  The Finance Officers shall confer and agree in writing on a consolidated financial statement (the “Profit Payment Report”) setting forth the Operating Profit or Operating Loss for such Calendar Quarter for each applicable Joint Product in the Shared Territory based on the numbers reported by the Parties and calculating each Party’s share of such Operating Profit or Operating Loss and the Quarterly Profit True-Up amount in accordance with this Section 9.11 and ARTICLE VI and any relevant terms set forth in the respective Co-Promotion Agreement(s), if any, within [***] Business Days after receipt of the reports from each Party.

(iii)Within [***] days following delivery of the Profit Payment Report, the Party that is owed the Quarterly Profit True-Up payment based on the calculations in the Profit Payment Report shall invoice the other Party for the Quarterly Profit True-Up amount as set forth in such Profit Payment Report.  The Party receiving such invoice shall pay it not later than [***] days following receipt thereof.

(iv)Each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.  For the avoidance of doubt, no cost or expense shall be counted more than once in calculating the Allowable Expenses for the Shared Territory, even if such cost or expense falls into more than one of the cost categories that comprise the Allowable Expenses for the Shared Territory.

(c)[***].  As set forth in Section 6.2, with respect to all Joint Products, the Parties shall agree to the [***], which shall remain in effect until the earliest of [***], which [***] shall be as agreed in writing pursuant to Section 6.2(a).  Schedule 9.11 sets forth [***].

(d)Royalty Conversion or Buyout. If, after achievement of [***] for a Joint Product, within [***] days following the end of such Calendar Year in which such achievement occurs, Gilead may elect, [***].

9.12[***].

(a)[***]

(b)[***]

(c)[***].  In the event Arcus undergoes a Change of Control, then, within [***] days following the closing thereof, Arcus shall [***].

9.13[***].  Schedule 9.13 sets forth [***].

9.14Shared Patent Costs.

(a)For each Optioned Program, with respect to any Patent Costs to be shared equally by the Parties pursuant to ARTICLE X (the “Shared Patent Costs”), the Parties shall share such Shared Patent Costs as follows: Gilead shall be responsible for fifty percent (50%) and Arcus shall be responsible for fifty percent (50%).  Within [***] Business Days after the end of each Calendar Quarter, each Party shall provide to the other Party a report in reasonable detail of any Shared Patent Costs incurred by such Party in such Calendar Quarter for each Optioned Program, which may be based on such Party’s good faith estimate.  Such Shared Patent Costs so reported shall be used for the calculation of the 50/50 split for the Shared Patent Costs.  Within [***] days following receipt of such report(s), the Party that incurred the higher aggregate Shared Patent Costs for the applicable period shall invoice the other Party for one-half (1/2) of the difference between the Parties’ respective aggregate Shared Patent Costs for the applicable period.  The Party receiving such invoice shall pay it not later than [***] days following receipt thereof.

(b)If Gilead requests that Arcus incur Patent Costs with respect to an Arcus Program and Arcus agrees to incur such Patent Costs, then Section 9.14(a) shall apply to such Patent Costs as if such Patent Costs were Shared Patent Costs relating to an Optioned Program.

9.15Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties shall cooperate with one another and use reasonable efforts to mitigate or reduce Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made between the Parties under this Agreement.  Without limiting the generality of the foregoing, each Party shall provide the other with any Tax forms and other information that may be reasonably necessary in order to eliminate or reduce withholding based on an applicable treaty or otherwise, including a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, before a payment is made. If any Tax form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, it shall provide the other Party with an updated version of such form or certification or promptly notify the other Party in writing of its legal inability to do so.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

(c)VAT. It is understood and agreed between the Parties that any payments made by Gilead under this Agreement are exclusive of any value added tax (“VAT”) or similar Tax imposed upon such payments. Gilead will settle all undisputed amount of VAT only on receipt of a valid Tax invoice issued in accordance with Applicable Law.

(d)Withholding Tax.  Any and all payments made under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. To the extent Gilead is required by Applicable Law to deduct or withhold Taxes on any payment to Arcus (the “Withheld Amount”), Gilead shall remit such Withheld Amount to the proper Governmental Authority in a timely manner and promptly (within [***] days of payment) transmit to Arcus an official Tax certificate or other evidence of any withholding sufficient to enable Arcus to claim available credits for such Withheld

Amount.  Gilead shall have the right to deduct such Withheld Amount from payment due to Arcus.  For the avoidance of doubt, the Gilead’s remittance of such Withheld Amount, together with payment to Arcus of the remaining payment, will constitute Gilead’s full satisfaction of its payment obligation under this Agreement.

Notwithstanding the foregoing, if as a result of Gilead assigning this Agreement to an Affiliate or changing its domicile, additional Taxes become due that would not have otherwise been due hereunder with respect to payments under this Agreement, Gilead shall be responsible for all such additional withholding Taxes; provided, however, that to the extent Arcus recoups any such amounts withheld as tax credit or otherwise, Arcus shall reimburse Gilead for such amounts withheld and shall pay Arcus such amounts as are necessary to ensure that Arcus receives the same amount as it would have received had no such assignment or change in domicile been made.

(e)No Partnership.  Arcus and Gilead intend that this Agreement will not be treated as a partnership or joint venture for United States federal and state tax purposes, and each of Arcus and Gilead will file all tax returns and will otherwise take all tax reporting positions in a manner consistent with such treatment.

9.16Foreign Exchange.  All payments shall be paid in Dollars.  For purpose of computing such payments, the Net Sales of Optioned Products in countries other than the United States and other amounts reimbursable by the other Party hereunder shall be converted into Dollars in accordance with the standard practices used by the applicable Party or its Affiliate or Sublicensee receiving the Net Sales of the applicable Optioned Products or incurring the reimbursable expense in preparing its audited financial statements for the applicable Calendar Quarter.  Gilead’s standard worldwide currency conversion methodology on the Execution Date is [***].  Arcus’ standard worldwide currency conversion methodology on the Execution Date is [***].  Each Party shall inform the other Party of any changes to its standard worldwide currency conversion methodology prior to any such changes becoming effective.

9.17Late Payments.  If a Party does not receive payment of any undisputed sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the unpaid and undisputed sum due to such Party from the due date until the date of payment at a per-annum rate of [***] as reported in The Wall Street Journal, Eastern Edition, or the maximum rate allowable by Applicable Law, whichever is less.

9.18Financial Records; Audits.  Each Party and its Affiliates shall use all reasonable efforts to maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amounts to be reimbursed by such Party, pursuant to this ARTICLE IX, with respect to Research and Development Costs, Allowable Expenses, Shared Patents Costs or other amounts to be reimbursed, credited, offset or shared hereunder incurred or generated (as applicable) by such Party’s or its Affiliates’ achievement of milestones, royalty payments and other compensation or reimbursement payable under this Agreement.  Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] years from the creation of individual records for examination not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party or its applicable Affiliate for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party or such Affiliate pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party or such Affiliate to the other pursuant to this Agreement.  Any such auditor shall not disclose the audited Party’s or its Affiliates’ confidential information to the auditing Party, but shall, instead, report that there was or was not a discrepancy uncovered by the audit and if such a discrepancy was uncovered, the amount and direction of it.  Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] days after the auditor’s report, plus interest (as set forth in Section 9.17) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with ARTICLE XV, any remaining disputed portion shall be paid within [***] days after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved).  The auditing Party shall bear the full cost and expense of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party or its Affiliates that resulted from a discrepancy in a report that the audited Party or its Affiliates provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [***] percent ([***]%) of the amount set forth in such report, in which case the audited Party or its applicable Affiliate shall bear the full cost and expense of such audit.  Each Party, at the request of the other Party, shall make available to the other Party the results of any audit performed by the non-requesting Party on such non-requesting Party’s Sublicensees hereunder.  During the Term, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit the other Party to close its books periodically in a timely manner.

9.19Manner and Place of Payment.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds using wire instructions specified in writing by Arcus or Gilead (as applicable).

9.20No Double Counting.  No cost or expense included in calculations pursuant to this ARTICLE IX shall be counted more than once.

ARTICLE X

INTELLECTUAL PROPERTY

10.1Ownership of Collaboration IP.  Collaboration IP shall be owned as set forth in the remainder of this Section 10.1.  Inventorship for purposes of determining ownership hereunder will be determined in accordance with Applicable Law in the U.S. as to inventorship and ownership will track the assignment obligations of the inventors.

(a)Arcus Collaboration IP.  As between the Parties, Arcus shall solely own all right, title and interest in and to all (i) Arcus Foreground Know-How and Arcus Program Period Know-How (collectively, the “Arcus Collaboration Know-How”) and (ii) Arcus Foreground Patents and Arcus Program Period Patents (collectively, the “Arcus Collaboration Patents”), and all right, title and interest in and to the Arcus Collaboration Know-How and Arcus Collaboration Patents (collectively, the “Arcus Collaboration IP”) shall automatically vest solely in Arcus.  Gilead shall promptly disclose to Arcus any inventions within the Arcus Program Period Know-How conceived, discovered, developed, generated or otherwise made by or on behalf of Gilead or any of its Affiliates, and shall provide to Arcus documentation regarding any such invention as Arcus may reasonably request.  Gilead, on behalf of itself and its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Arcus, Gilead’s entire right, title and interest in and to the Arcus Collaboration IP.  Gilead shall, and shall cause its Affiliates to, cooperate with Arcus to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b)Gilead Collaboration IP.  As between the Parties, Gilead shall solely own all right, title and interest in and to all (i) Gilead Collaboration Know-How and (ii) Gilead Collaboration Patents, and all right, title and interest in and to the Gilead Collaboration Know-How and Gilead Collaboration Patents (collectively, the “Gilead Collaboration IP”) shall automatically vest solely in Gilead.

(c)Joint Collaboration IP.  As between the Parties, the Parties shall jointly own all right, title and interest in and to all Joint Collaboration Know-How and Joint Collaboration Patents (collectively “Joint Collaboration IP”).  Subject to the terms of this Agreement (including, for clarity, Sections 8.1, 8.4, and 8.5, and the applicable Sections of this ARTICLE X), (i) Gilead shall have the right (without requiring the consent of, or accounting to, Arcus) to use, practice or otherwise exploit the Joint Collaboration IP in the Gilead Territory, and (ii) Arcus shall have the right (without requiring the consent of, or accounting to, Gilead) to use, practice or otherwise exploit the Joint Collaboration IP in the conduct of all activities permitted under and conducted in accordance with this Agreement, including without limitation Arcus R&D Activities, Arcus Independent Activities and the Development of Arcus Combinations and Excluded Combinations.

(d)Joint Research Agreement.  As between the Parties, this Agreement shall be deemed to be a joint research agreement in accordance with 35 U.S.C. §103(c) or 35 U.S.C. §102(c), as applicable; provided that neither Party shall (i) unilaterally invoke the protections of or (ii) be required by this reference to have any Patent take advantage of or become subject to, 35 U.S.C. §103(c) or 35 U.S.C. §102(c), as applicable, except with the prior written consent of the other Party.

(e)Covenant.  Arcus will use commercially reasonable efforts to [***].

10.2Prosecution of Patents

(a)Patent Prosecution Committee.  Promptly (but no later than [***] days) after the Effective Date, the Parties will establish a patent prosecution committee (the “Patent Prosecution Committee”).  The purpose of the Patent Prosecution Committee is to (i) discuss the general Prosecution strategies (including countries in which to file and selection of counsel) regarding Patents for Pre-Program Activities and Arcus Programs, (ii) review and agree on Prosecution strategies for the Optioned Programs (and Optioned Molecules and Optioned Products), including (solely for Joint Products) Patent Term Extensions and Optioned Product Orange Book Listings, (iii) discuss any election (or potential election) by a Party to cease Prosecution of any Patents for which it is responsible under this Section 10.2, and (iv) discuss any election (or potential election) by a Party to cease sharing Patent Costs for any Patents for which it is sharing costs under this Section 10.2.  The Patent Prosecution Committee shall include members from both Parties who have appropriate experience with respect to Prosecution.  Either Party may invite non-members to participate in the discussions and meetings of the Patent Prosecution Committee; provided that notice is given to the other Party prior to such discussion or meeting, and such non-members shall be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII.  The Patent Prosecution Committee will meet quarterly or as otherwise agreed by the Parties. All final decisions related to the Prosecution of any Patent will be made by the Party with the right to control such Prosecution as set forth in this Section 10.2.

(b)Prosecution of Patents for Pre-Program Activities and Arcus Programs.

(i)Arcus shall have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain (such activities, collectively, “Prosecution”) the Arcus Patents with respect to any Pre-Program Activities and Arcus Programs in any jurisdiction using counsel of its choice that is reasonably acceptable to Gilead.  Arcus shall keep Gilead reasonably informed of all material matters relating to the Prosecution of such Arcus Patents (including providing Gilead with draft applications and responses for the Major Markets and China reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) and shall reasonably consider in good faith any comments provided by Gilead with respect thereto taking into consideration the strategies agreed to by the Patent Prosecution Committee.  If Arcus intends to take any action that is inconsistent with such general strategies, it shall inform Gilead and reasonably consider in good faith any comments provided by Gilead with respect to such inconsistency.

(ii)Upon Gilead’s request, Arcus shall provide Gilead with high-level summaries of the Arcus Patents for any Pre-Program Activities and Arcus Programs; provided, however, that such summaries shall not include the structures of any Molecules without Gilead’s prior written consent.

(iii)If Arcus notifies Gilead of a Suspension or Termination of any Pre-Program Activities or Arcus Program in accordance with Section 3.4, and Gilead provides timely written notice that it desires to [***] in accordance with Section 3.4, then Arcus will provide Gilead with a full report of all Arcus Patents exclusively related to such Pre-Program Activities or Arcus Program, as applicable and Gilead will have the right, but not the obligation, to assume responsibility for the Prosecution of such Patents and shall bear the Patent Costs therefor.  Arcus will provide Gilead with all reasonable assistance in transitioning such Prosecution to Gilead, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution.

(iv)Arcus shall be solely responsible for all Patent Costs incurred in connection with the Prosecution of any Arcus Patent with respect to any Pre-Program Activities and Arcus Programs in the countries set forth in Schedule 10.2(b)(iv) (the “Arcus Prosecution Countries”). If Gilead requests (via the Patent Prosecution Committee) for Arcus to file any Arcus Patent in any country other than the Arcus Prosecution Countries, and Arcus agrees to file such Arcus Patent in such country, then [***].

(c)Prosecution of Patents for Optioned Programs.

(i)Arcus Patents and Joint Collaboration Patents.

(A)Subject to Existing Arcus Third Party Obligations, Gilead shall have the first right and authority, but not the obligation, to Prosecute the Arcus Patents with respect to any Optioned Program, and any Joint Collaboration Patents, in any jurisdiction using counsel of its choice, unless there is a conflict between said counsel and Arcus, in which case new counsel shall be selected that is reasonably acceptable to Arcus. Gilead shall keep Arcus reasonably informed of all material matters relating to the Prosecution of such Arcus Patents and Joint Collaboration Patents (including providing Arcus with draft applications and responses for the Major Markets and China reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) and shall reasonably consider in good faith any comments provided by Arcus with respect thereto taking into consideration the strategies agreed to by the Patent Prosecution Committee.  With respect to any such Arcus Patents or Joint Collaboration Patents filed after the Option Exercise Closing for the applicable Optioned Program, Gilead shall coordinate with Arcus through the Patent Prosecution Committee regarding the countries or territories in which such Arcus Patents or Joint Collaboration Patents shall be filed.  In the event that there is a dispute relating to any Prosecution of Optioned Programs or Joint Collaboration Patents, Gilead’s representative on the Patent Prosecution Committee shall have the final-decision making authority with respect to such filing decision.

(B)Subject to Section 10.2(c)(i)(C), the Parties shall share equally all Patent Costs incurred in connection with the Prosecution of any Arcus Patent with respect to any Optioned Program and for any Joint Collaboration Patent.

(C)In the event that Gilead elects not to continue incurring Patent Costs for any Arcus Patent with respect to any Optioned Program or for any Joint Collaboration Patent,

Gilead shall provide Arcus with at least [***] days written notice thereof, and (1) if such Patent is an Arcus Patent it shall, at the end of such notice period, be automatically deemed to be removed from the definition of “Arcus Patents” under this Agreement, the licenses granted to Gilead and its Affiliates as to such Patent shall terminate, and Arcus shall have no obligations or restrictions with respect to such Patent under this Agreement or (2) if such Patent is a Joint Collaboration Patent it shall, at the end of such notice period, be automatically deemed to be removed from the definition of “Joint Collaboration Patents” under this Agreement, the licenses granted to Gilead and its Affiliates as to such Patent shall terminate, and Arcus shall have no obligations or restrictions with respect to such Patent under this Agreement and shall be free to use, practice or otherwise Exploit such Joint Collaboration Patent for any purpose without the consent of, or accounting to, Gilead.  In the event that Gilead elects not to Prosecute any Arcus Patent with respect to any Optioned Program, or any Joint Collaboration Patent, Gilead shall notify Arcus in writing at least [***] days before any such Arcus Patent or Joint Collaboration Patent would become abandoned or rights would otherwise be forfeited with respect thereto, and, unless [***], Arcus shall have the right, but not the obligation, to assume Prosecution of such Arcus Patent or Joint Collaboration Patent, in which case Arcus shall be solely responsible for all Patent Costs with respect to such Patent.

(D)On a [***] basis, Gilead will provide summaries in reasonable detail of the status of Prosecution of the Arcus Patents and Joint Collaboration Patents that Gilead is Prosecuting pursuant to this Section 10.2(c)(i).  Prior to [***] of each year, the Parties will provide the Patent Prosecution Committee with an initial estimated budget of any Patent Costs being shared between the Parties under this Agreement.  The Patent Prosecution Committee will evaluate such initial estimates and, prior to [***] of each year, agree upon an estimated budget for any Patent Costs shared between the Parties for the upcoming year.

(ii)Gilead Collaboration Patents.  Gilead shall have the sole right and authority, but not the obligation, to Prosecute the Gilead Collaboration Patents in any jurisdiction using counsel of its choice, unless there is a conflict between said counsel and Arcus, in which case new counsel shall be selected that is reasonably acceptable to Arcus.  The Parties shall be equally responsible for all Patent Costs incurred in connection with the Prosecution of the Gilead Collaboration Patents Covering any Joint Product, and Gilead shall otherwise bear the Patent Costs therefor.  Gilead shall keep Arcus reasonably informed of all material matters relating to the Prosecution of the Gilead Collaboration Patents (including providing Arcus with draft applications and responses for the Major Markets and China reasonably in advance of submission and copies of all material correspondence with Patent offices or other Governmental Authorities throughout the world) to the extent reasonably related to any Arcus Molecule or Optioned Molecule, and shall reasonably consider in good faith any comments provided by Arcus with respect thereto taking into consideration the strategies agreed to by the Patent Prosecution Committee.   Arcus shall bear any Patent Costs it may incur in connection with any review and consultation concerning any Gilead Collaboration Patent.

(d)European Union Patent Matters.  With respect to any Arcus Patents or Joint Collaboration Patents, the Parties shall discuss and agree upon (i) the Patent application filing strategy to be adopted in the European Union with respect to any regulations that come into effect implementing a unitary patent regime throughout the European Union and (ii) as applicable, whether such Patents should be opted-in (including after opting-out) to, or opted-out of, the jurisdiction of the Unified Patent Court.

(e)Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Prosecution activities set forth in this Section 10.2, including providing any necessary powers of attorney and declarations, and executing any other required documents or instruments for such prosecution.  Arcus shall coordinate with its collaboration partners, licensors, sublicensors, licensees and sublicensees, as applicable, to the extent necessary to fulfill its obligations under this Section 10.2(c), including, upon reasonable requests by Gilead, [***].

10.3Patent Term Extensions.  In the Gilead Territory, Gilead shall have the sole right and authority, in consultation with Arcus, to apply for and obtain any Patent term extension or related extension of rights, including supplementary protection certificates and similar rights (collectively, “Patent Term Extensions”), for any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent, in each case, in the Territory.  If the Parties disagree on the appropriate strategy with respect to any Patent Term Extension for any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent, then such dispute shall be subject to resolution by the JSC; provided that if the JSC is unable to reach consensus on the strategy, then Gilead shall have final decision-making authority with respect to such strategy in the Territory and such final decision shall be binding on the Parties and neither Party shall have the right to escalate such dispute beyond the JSC.  In exercising such final decision-making authority after consideration by the JSC, Gilead shall consider, reasonably and in good faith, all input received from Arcus.  Arcus shall provide reasonable assistance to Gilead in connection with applying for and obtaining any Patent Term Extensions for any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent.  To the extent reasonably and legally required in order to obtain any Patent Term Extension in any country, Arcus shall make available to Gilead a copy of the necessary documentation Controlled by Arcus to enable Gilead to use the same for the purpose of obtaining such Patent Term Extension in such country.  Any Patent Costs incurred in connection with any Patent Term Extension for any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent shall be borne in a manner that Prosecution costs are borne as specified in Section 10.2. Gilead shall keep Arcus reasonably informed of all material matters relating to any such Patent Term Extension with respect to a Joint Product, (including providing Arcus with copies of draft applications reasonably in advance of submission and all material correspondence with Patent offices and Governmental Authorities relating to such Patent Term Extension) and shall reasonably consider in good faith any comments provided by Arcus with respect to such applications and correspondence taking into consideration the strategies agreed to by the Patent Prosecution Committee.

10.4Optioned Product Orange Book Listings.  With respect to any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent, Gilead shall have the sole right and authority, in its discretion, to make any filing with respect to any Optioned Product in connection with the FDA’s Orange Book or any preparation of a list of Patents under section 351 of the Public Health Service Act or any post-approval patent linkage and registration inside or outside the United States (any such filing, an “Optioned Product Orange Book Listing”), provided that Gilead shall provide Arcus with copies of draft filings with respect to a Joint Product reasonably in advance of submission and shall reasonably consider in good faith any comments provided by Arcus with respect to such draft filings.  Gilead shall provide Arcus a copy of all Optioned Product Orange Book Listings.  Arcus shall provide reasonable assistance to Gilead in connection with any Optioned Product Orange Book Listing.  The Parties shall [***] all Patent Costs incurred in connection with any Optioned Product Orange Book Listing.

10.5Infringement by Third Parties.

(a)Notification of Infringement.  If either Party becomes aware of any infringement, threatened infringement, or alleged infringement (i) of any Arcus Patent, Joint Collaboration Patent or Gilead Collaboration Patent by a Third Party that is manufacturing, using, importing, marketing or selling a Molecule or product that competes with (A) a Molecule or product that is the subject of any Pre-Program Activities, (B) an Arcus Molecule or Arcus Product, or (C) an Optioned Molecule or Optioned Product, as applicable, or (ii) as a result of a notification to such Party or any of its Affiliates pursuant to Sections 505(j)(2)(B) or 505(b)(3) of the FD&C Act (21 U.S.C. § 355(j)(2)(B) and 21 U.S.C. § 355(b)(3)) or Section 351(l) of the Public Health Service Act (42 U.S.C. § 262(l)), or a foreign equivalent, of an application for approval of a Generic Product with respect to an applicable product, Molecule, Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product, as applicable (each of (i) and (ii), a “Program Infringement”), then such Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession with respect thereto.  With respect to any infringement, threatened infringement or alleged infringement activities as set forth in Section 10.5(e), each Party will promptly notify the other Party in writing thereof if such Party becomes aware of such activities.

(b)Establishment of Patent Litigation Committee. If the notice provided under Section 10.5(a) is based on competition with, or a Generic Product with respect to, an Optioned Molecule or Optioned Product then, promptly (but no later than [***] Business Days) after such notice (or after such Molecule or product becomes an Optioned Molecule or Optioned Product), the Parties will establish a patent litigation committee (the “Patent Litigation Committee”).  The purpose of the Patent Litigation Committee is to facilitate the discussion and coordination of Patent enforcement and defense matters related to Optioned Programs in accordance with and subject to the terms of this Agreement.  The Patent Litigation Committee shall include members from both Parties who have appropriate experience for the matters to be discussed.  Either Party may invite non-members to participate in the discussions and meetings of the Patent Litigation Committee; provided that notice is given to the other Party prior to such discussion or meeting, and such non-members shall be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE XIII.  The Patent Litigation Committee will meet monthly or as otherwise agreed by the Parties.  All final decisions related to the enforcement or defense of any Patent will be made by the Party with the right to control such enforcement or defense, as applicable, as set forth in this ARTICLE X.  If needed, the Parties shall put in place a common interest agreement to allow full sharing of information related to such enforcement or defense.

(c)Enforcement Based on Competition with Pre-Program Activities and Arcus Programs.  With respect to any Program Infringement of any Arcus Patent based on competition with, or a Generic Product with respect to, a Molecule or product that is the subject of Pre-Program Activities or an Arcus Molecule or Arcus Product, Arcus shall have the sole right and authority, but not the obligation, to bring suit or other action to abate such infringement; provided that Arcus shall (A) provide at least [***] days’ written notice to Gilead of its intent to bring such suit or other action; (B) consider, reasonably and in good faith, all input received from Gilead with respect thereto; and (C) conduct such suit or other action in a manner that Arcus reasonably believes to be in the best interests of the Development and Commercialization of such Molecule, product, Arcus Molecule or Arcus Product.

(d)Enforcement Based on Competition with Optioned Programs.  With respect to any Program Infringement of any Arcus Patent, Joint Collaboration Patent, or Gilead Collaboration Patent based on competition with, or a Generic Product with respect to, an Optioned Molecule or Optioned Product, Gilead shall have the first right and authority, but not the obligation, to bring suit or other action to abate any Program Infringement of any Arcus Patent, Joint Collaboration Patent or Gilead Collaboration Patent; provided that Gilead shall (i) provide at least [***] days’ written notice to Arcus of its intent to bring such suit or other action; (ii) consider, reasonably and in good faith, all input received from Arcus and all discussions held by the Patent Litigation Committee with respect thereto; (iii) conduct such suit or other action in a manner that Gilead reasonably believes (taking into account all input received from Arcus and all discussions held by the Patent Litigation Committee) to be in the best interests of the Development and Commercialization of such Optioned Molecule and Optioned Product and (iv) keep Arcus and the Patent Litigation Committee fully informed of and allow Arcus to actively participate in all aspects of such suit or action.  If Gilead does not inform Arcus that it intends to bring such suit or other action to abate such Program Infringement within [***] days after notification of such Program Infringement pursuant to Section 10.5(a), then, unless [***], Arcus shall have the second right and authority, but not the obligation, to bring such suit or other action.

(e)Other Infringement.

(i)Arcus Patents and Joint Collaboration Patents.

(A)With respect to any infringement, threatened infringement or alleged infringement of any Arcus Patent that are licensed to Gilead pursuant to Section 8.4(a) or any Joint Collaboration Patent and such infringement, threatened infringement or alleged infringement is not a Program Infringement, the Parties shall promptly establish a Patent Litigation Committee, which shall promptly confer to discuss and determine which Party shall have the right and authority, but not the obligation, to bring suit or other action to abate such infringement, considering factors such as the potential impact of such infringement, threatened infringement or alleged infringement to each Party’s business; provided that, if the Patent Litigation Committee does not agree to which Party shall have such right or whether either Party should bring such suit or other action within [***] days thereafter, Gilead shall have the final right to assume such right. The Party, if any, that has such right to bring suit or other action shall (1) consider, reasonably and in good faith, all input received from the other Party with respect thereto and (2) conduct such suit or other action in a manner that such Party reasonably believes to be in the best interests of the Development and Commercialization of applicable Optioned Molecules and Optioned Products.

(B)With respect to any infringement, threatened infringement or alleged infringement of any Arcus Patent that are not licensed to Gilead pursuant to Section 8.4(a) and such infringement, threatened infringement or alleged infringement is not a Program Infringement, Arcus shall have the sole right and authority, but not the obligation, to bring suit or other action to abate such infringement; provided that Arcus shall (1) provide at least [***] days’ written notice to Gilead of its intent to bring such suit or other action, (2) consider, reasonably and in good faith, all input received from Gilead with respect thereto and (3) conduct such suit or other action in a manner that Arcus reasonably believes to be in the best interests of the Development and Commercialization of Arcus Molecules and Arcus Products.

(ii)Gilead Collaboration Patents.  With respect to any infringement, threatened infringement or alleged infringement of any Gilead Collaboration Patent that is not a Program Infringement, Gilead shall have the sole right and authority, but not the obligation, to bring suit or other action to abate such infringement; provided that Gilead shall (A) provide at least [***] days’ written notice to Arcus of its intent to bring such suit or other action, (B) consider, reasonably and in good faith, all input received from Arcus with respect thereto, and (C) conduct such suit or other action in a manner that Gilead reasonably believes to be in the best interests of the Development and Commercialization of Arcus Molecules, Arcus Products, Optioned Molecules and Optioned Products.

(f)Cooperation and Information Sharing.  With respect to any suit or other action under this Section 10.5, the Party that is not bringing such suit or other action (“Non-Enforcing Party”) shall cooperate fully as may be reasonably requested by the Party bringing such suit or other action (“Enforcing Party”), upon reasonable notice, to maintain such suit or other action, by executing and making available such documents as the Enforcing Party may reasonably request, and by performing all other acts which are or may become reasonably necessary to vest in the Enforcing Party the right to institute any such suit or other action, including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties.  The Enforcing Party shall keep the Non-Enforcing Party regularly informed of the status and progress of such efforts, and shall reasonably consider the Non-Enforcing Party’s comments on any such efforts.

(g)Settlement.  Without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), neither Party shall settle any claim, suit or action that is brought under this Section 10.5 with respect to any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent in any manner that would (i) reduce the scope of, or admit the invalidity or unenforceability of, such Patent, (ii) admit any liability by the other Party, or (iii) materially limit the rights of, or materially expand the obligations of, the other Party under this Agreement or any Ancillary Agreement.

(h)Costs and Expenses; Recoveries.

(i)Enforcement Based on Competition with Pre-Program Activities and Arcus Programs.  With respect to any suit or other action brought by Arcus pursuant to Section 10.5(c), unless otherwise agreed by the Parties in writing, Arcus shall be solely responsible for all Patent Costs incurred by Arcus in connection with such suit or other action, and any Patent Costs incurred by Gilead or any of its Affiliates in connection with any cooperation requested by Arcus with respect to such suit or other action.  Any monetary damages recovered from a Third Party as a result of such suit or other action shall be retained by Arcus.

(ii)Enforcement Based on Competition with Optioned Programs.  With respect to any suit or other action brought by either Party pursuant to Section 10.5(d), unless otherwise agreed by the Parties in writing, the Parties shall share equally in (A) all Patent Costs incurred by both Parties in connection with such suit or other action and (B) any monetary damages recovered from a Third Party as a result of such suit or other action; provided that [***].

(iii)Other Infringement. With respect to any suit or other action brought by either Party pursuant to Section 10.5(e), unless otherwise agreed by the Parties in writing, the Enforcing Party shall be solely responsible for all Patent Costs incurred by such Party in connection with such suit or other action, and any Patent Costs incurred by the Non-Enforcing Party in connection with any cooperation requested by such Enforcing Party with respect to such suit or other action. Any monetary damages recovered from a Third Party as a result of such suit or other action shall be retained by the Enforcing Party.

10.6Defense of Patents.

(a)Notification.  If either Party becomes aware of any Invalidity or Unenforceability Action with respect to any Arcus Patent, Joint Collaboration Patent or Gilead Collaboration Patent, then such Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession with respect thereto.  If such Invalidity or Unenforceability Action is with respect to a Program Claim that claims an Optioned Molecule or Optioned Product or its Exploitation, and a Patent Litigation Committee has not already been established, the Parties shall establish the Patent Litigation Committee as set forth in Section 10.5(b) within [***] Business Days of such notice.

(b)Patent Defense Rights.

(i)Defense of Invalidity or Unenforceability Actions Brought as Defenses or Counterclaims.  Notwithstanding any other provision of this Section 10.6(b), if any Invalidity or Unenforceability Action with respect to any Arcus Patent, Gilead Collaboration Patent or Joint Collaboration Patent is brought as a defense or counterclaim to a suit or other action enforcing such Patent under Section 10.5, then the Enforcing Party with respect to such Patent under Section 10.5 shall have the sole right and authority to defend such Invalidity or Unenforceability Action; provided that the applicable notice, consideration, conduct, information sharing and settlement provisions of Section 10.5 shall apply, mutatis mutandis.

(ii)Arcus Patents.

(A)Subject to Section 10.6(b)(i), Gilead shall have the first right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any

Arcus Patent that are licensed to Gilead pursuant to Section 8.4(a), provided that Gilead shall (1) provide at least [***] days’ written notice to Arcus of its intent to defend such action; (2) consider, reasonably and in good faith, all input received from Arcus and all discussions held by the Patent Litigation Committee with respect thereto; (3) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Arcus and all discussions held by the Patent Litigation Committee) to be in the best interests of the Development and Commercialization of applicable Optioned Molecule and Optioned Product, and (4) keep Arcus and the Patent Litigation Committee fully informed and allow Arcus to actively participate in all aspects of such defense. If Gilead does not elect to defend any such Invalidity or Unenforceability Action, then it shall provide written notice to Arcus at least [***] days’ prior to the next deadline for taking any action with respect thereto, and, subject to Section 10.6(b)(i), Arcus shall have the second right and authority, but not the obligation, to defend such Invalidity or Unenforceability Action with respect to any such Program Claim.

(B)Subject to Section 10.6(b)(i), Arcus shall have the sole right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to any Arcus Patent that are not licensed to Gilead pursuant to Section 8.4(a).

(iii)Joint Collaboration Patents.  Subject to Section 10.6(b)(i), Gilead shall have the first right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to claim in a Joint Collaboration Patent, provided that Gilead shall (A) provide at least [***] days’ written notice to Arcus of its intent to defend such action; (B) consider, reasonably and in good faith, all input received from Arcus and all discussions held by the Patent Litigation Committee with respect thereto; (C) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Arcus and all discussions held by the Patent Litigation Committee) to be in the best interests of the Development and Commercialization of applicable Optioned Molecule and Optioned Product, and (D) keep Arcus and the Patent Litigation Committee fully informed and allow Arcus to actively participate in all aspects of such defense.  If Gilead does not elect to defend any such Invalidity or Unenforceability Action, then it shall provide written notice to Arcus at least [***] days’ prior to the next deadline for taking any action with respect thereto, and, subject to Section 10.6(b)(i), unless [***], Arcus shall have the second right and authority, but not the obligation, to defend such Invalidity or Unenforceability Action with respect to any such Program Claim.

(iv)Gilead Collaboration Patents.  Subject to Section 10.6(b)(i), Gilead shall have the sole right and authority, but not the obligation, to defend any Invalidity or Unenforceability Action with respect to claim in a Gilead Collaboration Patent.

(c)Cooperation.  Each Party shall provide to the Party defending any Invalidity or Unenforceability Action with respect to any Program Claim under this Section 10.6 all reasonable assistance in such defense, at such defending Party’s request and expense.

(d)Costs and Expenses.

(i)As Part of a Defense or Counterclaim.  If any Invalidity or Unenforceability Action with respect to any Arcus Patent or Gilead Collaboration Patent is brought as a defense or counterclaim to a suit or other action enforcing such Patent under Section 10.5, then all Patent Costs incurred by either Party in connection with defending such Invalidity or Unenforceability Action shall be allocated in accordance with Section 10.5(h).

(ii)Other Defense of Claims.  With respect to the defense of any Invalidity or Unenforceability Action controlled by a Party pursuant to Sections 10.6(b)(ii)(B) and 10.6(b)(iv), such Party shall be solely responsible for all Patent Costs incurred by such Party in connection with such defense, and any Patent Costs incurred by the other Party or any of its Affiliates in connection with any cooperation requested by such Party with respect to such defense.  With respect to the defense of any Invalidity or Unenforceability Action controlled by a Party pursuant to Sections 10.6(b)(ii)(A) and 10.6(b)(iii), all Patent Costs shall be [***].

10.7Defense of Infringement or Misappropriation Actions.

(a)Notification.  For each Arcus Program, if either Party becomes aware of any potential claim, or claim, of infringement or misappropriation of Third Party intellectual property rights in connection with the Exploitation of any applicable Arcus Molecule or Arcus Product (“Infringing Activity”), then such Party shall promptly notify the other Party thereof.  This Section 10.7(a) is not intended, and shall not be construed, as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.  If such notice is with respect to an Optioned Molecule or Optioned Product, and a Patent Litigation Committee has not already been established, the Parties shall establish the Patent Litigation Committee as set forth in Section 10.5(b) within [***] Business Days of such notice.

(b)Pre-Program Activities; Arcus Programs.  Arcus shall have the sole right and authority, but not the obligation, to defend any action, suit, or other proceeding brought against either Party alleging Infringing Activity with respect to any Arcus Program or any Pre-Program Activities, and Gilead shall reasonably cooperate with Arcus (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with the defense of such action, suit or proceeding.  Any costs and expenses incurred by Arcus in connection with defending any action, suit or other proceeding under this Section 10.7(b), and any amounts payable to Third Parties for damages or other compensation in connection with any such action, suit or other proceeding, shall be borne by Arcus.

(c)Optioned Programs.  Gilead shall have the first right and authority, but not the obligation, to defend any action, suit, or other proceeding brought against either Party alleging Infringing Activity with respect to any Optioned Program (or Optioned Molecule or Optioned Product); provided that Gilead shall (i) provide at least [***] days’ written notice to Arcus of its intent to defend such action, suit or other proceeding; (ii) consider, reasonably and in good faith, all input received from Arcus and all discussions held by the Patent Litigation Committee with respect thereto; (iii) conduct such defense in a manner that Gilead reasonably believes (taking into account all input received from Arcus and all discussions held by the Patent Litigation Committee) to be in the best interests of the Development and Commercialization of the applicable Optioned Molecule and Optioned Product, (iv) if such action, suit, or other proceeding relates to activities by or on behalf of Gilead or its Affiliates in the Gilead Territory, Gilead shall keep Arcus reasonably informed and (v) to the extent such action, suit or proceeding relates to the Third Party Territory or to activities conducted by or on behalf of Arcus or its Affiliates, Gilead shall keep Arcus and the Patent Litigation Committee fully informed, allow Arcus to actively participate in all aspects of such defense and incorporate all reasonable comments made by Arcus.  Arcus shall reasonably cooperate with Gilead (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with the defense of such action, suit or proceeding.  In the event that Gilead does not defend any such action, suit, or other proceeding, Arcus shall have the right to do so, and Gilead shall reasonably cooperate with Arcus (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties), in connection with defense of such action, suit or proceeding.  Any costs and expenses incurred by either Party in connection with defending any action, suit or other proceeding under this Section 10.7(c), and any amounts payable to Third Parties for damages or other compensation in connection with any such action, suit or proceeding, [***].  Notwithstanding the foregoing, a Party may not settle any action, suit or other proceeding under this Section 10.7(c), without the prior written consent of the Party against which the Infringing Activity has been alleged.

(d)Payment Under Settlement Licenses.  With respect to any amounts payable to any Third Party pursuant to any settlement license, the cost allocation principles set forth in Section 8.7 shall apply.

10.8Patent Marking.  Each Party shall, and shall require its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to mark Optioned Products sold by it, or its Affiliates or Sublicensees (in a reasonable manner consistent with industry custom and practice) with appropriate Patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of Patents.

10.9Personnel Obligations.  Prior to beginning work under this Agreement, each employee and contractor of Gilead or Arcus or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Gilead or Arcus, as applicable, in this ARTICLE X and ARTICLE XIII, to the extent permitted by Applicable Law, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Gilead or Arcus or their respective Affiliate (or an entity that is obligated to assign to Gilead or Arcus or their respective Affiliate), as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees working in the United States, taking actions reasonably necessary to secure Patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in ARTICLE XIII.  It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

10.10Optioned Product Trademarks.  Except as set forth in any applicable Ancillary Agreement, Gilead shall have the right to (a) own all right, title and interest in and to each Optioned Product Trademark in the Gilead Territory; (b) control the clearance, selection, approval, registration, prosecution, maintenance, enforcement and defense of each Optioned Product Trademark in the Gilead Territory; and (c) establish the strategy for use of the Optioned Product Trademarks in connection with the Commercialization of Optioned Products in the Gilead Territory.  Gilead will keep [***] reasonably informed of the progress of the clearance, selection and approval process with respect to the Optioned Product Trademark for each Joint Product.  All costs and expenses of registering, maintaining, enforcing and defending each Optioned Product Trademark in (i) the Gilead Territory shall be borne solely by Gilead, and (ii) the Shared Territory shall be deemed to be Allowable Expenses and allocated in accordance with Section 9.11.  Arcus shall provide all assistance and documents and information reasonably requested by Gilead in support of its registration, prosecution, maintenance, enforcement and defense of the Optioned Product Trademarks.  With respect to each Optioned Program, effective as of each Option Exercise Closing for such Optioned Program in the countries to which such Option Exercise Closing relates, Arcus, on behalf of itself and its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Gilead, Arcus’s entire right, title and interest in and to any Optioned Product Trademarks.  Arcus shall, and shall cause its Affiliates to, cooperate with Gilead to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignment and other documents consistent with such ownership.  Arcus shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Optioned Product Trademarks, and (b) perform any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Optioned Product Trademarks.  In the event that Arcus receives a license or other rights to any Optioned Product Trademarks under any Ancillary Agreement, Arcus agrees, and shall cause its Affiliates, to conform (i) to the customary industry standards for the protection of such Optioned Product Trademarks for products and such guidelines of Gilead with respect to manner of use (as provided in writing by Gilead to Arcus) of the Optioned Product Trademarks, and (ii) to maintain the quality standards of Gilead with respect to the goods sold and services provided in connection with such Optioned Product Trademarks.  Arcus shall not, and shall not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of any Optioned Product Trademark anywhere in the Gilead Territory or any registrations issued or issuing with respect thereto.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1Mutual Representations, Warranties and Covenants.  Each Party hereby represents and warrants to the other Party as of the Execution Date and the Effective Date, and covenants (as applicable) as follows:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (A) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors or (B) laws governing specific performance, injunctive relief and other equitable remedies.

(c)No Conflict.  Neither it nor any of its Affiliates is a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither it nor any of its Affiliates is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.  Such Party has not used in connection with any activity in its business, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.  In the course of conducting its activities under this Agreement, each Party shall not, and shall cause its Affiliates not to, use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.  Each Party shall promptly notify the other Party of any debarment or debarment proceeding that could have an impact on the use of the results of any Clinical Trials relating to any Arcus Program, any Pre-Program Activities or any Optioned Program, including Nonclinical Studies.

(e)Anti-Corruption.  Each Party, its Affiliates and their respective directors, officers, employees, agents or other persons or entities acting on its behalf (all the foregoing collectively

“Representatives”) have conducted and will conduct their respective activities under this Agreement (which, for clarity, with respect to Arcus includes all Pre-Program Activities and all activities relating to any Arcus Program or any Optioned Program) in compliance with the US Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), the UK Bribery Act 2010 (“Bribery Act”) and any other applicable anti-corruption laws, rules or regulations (collectively, “Anti-Corruption Laws”).  Without limiting the foregoing, each Party shall ensure that neither it, nor any of its Representatives, shall offer, pay, promise, solicit or receive, directly or indirectly, any remuneration, benefit or advantage to or from any physician or other health care practitioner, governmental or political official, political party, candidate for public office, hospital, medical insurance company or similar provider organization, customer or other person in order to induce or encourage approval, referrals, purchase, or reimbursement or to obtain any other improper business advantage in violation of any Anti-Corruption Laws.

11.2Representations and Warranties of Arcus.  Arcus hereby represents and warrants and, with respect to Sections 11.2(c) and 11.2(g), covenants to Gilead, as of the Execution Date except as set forth in Schedule 11.2 (the “Arcus Schedule of Exceptions”), and as of the Effective Date except as set forth in the Arcus Schedule of Exceptions provided as of the Execution Date (as it may be amended prior to the Effective Date), as follows:

(a)Title; Encumbrances. Arcus or one of its Affiliates solely owns or exclusively licenses from an entity that, to Arcus’s Knowledge, is entitled and authorized to grant an exclusive license and Controls the Existing Arcus Patents, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights.  Arcus or one of its Affiliates has the right to grant the licenses to Gilead as purported to be granted pursuant to this Agreement.  Neither Arcus nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Arcus Patents or Arcus Know-How to any Third Party that would conflict with the rights and licenses to Gilead as purported to be granted pursuant to this Agreement.  Neither Arcus nor any of its Affiliates has previously entered into any agreement, whether written or oral, to assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any Patent or other intellectual property or proprietary right or Information, in each case, that would be Arcus Patents or Arcus Know-How, but for such assignment, transfer, license, conveyance or encumbrance.

(b)Assignment of Rights.  Each Person who has or has had any rights in or to any Existing Arcus Patents or any Arcus Know-How has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Arcus Patents and Arcus Know-How (1) to Arcus or one of its Affiliates or (2) [***].  To Arcus’s Knowledge, no current officer, employee, agent, or consultant of Arcus or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Arcus or such Affiliate or of any employment contract relating to the relationship of any such Person with Arcus.

(c)Patents.  All Existing Arcus Patents are identified in Section 11.2(c) of the Arcus Schedule of Exceptions.  All Existing Arcus Patents for which Arcus controls prosecution and maintenance activities and, to Arcus’s Knowledge with respect to all other Existing Arcus Patents, in each case, are subsisting and are being diligently prosecuted in the patent offices indicated in Section 11.2(c) of the Arcus Schedule of Exceptions in accordance with Applicable Law and all Existing Arcus Patents, to Arcus’s Knowledge, are not invalid or unenforceable in whole or in part.  All applicable fees with respect to the Existing Arcus Patents for which Arcus controls prosecution and maintenance activities have been timely paid or will be timely paid (taking account of any permitted extensions).  The Existing Arcus Patents in Section 11.2(c) of the Arcus Schedule of Exceptions represent all Patents within Arcus’s or its Affiliates’ ownership or control (by license or otherwise) that Arcus reasonably believes include claims covering the making, using or composition of matter of the Arcus Molecules or Arcus Products existing as of the Effective Date, or the Exploitation of any such Arcus Molecule or Arcus Product existing as of the Effective Date.  To the extent required and applicable, Arcus or one of its Affiliates has properly recorded in the relevant U.S. and foreign patent offices the assignments, or other necessary documents, supporting its legal title to the Existing Arcus Patents in Section 11.2(c) of the Arcus Schedule of Exceptions. With respect to those Existing Arcus Patents for which Arcus controls prosecution and maintenance activities, Arcus and its Affiliates have presented, or will present prior to the pertinent patent office deadlines, all relevant references, documents or information of which they and the inventors are aware to the relevant patent examiner at the pertinent patent office, in connection with the prosecution of the pending patent applications included in such Existing Arcus Patents.

(d)No Infringement.  To Arcus’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Existing Arcus Patents or any Arcus Know-How.  To Arcus’s Knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Arcus IP (in the case of pending claims, evaluating them as if issued).

(e)No Conflicts.  The execution and delivery of this Agreement by Arcus does not, and the consummation of the transactions contemplated by this Agreement will not, (i) except for the rights granted to Gilead in this Agreement, result in the creation of any encumbrance on any of the material properties or assets relating to any Arcus Program, the Optioned Program or any Pre-Program Activities, or (ii) conflict with, or result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the organizational or governing documents of Arcus, in each case as amended to date, or (B) any material agreement applicable to Arcus’s or any of its Affiliates’ material properties or assets relating to any Arcus Program, the Optioned Program or any Pre-Program Activities.

(f)In-Licenses and Restrictions on Business Activities.  Section 11.2(f) of the Arcus Schedule of Exceptions lists those Existing Arcus Patents licensed hereunder by Arcus to Gilead that are owned or Controlled in whole or in part by any Third Party.  There is no agreement, judgment, injunction, order or decree of a Governmental Authority binding upon Arcus or any of its Affiliates with respect to any Arcus Program, the Optioned Program or any Pre-Program Activities that has or would reasonably be expected to have, whether before or after the Effective Date, the effect of prohibiting or impairing any current or presently proposed business practice of Arcus or any of its Affiliates or the conduct of business by Arcus or any of its Affiliates as currently conducted or as presently proposed to be conducted by Arcus or any of its Affiliates for such Arcus Program, the Optioned Program or any Pre-Program Activities.

(g)Copyrightable IP.  To Arcus’s Knowledge, all works of authorship and all other materials subject to copyright protection included in Information owned or otherwise Controlled by Arcus or any of its Affiliates that is reasonably necessary or useful to Exploit any Arcus Molecule or Arcus Product were either created by employees of Arcus or its Affiliates within the scope of their employment or are otherwise works made for hire, or right, title and interest in and to such materials have been legally assigned or licensed to Arcus or such Affiliate to the extent necessary to provide Gilead with the rights granted to it hereunder, and all rights in all inventions and discoveries made, developed, or conceived by any employee or independent contractor of Arcus or any of its Affiliates during the course of their employment (or other retention) by Arcus or such Affiliate, and relating to or included in the Arcus Know-How or that are the subject of one or more Existing Arcus Patents, will be assigned in writing to Arcus or such Affiliate.

(h)Transfer of Rights.  Arcus or one of its Affiliates has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials

(including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Arcus or one of its Affiliates and any such Third Party with respect to any Arcus Program, the Optioned Program or any Pre-Program Activities existing as of the Effective Date, to the extent necessary to provide Gilead with the rights granted to it hereunder, and Arcus or one of its Affiliates has the rights under each such agreement to transfer such Information or other materials to Gilead and its designees and to grant Gilead the right to use such Information or other materials in the Development or Commercialization of the Arcus Molecules or Arcus Products as required to enable Gilead to Exploit the Arcus Molecules and the Arcus Products as contemplated hereunder.  Arcus and its Affiliates are not in breach of any Existing Arcus Third Party Agreements with respect to the Arcus Programs and Optioned Programs.

(i)Confidentiality of Know-How.  With respect to those portions of the Arcus Know-How the confidentiality of which is material to the Exploitation of any Pre-Program Activities, Arcus Molecule or Arcus Product existing as of the Effective Date, such portions of the Arcus Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality or if published or otherwise publicly disclosed, were published or publicly disclosed in a manner that would not reasonably be expected to adversely impact the patentability of such Arcus Know-How.  To Arcus’s Knowledge, no breach of confidentiality of such portions of Arcus Know-How has been committed by any Third Party.

(j)No Proceedings.

(i) Neither Arcus or any of its Affiliates has received written notice of any threatened claim or litigation, or notice of any pending claim or litigation, and Arcus has no Knowledge of any reasonable basis for any such claim or allegation, whether or not asserted, alleging that (A) any Existing Arcus Patents are invalid or unenforceable, or (B) that the use or practice of any Existing Arcus Patents or any Regulatory Materials or Arcus Know-How, or the disclosing, copying, making, assigning or licensing of any Existing Arcus Patents or any such Regulatory Materials or Arcus Know-How, or the Development, Commercialization or other Exploitation of the Arcus Molecules or Arcus Products included in any Arcus Program or the Optioned Program as contemplated herein or Pre-Program Activities, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party.

(ii)There is no private or Governmental Authority action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Authority, or, to Arcus’s Knowledge, threatened against Arcus or any of its Affiliates or any of its or their respective assets or properties relating to any of its or their Pre-Program Activities, Arcus Programs or the Optioned Program or, to Arcus’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Arcus or any of its Affiliates), nor, to Arcus’s Knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to materially impair the ability of Arcus to perform any of its obligations under this Agreement.  There is no judgment, decree, injunction or order against Arcus or any of its Affiliates, or, to Arcus’s Knowledge, any of its or their respective assets or properties, relating to any Pre-Program Activities, Arcus Programs or the Optioned Program or, to Arcus’s Knowledge, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Arcus or any of its Affiliates).  Neither Arcus nor any of its Affiliates has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person relating to any of its Pre-Program Activities, Arcus Programs or the Optioned Program existing as of the Effective Date.

(k)No Misappropriation.  To Arcus’s Knowledge, the conception and reduction to practice of any inventions and the use or development of any other Information within the Arcus IP that is owned or in-licensed by Arcus have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party; provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights.

(l)Full Disclosure.  Arcus has provided or made available to Gilead true, complete, and correct copies of (i) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Existing Arcus Patents in the Major Markets (other than such file wrapper and other documents and materials that are reasonably available for download from publicly available electronic databases) and (ii) all material adverse information with respect to the safety and efficacy of (A) the Arcus Molecules or Arcus Products relating to the PD-1 Program and (B) each Arcus Molecule or Arcus Product that is the subject of an IND filed with a Regulatory Authority, in each case ((A) and (B)), known to Arcus.  Arcus has provided a true, complete and correct list of each Arcus Molecule and Arcus Product that has received IND approval from the FDA for each Arcus Program.

(m)Scientific Disclosure.  To Arcus’s Knowledge, (i) there are not any scientific or technical facts or circumstances that have not been disclosed by Arcus to Gilead, and that would, in Arcus’s reasonable estimation, adversely affect the scientific or therapeutic potential of the Molecules in the PD-1 Program and (ii) there is no other information that has not been disclosed by Arcus to Gilead, that, in Arcus’s reasonable estimation, could materially and adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval relating to any of the PD-1 Program.

(n)Compliance and Qualifications.

(i)To Arcus’s Knowledge, Arcus and its Affiliates have conducted, and their respective contractors, licensees and consultants, have conducted all Development under the Arcus Programs and the PD-1 Program, and any Pre-Program Activities in accordance with all Applicable Laws, including current Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices and the Declaration of Helsinki.

(ii)Arcus and its Affiliates and, to Arcus’s Knowledge, their licensees have generated, prepared, maintained and retained all regulatory documentation that is required to be maintained or retained with respect to the PD-1 Program, any Arcus Programs or any Pre-Program Activities existing as of the Effective Date pursuant to and in accordance with Applicable Law, and all such regulatory documentation is true, complete and correct.

(iii)In connection with the collection, storage, transfer (including any transfer across national borders) or use of any information relating to identified or identifiable natural persons (collectively “Personal Information”) by or on behalf of Arcus or any of its Affiliates relating to any Pre-Program Activities, PD-1 Program or Arcus Program, Arcus and its Affiliates are in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, internal privacy policies and the requirements of any contract or codes of conduct to which Arcus or any of its Affiliates is a party.  Arcus and its Affiliates have commercially reasonable technical and organizational measures in place to ensure the security of all Personal Information it controls or processes.  Arcus and its Affiliates are in compliance in all material respects with all Applicable Laws relating to breaches of security affecting Personal Information and associated notification obligations.  Neither Arcus nor any of its Affiliates has received a written complaint regarding its collection, storage, transfer or use of Personal Information.  Arcus agrees to execute or cause to be executed any additional clauses or agreements necessary to comply with data protection laws prior to the transfer of Personal Information.

(o)No Misrepresentation.  To Arcus’s Knowledge, neither Arcus nor any of its Affiliates or licensees, nor any of its or their respective officers, employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Arcus Molecules or Arcus Products (including the Optioned Molecules and Optioned Products for the PD-1 Program), failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Arcus Molecules or Arcus Products (including the Optioned Molecules and Optioned Products for the PD-1 Program), or committed an act, made a statement, or failed to make a statement with respect to the Development of the Arcus Molecules or Arcus Products (including the Optioned Molecules and Optioned Products for the PD-1 Program) that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous Applicable Laws in the Territory.

(p)Royalties and other Payments.  Except as provided in Section 11.2(p) of the Arcus Schedule of Exceptions, there are no milestone payments, profit share obligations, royalty payments or other amounts in each case that are based on the Manufacture, Development or Commercialization of the Arcus Molecules or Arcus Products (including the Optioned Molecules and Optioned Products for the PD-1 Program) required to be paid to a Third Party as a result of the Manufacture, Development or Commercialization of the Arcus Molecules or Arcus Products under any agreement to which Arcus or any of its Affiliates is a party.

(q)No Government Funding.  The inventions claimed in the Existing Arcus Patents owned by Arcus, and, to Arcus’s Knowledge, licensed to Arcus (i) were not conceived, discovered, developed, generated or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.

(r)No Governmental Consents.  Neither the execution, delivery and performance by Arcus of this Agreement or the Stock Purchase Agreement, nor the consummation by Arcus of the transactions contemplated hereby or thereby, will, other than filings required by (i) any applicable Antitrust Law, or (ii) the registration of the shares under the Securities Act of 1933, as amended, and such consents, approvals, authorizations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc., the New York Stock Exchange, and under applicable state securities laws in connection with the purchase by Gilead of shares of Arcus’s common stock under the Stock Purchase Agreement, require Arcus or any of its Affiliates to (A) obtain any consent or authorization of, or (B) give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

(s)Material Adverse Effect.  Since the date of Arcus’s most recent Annual Report on Form 10-K, no Material Adverse Effect has occurred with respect to Arcus or any of its Affiliates, taken as a whole, except as previously publicly disclosed. “Material Adverse Effect” means [***].

(t)To Arcus’s Knowledge, there are no Patents or know-how owned or Controlled by any of its collaboration partners, licensors, sublicensors, licensees and sublicensees (including Patents or know-how jointly owned or jointly Controlled by such collaboration partner, licensor, sublicensor, licensee or sublicensee with Arcus or a Third Party) that are necessary or useful to Exploit any Arcus Molecule or Arcus Product as contemplated hereunder which Patents and know-how are not exclusively licensed to Gilead hereunder.

(u)Diligence.  The representations and warranties of Arcus in this Agreement, and the information, documents and materials furnished to Gilead in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

11.3Representations and Warranties of Gilead.  Gilead hereby represents and warrants to Arcus, as of the Execution Date and the Effective Date, as follows:

(a)No Conflicts.  The execution and delivery of this Agreement by Gilead does not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any material violation of or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to any provision of the organizational or governing documents of Gilead, in each case as amended to date.

(b)No Governmental Consents.  Neither the execution, delivery and performance by Gilead of this Agreement or the Stock Purchase Agreement, nor the consummation by Gilead of the transactions contemplated hereby or thereby (for clarity, excluding the possible option exercise transactions), will, other than filings required by (i) any applicable Antitrust Law or (ii) the registration of the shares under the Securities Act of 1933, as amended, and such consents, approvals, authorizations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc., the New York Stock Exchange, and under applicable state securities laws in connection with the purchase by Gilead of shares of Arcus’s common stock under the Stock Purchase Agreement, require Gilead to (A) obtain any consent or authorization of, or (B) give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

11.4No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE XI OR IN ANY ANCILLARY AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.5Post-Effective Date Covenants.

(a)Use of Proceeds. Without limiting Arcus’s obligations under Section 3.1, during the Term, Arcus shall in good faith dedicate and apply the Upfront Consideration, plus all net proceeds paid to Arcus by Gilead pursuant to the Stock Purchase Agreement, and any Option Continuation Payment(s) to the Arcus R&D Activities, Pre-Program Activities, and other similar activities intended to support the foregoing activities.  The foregoing funds shall not be used at any time during the Term to (i) pay dividends or make any other distributions on capital stock of Arcus; or (ii) repurchase, redeem or reacquire any shares of its capital stock.  After the Effective Date and until Gilead no longer has any opt-in rights, Arcus shall not acquire, license or otherwise obtain rights to any assets, business or company if such acquisition, license or rights to assets do not include Commercialization rights in at least the U.S.

(b)Conduct of Business.

(i)Arcus shall use good faith efforts to conduct the Arcus R&D Activities during the Term.  Arcus shall, and shall cause each of its Affiliates to, except as otherwise contemplated by the terms of this Agreement, (A) conduct its business in the ordinary course, consistent with past practice as currently proposed to be conducted hereunder, (B) preserve intact and unencumbered its material assets and properties (including Arcus IP and all other intellectual property relating to any Pre-Program Activities, any Optioned Program or any Arcus Program, whether or not any such intellectual property may also relate to any Excluded Arcus Molecule), contracts and licenses that relate to any Arcus Program or Optioned Program, and (C) maintain business relationships with licensors, licensees, Governmental Authorities and others having material business dealings with Arcus relating to any Arcus Program or Optioned Program, provided that the foregoing is not meant in any way to derogate from any rights expressly provided to Arcus in this Agreement.

(ii)With respect to each Arcus Program, until the end of the Arcus Program Period for such Arcus Program, and any Pre-Program Activities, Arcus shall not, and shall cause its Affiliates not to, commit any act or knowingly permit the occurrence of any omission that, (A) if such action had been committed or such omission had occurred prior to the Execution Date, would have caused any of the representations and warranties of Sections 11.1 and 11.2 to be untrue or materially misleading with respect to such Arcus Program or such Pre-Program Activities as of the Execution Date (including, if such Arcus Program or Pre-Program Activities arose after the Execution Date, as if such Arcus Program or Pre-Program Activities had existed as of the Execution Date) or (B) would cause any of the Arcus Option Exercise Representations with respect to an Arcus Program or any Pre-Program Activities to be untrue or materially misleading as of any Option Bringdown Date for such Arcus Program or such Pre-Program Activities, subject only to the Arcus Option Schedule of Exceptions with respect to the Arcus Option Exercise Representations as delivered as of such Option Bringdown Date.

(c)Conduct of Program-Related Activities.

(i)Each Party covenants that with respect to all intellectual property that it licenses to the other Party under this Agreement that is, may be or becomes subject to the Bayh-Dole Act, such licensing Party shall, and shall cause its Affiliates and the relevant research partners to, continue to comply with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves such licensing Party’s right, title and interest in the subject intellectual property to the maximum extent permitted by Applicable Law.

(ii)Each Party shall, and shall cause its Affiliates and its and their respective contractors, licensees and consultants to, conduct all Pre-Program Activities and Development of the Arcus Molecules, Arcus Products, Optioned Molecules, Optioned Products and all other activities undertaken pursuant to this Agreement in accordance with Applicable Law.  Without limitation of the foregoing sentence, each Party shall, and shall cause its Affiliates and its and their respective licensees, to employ Persons with appropriate knowledge, expertise and experience to conduct and to oversee the conduct of Nonclinical Studies and Clinical Trials with respect to the Arcus Molecules or Arcus Products and the Optioned Molecules and Optioned Products.

(iii)With respect to all Pre-Program Activities, each Arcus Program until the end of the Arcus Program Period for such Arcus Program and each Optioned Program until the end of the Term for such Optioned Program, neither Arcus nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, convey, dispose of or encumber (other than as required by the terms of the Existing Arcus Third Party Agreements) its right, title or interest in or to, the Arcus IP relating to such Pre-Program Activities, Arcus Program or Optioned Program, as applicable, that creates a conflict with the rights granted by (or purported to be granted by)

Arcus to Gilead under this Agreement or that prevents Arcus from performing its obligations under this Agreement or that prevents Gilead from exercising its rights hereunder.

(iv)Except in a manner that would not create a material conflict with the rights granted or purported to be granted by Arcus to Gilead under this Agreement or as expressly permitted under this Agreement, with respect to (A) all Pre-Program Activities, (B) each Arcus Program until the end of the Arcus Program Period for such Arcus Program, and (C) each Optioned Program (including the PD-1 Program) until the end of the Term for such Optioned Program, neither Arcus nor its Affiliates shall, sell, out-license or otherwise dispose of any material assets or other material rights relating to any portion of such Pre-Program Activities, such Arcus Program or such Optioned Program, as applicable (other than non-exclusive, non-commercial licenses granted in the ordinary course, including through clinical trial agreements, research agreements with academic institutions and non-profit organizations, service agreements, material transfer agreements and other similar agreements); grant any security interest or otherwise encumber any such material assets or other material rights (including Arcus IP and all other intellectual property relating to such Arcus Program or Optioned Program, as applicable) relating to any portion of such Pre-Program Activities, such Arcus Program or such Optioned Program, as applicable.

(d)Partner-Related Covenants.  The Existing Arcus Third Party Obligations Schedule contains any obligations under Existing Arcus Third Party Agreements that would be required to be imposed on Gilead as a sublicensee under such agreements.  Arcus and its Affiliates shall comply with any material Existing Arcus Third Party Agreement during its term and shall not materially breach, terminate or cause to be terminated such agreement , and shall keep Gilead reasonably informed of any new or revised contractual terms therein, and shall not [***].

(e)Structures of Arcus Molecules.  [***].

(f)Corporate Compliance Program.

(i)[***].

(ii)In the Shared Territory, each Party shall notify the other Party of the existence of any competitor or other Third Party complaint or government inquiry, subpoena or investigation to which the Party or any of its Affiliates is subject and that specifically relates to or seeks information on the activities under this Agreement.  Nothing in this Section 11.5(f) requires either Party to provide privileged or confidential information to the other Party or undertake any action that it reasonably believes not to be in its own best interest, except that in no event can either Party decline to provide the other Party any notice required under this Section 11.5(f).

11.6Compliance Violations.  Without limiting the indemnification, termination, dispute resolution and other rights of either Party hereunder, in the event that either Party has a good faith belief that the other Party has materially violated or is materially violating Applicable Law in connection with any Pre-Program Activities, an Arcus Program or an Optioned Program, or if it believes in good faith that the other Party has materially breached any of its compliance-related representations and covenants in this Agreement or in any Ancillary Agreement and desires to have a discussion regarding same, then upon such Party’s request, the Parties shall promptly convene a meeting of appropriate representatives from each Party within [***] Business Days after such request, which may, at the request of the requesting Party, be required to include either or both of each Party’s general counsel or chief compliance officer.  At such meeting, the Parties’ representatives shall agree in writing upon a plan to rectify the situation and the notified Party shall take such action as required under the plan.  If the Parties’ representatives are not able to agree upon a plan within [***] Business Days after such meeting begins, then the requesting Party may, at its expense, designate an independent Third Party with experience in compliance counseling in the area of concern to conduct an audit of the conduct about which the requesting Party is concerned.  Such Third Party shall be chosen within [***] Business Days after the end of the preceding [***] Business Day period, shall complete its work as soon as practicable as determined by such Third Party and shall provide its report to both Parties within [***] Business Days of completing its audit.  The Parties shall then, to the extent necessary, negotiate an implementation plan within [***] Business Days after the receipt of such Third Party’s report. If the Parties are unable to agree upon such implementation plan, the Third Party shall [***].  The Party that is the subject of the implementation plan shall use its best efforts to conduct the activities set forth in the implementation plan as promptly as practicable.  If the Party that is subject to the implementation plan is unable to implement the plan within [***] days, the requesting Party shall be entitled to require the implementing Party [***].

ARTICLE XII

INDEMNIFICATION

12.1Indemnification by Arcus.  Arcus shall defend, indemnify and hold Gilead, its Affiliates and its and their respective officers, directors, employees and agents (the “Gilead Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonably incurred attorneys’ fees and costs and expenses of litigation (collectively, “Losses”) incurred by such Gilead Indemnitees, to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (collectively, “Third Party Claims”) that arise from or are based on:

(a)the breach of any of Arcus’s representations, warranties, covenants or obligations under this Agreement;

(b)the willful misconduct or gross negligence of any of the Arcus Indemnitees (as defined below) in connection with this Agreement;

(c)the violation of Applicable Law by any of the Arcus Indemnitees (as defined below) in connection with this Agreement;

(d)except as otherwise provided in Section 10.7, the Exploitation of any Optioned Molecule or Optioned Product by or on behalf of Arcus or any of its Affiliates, excluding any Shared Development Losses and Shared Commercialization Losses (which shall be allocated as set forth in Section 12.4 and Section 12.5, respectively);

(e)except as otherwise provided in Section 10.7 or in a separate written agreement, (i) the conduct of the Pre-Program Activities or Exploitation of a molecule or product that is the subject of any Pre-Program Activities or any Arcus Molecule or Arcus Product, or (ii) the Exploitation of any Excluded Arcus Molecule, Excluded Arcus Product or Terminated Product with respect to which this Agreement, in each case ((i) and (ii)), by or on behalf of Arcus or any of its Affiliates, or any of its or their licensees, sublicensees, distributors or subcontractors;

(f)the (i) exercise of any rights under any license or right of reference by or on behalf of Arcus or any of its Affiliates, or any of its or their licensees, sublicensees, distributors or subcontractors; or (ii) use of any Regulatory Materials, Regulatory Approvals, Trademarks or Information by or on behalf of Arcus or any of its Affiliates, in each case ((i) and (ii)), granted, transferred or made available to Arcus or any of its Affiliates by or on behalf of Gilead or any of its Affiliates in accordance with the provisions of ARTICLE XIV following or in connection with termination of this Agreement with respect to any Arcus Product or Optioned Product; or

(g)any Arcus Independent Activities;

except, in the case of clauses (a) through (g), for those Losses for which Gilead, in whole or in part, has an obligation to indemnify any Arcus Indemnitee (as defined below) pursuant to Section 12.2 or under any Ancillary Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses. Arcus acknowledges and agrees that the terms of any separate written agreement contemplated to be entered into in accordance with this Agreement shall include indemnity obligations generally consistent with the allocation of liability between the Parties in this Agreement; provided, however, that any supply agreement shall include customary limitations on the liability of the supplying Party and, in the case of pass-through supply by Arcus from a CMO, shall not [***].

12.2Indemnification by Gilead.  Gilead shall defend, indemnify and hold Arcus, its Affiliates and its and their respective officers, directors, employees and agents (the “Arcus Indemnitees”) harmless from and against any and all Losses incurred by such Arcus Indemnitees, to the extent resulting from Third Party Claims that arise from or are based on:

(a)the breach of any of Gilead’s representations, warranties, covenants or obligations under this Agreement;

(b)the willful misconduct or gross negligence of any of the Gilead Indemnitees in connection with this Agreement;

(c)the violation of Applicable Law by any of the Gilead Indemnitees in connection with this Agreement; or

(d)except as otherwise provided in Section 10.7, the Exploitation of any Optioned Molecule or Optioned Product by or on behalf of Gilead or any of its Affiliates, excluding any Shared Development Losses and Shared Commercialization Losses (which shall be allocated as set forth in Section 12.4 and Section 12.5, respectively);

except, in the case of clauses (a) through (d), for those Losses for which Arcus, in whole or in part, has an obligation to indemnify any Gilead Indemnitee pursuant to Section 12.1 or under any Ancillary Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses. Gilead acknowledges and agrees that the terms of any separate written agreement contemplated to be entered into in accordance with this Agreement shall include indemnity obligations generally consistent with the allocation of liability between the Parties in this Agreement; provided, however, that any supply agreement shall include customary limitations on the liability of the supplying Party and, in the case of pass-through supply by Gilead from a CMO, shall not [***].

12.3Indemnification Procedures.  All indemnification claims with respect to a Gilead Indemnitee or Arcus Indemnitee (each, an “Indemnitee”) shall be made solely by Gilead or Arcus, as applicable.  The Party claiming indemnity under this ARTICLE XII (the “Indemnified Party”) shall give written notice to the Party from which indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought.  The Indemnifying Party’s obligations to defend, indemnify, and hold harmless pursuant to Section 12.1 or 12.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Third Party Claim.  The assumption of defense of a Third Party Claim shall not be construed as an acknowledgment that the

Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of any Third Party Claim.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense, subject to the Indemnifying Party’s right to assume and conduct the defense of the Third Party Claim with counsel of its choice.  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then (a) the Indemnified Party may defend against such Third Party Claim (and the Indemnified Party need not consult with the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any rights it may have under this ARTICLE XII to obtain indemnification from the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money for which the Indemnifying Party is responsible, contains no admission of liability or fault with respect to the Indemnified Party or its Indemnitees, and places no obligations other than financial on the Indemnified Party or its Indemnitees not set forth herein.  The Indemnified Party shall not settle any Third Party Claim for which it has or will exercise its right under this ARTICLE XII to obtain indemnification from the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

12.4Shared Development Losses.

(a)Except as set forth in Section 4.7(c)(vii) (with respect to Optioned Products for which Arcus has exercised its opt-out, and, for clarity, such exception shall apply solely to the extent the applicable Losses are incurred after the effective date of such opt-out), the Parties shall share equally any Losses incurred by any Gilead Indemnitee or Arcus Indemnitee (collectively, “Party Indemnitees”) to the extent resulting from Third Party Claims against any such Party Indemnitee that arise from or are based on the performance of any activities under an R&D Plan and Budget with respect to which Research and Development Costs are shared equally by the Parties, to the extent (i) not arising from or based on the events described in clauses (a), (b), (c), (e), (f), and (g), of Section 12.1 or clauses (a), (b) and (c) of Section 12.2 or (ii) not otherwise provided in Section 10.7 (any such Losses, “Shared Development Losses” and any such Third Party Claims, “Shared Development Claims”).  If either Party receives notice of any Shared Development Claim, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy for defending such Shared Development Claim.

(b)At its option, Gilead may assume the defense of any Shared Development Claim by giving written notice to Arcus within [***] days after the notice of the Shared Development Claim.  If Gilead does not assume and conduct the defense of a Shared Development Claim as provided in the preceding sentence, then Arcus may defend against such Shared Development Claim.  The non-defending Party shall provide the defending Party with reasonable assistance in connection with the defense of any Shared Development Claim, and the defending Party shall keep the non-defending Party reasonably informed as to the status of such defense and any material issues arising in connection therewith.  The non-defending Party may participate in and monitor such defense with counsel of its own choosing, subject to the defending Party’s right to assume and conduct the defense of the Shared Development Claim with counsel of its choice.  Neither Party shall settle any Shared Development Claim without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

12.5Shared Commercialization Losses.

(a)Except as set forth in Section 4.7(c)(vii) (with respect to Optioned Products for which Arcus has exercised its opt-out), the Parties shall share equally any Losses incurred by any Party

Indemnitees to the extent resulting from Third Party Claims against any such Party Indemnitee that arise from or are based on the performance of any Co-Promotion activities under a Commercialization Plan and Budget or Medical Affairs Plan and Budget in the Shared Territory, if any, with respect to which Commercialization costs are shared equally by the Parties, to the extent (i) not arising from or based on the events described in clauses (a), (b), (c), (e), (f), and (g), of Section 12.1 or clauses (a), (b) and (c) of Section 12.2 or (ii) not otherwise provided in Section 10.7 (any such Losses, “Shared Commercialization Losses” and any such Third Party Claims, “Shared Commercialization Claims”).  If either Party receives notice of any Shared Commercialization Claim, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy for defending such Shared Commercialization Claim.

(b)At its option, Gilead may assume the defense of any Shared Commercialization Claim by giving written notice to Arcus within [***] days after the notice of the Shared Commercialization Claim.  If Gilead does not assume and conduct the defense of a Shared Commercialization Claim as provided in the preceding sentence, then Arcus may defend against such Shared Commercialization Claim, and the defending Party shall keep the non-defending Party reasonably informed as to the status of such defense and any material issues arising in connection therewith.  The non-defending Party shall provide the defending Party with reasonable assistance in connection with the defense of any Shared Commercialization Claim.  The non-defending Party may participate in and monitor such defense with counsel of its own choosing, subject to the defending Party’s right to assume and conduct the defense of the Shared Commercialization Claim with counsel of its choice.  Neither Party shall settle any Shared Commercialization Claim without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

12.6Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING (OTHER THAN WITH RESPECT TO PAYMENTS OWED FOR OPERATING PROFIT OR OPERATING LOSSES PURSUANT TO SECTION 9.11) FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.6 IS INTENDED, OR SHALL BE CONSTRUED, TO LIMIT OR RESTRICT (A) THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 12.1, 12.2, 12.4 AND 12.5; (B) LIABILITY FOR A PARTY’S BREACH OF THE LICENSES GRANTED TO OR BY SUCH PARTY PURSUANT TO ARTICLE VIII; (C) LIABILITY FOR A PARTY’S BREACH OF ARTICLE IX; (D) LIABILITY FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE XIII; OR (E) LIABILITY IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

12.7Insurance.  Each Party shall maintain in full force and effect during the Term insurance required by Applicable Law in each country where such Party performs any activities under this Agreement.  Without limiting the foregoing, each Party shall maintain in full force and effect during the Term either reasonable self-insurance with the ability to cover the liabilities of such Party that could reasonably occur in view of the activities of such Party under this Agreement and the Ancillary Agreements, or insurance policies with the following insurance coverages, with limits of liability not less than those specified below:

(a)Commercial general liability with minimum limits of $[***] each occurrence and $[***] general aggregate, including coverage for premises liability, personal and advertising injury, contractual liability and broad form property damage.

(b)Products and completed operations liability with minimum limits of $[***]each occurrence and $[***]general aggregate.

(c)Clinical trial liability with minimum limits of $[***]each occurrence and $[***]general aggregate.

(d)Workers’ compensation insurance in compliance with Applicable Law of the state or other jurisdiction in which activities are performed under this Agreement and employer’s liability insurance in amounts not less than $[***]bodily injury by accident-each accident, $[***] bodily injury by disease-policy limit and $[***] bodily injury by disease-each employee.  Where permitted by Applicable Law, such policies shall contain a waiver of the insurer’s subrogation rights against the other Party.

(e)All insurance programs required to be maintained hereunder shall be from insurers having an A.M.  Best rating of [***] or better, or its equivalent.

(f)Automobile liability insurance for bodily injury, property damage and automobile contractual liability covering all owned, hired and non-owned autos with a combined single limit of liability for each accident of not less than $[***].

(g)To the extent requested by the other Party, each Party shall provide the other with an original certificate of insurance evidencing that (i) all such insurance coverages are in effect, and (ii) none of the required policies of insurance shall be terminated or canceled by insurers except upon at least [***] days’ written notice to the other Party.  Nothing contained in this Section 12.7 is intended, or shall be construed, to limit either Party’s indemnity obligations.

ARTICLE XIII

CONFIDENTIALITY

13.1Confidentiality Obligations.

(a)Confidential Information.  “Confidential Information” means, with respect to a Party or any of its Affiliates, and subject to Section 13.1(a)(i) through Section 13.1(a)(v), all information that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates under this Agreement, any Ancillary Agreement or the Stock Purchase Agreement, except to the extent any such other agreement expressly provides otherwise.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [***] years thereafter, it shall, and shall cause its Affiliates to, keep confidential and not publish or otherwise disclose to any Third Party, and not use for any purpose other than as provided for in this Agreement or any Ancillary Agreement, any Confidential Information of the other Party or any of its Affiliates.  Arcus Collaboration Know-How shall be deemed the Confidential Information of Arcus (and Arcus shall be deemed to be the disclosing Party and Gilead the receiving Party with respect thereto).  Gilead Collaboration Know-How shall be deemed the Confidential Information of Gilead (and Gilead shall be deemed to be the disclosing Party and Arcus the receiving Party with respect thereto).  Joint Collaboration Know-How shall be deemed the Confidential Information of both Parties (and both Parties shall be deemed to be the disclosing Party and the receiving Party with respect thereto).  Notwithstanding the foregoing, Confidential Information of a Party or its Affiliates shall exclude that portion of such information that the receiving Party (or the receiving Party’s applicable Affiliate) can demonstrate by competent written proof:

(i)was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party or any of its Affiliates;

(ii)was generally available to the public or part of the public domain at the time of its disclosure to the receiving Party or any of its Affiliates;

(iii)became generally available to the public or part of the public domain after its disclosure and other than through any breach of this Agreement, the Existing Confidentiality Agreement or any Ancillary Agreement by the receiving Party or any of its Affiliates;

(iv)was subsequently disclosed to the receiving Party or any of its Affiliates without obligations of confidentiality by a Third Party without obligations of confidentiality with respect thereto; or

(v)was independently discovered or developed by the receiving Party or any of its Affiliates without the aid, application, or use of the other Party’s Confidential Information;

provided that specific disclosures made under this Agreement shall not be deemed to be subject to any of the foregoing exceptions merely because they are embraced by general disclosures in the public knowledge or literature or in the possession of the receiving Party or its Affiliates, and any combination of features disclosed under this Agreement shall not be deemed subject to the above exceptions merely because individual features are in the public knowledge or literature or in the possession of the receiving Party or its Affiliates.  The Parties acknowledge that Confidential Information has been provided by the Parties (or their Affiliates) to each other prior to the Effective Date pursuant to the Existing Confidentiality Agreement, including the terms and conditions thereof.  The Parties agree that as of the Effective Date, all such Confidential Information shall be protected by the terms and conditions of this Agreement, which shall replace those of such Existing Confidentiality Agreement.

(b)Restrictions on Arcus Know-How.  With respect to any Arcus Know-How that is Confidential Information and necessary or reasonably useful for the Exploitation of any Pre-Program Activities, Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product, (i) subject to subsection (ii), Arcus shall not, and shall cause its Affiliates not to, disclose any such material Arcus Know-How to any Third Party unless such Third Party is bound by obligations of confidentiality and non-use at least as protective as those set forth in Section 13.1 and Section 13.2, except to the extent such disclosure would be permitted under Section 13.2 if such Arcus Know-How were Confidential Information of Gilead and (ii) Arcus may publish or otherwise publicly disclose such Arcus Know-How if such publication or other public disclosure complies with the obligations under Section 13.4 and either (A) Arcus reasonably determines that there is no need to secure Patent protection on such Arcus Know-How or (B) it would not reasonably be expected to adversely impact the patentability of such Arcus Know-How.

13.2Authorized Disclosure of Confidential Information.  Notwithstanding Section 13.1, each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)filing or prosecuting Arcus Patents, Gilead Collaboration Patents or Joint Collaboration Patents in accordance with ARTICLE X with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned;

(b)regulatory filings and other filings with the FDA or other Governmental Authorities (including Regulatory Authorities), with respect to an Optioned Product as permitted hereunder;

(c)securities filings and other filings with the SEC or other Governmental Authorities, provided that any such disclosure in a filing with the SEC is, in the opinion of outside counsel, required;

(d)responding to a valid order of a court of competent jurisdiction or other competent authority, or in the opinion of the receiving Party’s legal counsel, making such disclosure as required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted); provided that the receiving Party shall, to the extent reasonably practicable under the circumstances, first have given to the disclosing Party notice and a reasonable opportunity to quash the order or obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose for which the order was issued or such disclosure was required by Applicable Law or such rules; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed shall be limited to the information that is legally required to be disclosed;

(e)disclosure to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and advisors, and any other Third Parties, in each case, only on a need-to-know basis and solely in connection with the performance by the disclosing Party of its obligations or the exercise of its rights under this Agreement (including with respect to the Development, Manufacturing and Commercialization of Optioned Products), provided that, prior to any such disclosure, each disclosee other than an advisor must be bound by obligations of confidentiality and non-use at least equivalent in scope as those set forth in Section 13.1 and Section 13.2 and each advisor must be bound by obligations of confidentiality and non-use that are commercially reasonable;

(f)with prior notice to the other Party as permitted by Applicable Law, disclosure of the material terms of this Agreement or any Ancillary Agreement to any [***]; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in Section 13.1 and Section 13.2 prior to any such disclosure, except that, where the disclosee is an investor, investment banker or financial partner, such disclosee shall only need to be bound by commercially reasonable confidential terms; and

(g)disclosure of any Collaboration Know-How or status reports (including data from any Clinical Trials) by either Party (i) with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope as those set forth in Section 13.1 and Section 13.2 prior to any such disclosure, except that, where the disclosee is an investor, investment banker or financial partner, such disclosee shall only need to be bound by commercially reasonable confidential terms or (ii) pursuant to Section 13.4.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.2(a), 13.2(b), 13.2(c) or 13.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

13.3Terms of Agreements.

(a)The Parties agree that the terms of this Agreement, any Ancillary Agreements, the Stock Purchase Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 13.2 and this Section 13.3.  The Parties have agreed to make a joint public announcement of the execution of this Agreement in mutually agreed form on the Execution Date.

(b)After release of such press release, if either Party or any of its Affiliates desires to make a press release or other similar public announcement concerning the terms of this Agreement or any Ancillary Agreement, such Party shall give reasonable prior advance notice of the proposed text of such press release or announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any Ancillary Agreement that have already been publicly disclosed by such Party or such Party’s Affiliates, or by the other Party or any of its Affiliates, in accordance with this Section 13.3; provided that such information remains accurate as of such repeat.

(c)The Parties acknowledge that either or both Parties (or their respective parent entities) may be obligated to make a filing (including to file a copy of this Agreement and the Stock Purchase Agreement) with the SEC or other Governmental Authorities.  Each Party shall be entitled to make such a required filing, provided that it shall (i) agree (such agreement not to be unreasonably withheld, conditioned or delayed) with the other Party in advance regarding the form of redacted copy of this Agreement and the Stock Purchase Agreement to be so filed (the “Redacted Agreements”), (ii) request, and use commercially reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted from this Agreement and the Stock Purchase Agreement, as reflected in the Redacted Agreement, for a period of at least [***] years, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, if legally justifiable, request an appropriate extension of the term of the confidential treatment period, and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts consistent with Applicable Laws to support the redactions in the Redacted Agreement as originally filed and not agree to any changes to the Redacted Agreement without, to the extent practical, first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes.  Each Party shall be responsible for its own legal and other external costs and expenses in connection with any such filing, registration or notification.

13.4Public Disclosures of Data.

(a)Publications.

(i)“Publication” means, with respect to any information, data or results, the public disclosure of such information, data and results, including any oral presentation or abstract of such data and results at scientific and medical conferences or publications of, or investor communications regarding, such information, data and results in peer-reviewed journals.

(ii)Pre-Program Activities.  Arcus may make Publications regarding the Pre-Program Activities in its sole discretion and no Gilead review or approval shall be required; provided, however, Arcus shall use reasonable efforts to provide Gilead advanced written notice of such proposed Publication.

(iii)Arcus Programs.  Arcus shall maintain a Publication plan regarding Publications that contain any information, data or results with respect to each Arcus Program (including any data or results of Clinical Trials or Nonclinical Studies).  Arcus shall provide such Publication plans to Gilead for its review.  Arcus shall disclose such Publications consistent with the applicable Publication plan; provided that Arcus shall provide Gilead a reasonable opportunity to review each proposed Publication, including by providing to Gilead at least [***] Business Days prior to its intended submission for poster publication, oral presentation or abstract of any data and results at scientific and medical conferences and [***] Business Days prior to its intended submission of manuscripts and journal publications.  If Gilead offers any comments on the Publication, Arcus shall consider such comments in good faith.

(iv)Optioned Programs.  For each Optioned Program, the JDC shall establish a Publication strategy regarding Publications that contain any information, data or results with respect to any Optioned Molecule or Optioned Product under such Optioned Program (including any data or results of Clinical Trials or Nonclinical Studies and, in the case of Arcus, including any Arcus Independent Activities).   Each Publication strategy shall be consistent with the R&D Plan and Budget, and may be amended by the JDC from time to time.  Each Party shall disclose such Publications consistent with such Publication strategy; provided that the Party proposing a Publication shall provide the other Party a reasonable opportunity to review the proposed Publication, including by providing to such other Party at least [***] Business Days prior to its intended submission for poster publication, oral presentation or abstract of any data and results at scientific and medical conferences and [***] Business Days prior to its intended submission of manuscripts and journal publications.  If the other Party offers any comments on the Publication, the submitting Party shall consider such comments in good faith.

(v)With respect to any publication pursuant to Section 13.4(a)(iii) or Section 13.4(a)(iv), each Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such publication and will withhold disclosure of any such publication for an additional [***] days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary, subject to Arcus’s decision making authority for Arcus Patents pursuant to Section 10.2(b)(i).

(b)Press Releases.  Except to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted), at least [***] Business Days prior to either Party or its Affiliates issuing a press release with respect to any Optioned Program, including in connection with any Arcus Independent Activities, such disclosing Party shall provide a copy of such press release to the other Party.  Except to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent entity) are listed (or to which an application for listing has been submitted), neither Party nor its Affiliates shall issue any such press release unless and until such press release is approved by the other Party.

13.5Destruction of Confidential Information.

(a)Upon the earlier of (i) the expiration of the Arcus Program Period for each Arcus Program (with respect to Confidential Information of Arcus related to such Arcus Program and that is not related to an Arcus Program or Optioned Program for which this Agreement remains in effect), (ii) the expiration of the Collaboration Term (with respect to any Confidential Information of Arcus that is not related to an Arcus Program or Optioned Program for which this Agreement remains in effect), (iii) the effective date of termination of this Agreement for a given Pre-Program Activity, Arcus Program or Optioned Program (with respect to Confidential Information of Arcus related to such Pre-Program Activity, Arcus Program or Optioned Program, as applicable, and not related to any Arcus Program or Optioned Program for which this Agreement remains in effect), and (iv) the effective date of termination of this Agreement in its entirety (with respect to all Confidential Information of Arcus), Gilead shall, as soon as reasonably practicable, destroy all copies of such Confidential Information in its and its Affiliates’ possession; provided that Gilead may retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes.

(b)Subject to Section 14.7, upon the effective date of termination of this Agreement in its entirety as provided in Sections 14.3, 14.4, 14.5 and 14.6, Arcus shall, as soon as reasonably practicable, destroy all copies of Gilead Confidential Information in its and its Affiliates’ possession; provided that Arcus may retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes.

ARTICLE XIV

TERM AND TERMINATION

14.1Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier pursuant to this ARTICLE XIV, shall expire in its entirety as of the expiration of the Collaboration Term; provided that:

(a)with respect to each Arcus Program in existence as of the expiration or termination of the Collaboration Term, whether as a result of the natural expiration of the Collaboration Term or as a result of Gilead’s termination of its Option Continuation Payment pursuant to Section 14.3(b)(i) or Section 14.3(b)(ii) (including any Arcus Program that is Suspended or Terminated, the Post-IND Term Extension shall apply and this Agreement shall continue in effect solely for such Arcus Programs until the expiration of the Post-IND Term Extension (and, for clarity, this Agreement shall expire with respect to all Pre-Program Activities); and

(b)with respect to each Optioned Program in existence as of the expiration or termination (pursuant to Section 14.3(b)(i) or Section 14.3(b)(ii)) of the Collaboration Term and any Post-IND Term Extension, this Agreement shall continue in effect (i) for each country in the Gilead Royalty Territory, until the end of each applicable Royalty Term in effect for any Optioned Product included in such Optioned Program and (ii) for the Shared Territory [***];

(the period from the Effective Date through expiration (or earlier termination) of this Agreement as described in this Section 14.1, with respect to each Arcus Program and Optioned Program, the “Term”).

14.2Outside Date.  The provisions of this Agreement and the Stock Purchase Agreement that are binding on the Parties as of the Execution Date shall terminate automatically, without any further action required by either Party, if the Antitrust Clearance Date has not occurred on or before the date that is [***] days following the Execution Date of this Agreement (the “Outside Date”); provided, however, that the Parties may mutually agree in writing to postpone the Outside Date by sequential [***]-day increments if the Antitrust Clearance Date has not occurred by the initial Outside Date.

14.3Termination by Gilead at Will.

(a)Termination by Gilead at Will.  Gilead shall have the right, with respect to any or all Regions in the Gilead Territory on a Region-by-Region basis, in its sole discretion, to terminate this Agreement (i) on an Arcus Program-by-Arcus Program basis, and (ii) (A) prior to the First Commercial Sale of the first Optioned Product in an Optioned Program, on an Optioned Program-by-Optioned Program basis, and (B) following the First Commercial Sale of the first Optioned Product in an Optioned Program, on an Optioned Product-by-Optioned Product basis with respect to such Optioned Program (which termination shall be with respect to all Optioned Molecules included in such Optioned Product), in each case ((i) and (ii)) with respect to such Region in the Gilead Territory upon [***] days’ prior written notice to Arcus.  If Gilead exercises such termination right for any Region (but not all Regions) in the Gilead Territory, then this Agreement shall remain in effect with respect to all other Regions in the Gilead Territory and such Region with respect to which Gilead exercised such termination right shall cease to be part of the

Gilead Territory with respect to the applicable Arcus Programs, Optioned Programs or Optioned Products, as the case may be.  In the case of termination of this Agreement with respect to all Arcus Products and Optioned Products in all Regions, the entire Agreement shall terminate.

(b)Termination or Expiration of the Collaboration Term.

(i)Termination of the Collaboration Term – in General.  No earlier than [***] days but at least [***] days prior to the date each of Gilead’s payment obligations coming into effect under Section 9.3, Gilead shall have the right, in its sole discretion, to terminate its obligations for such Option Continuation Payment upon [***] days’ prior written notice to Arcus; provided that, Gilead may not exercise such termination rights until [***].  The Collaboration Term shall terminate upon the expiration of such [***] day notice period.

(ii)Termination of the Collaboration Term – Change of Control.  In the event of a Change of Control of Arcus, Gilead may [***].

(iii)Consequences of Expiration or Termination of the Collaboration Term.

(A)Initial Disclosure.  Within [***] days after expiration or termination of the Collaboration Term, Arcus shall deliver to Gilead, with respect to each Arcus Program, a written notice including instructions and credentials with which Gilead may access a Data Room containing the data and information (existing and available as of the date of Arcus’s notice) with respect to each Arcus Molecule.

(B)Interim Disclosure of Qualifying Data Package(s).  With respect to each Arcus Molecule, if the data and information provided pursuant to Section 14.3(b)(iii)(A) do not constitute a Qualifying Data Package (as determined by the JSC, including pursuant to Section 2.5(b)(i)(C) or Section 15.2(b)), then, until [***] months after expiration or termination of the Collaboration Term, Arcus shall deliver to Gilead via the applicable Data Room a Qualifying Data Package (as determined by the JSC, including pursuant to Section 2.5(b)(i)(C) or Section 15.2(b)) promptly upon the required data and information for such Qualifying Data Package becoming available to Arcus.

(C)Final Disclosure.  With respect to each Arcus Molecule, if Arcus has not delivered a Qualifying Data Package to Gilead pursuant to Section 14.3(b)(iii)(A) or Section 14.3(b)(iii)(B) as of [***] months after expiration or termination of the Collaboration Term, Arcus shall deliver to Gilead via the applicable Data Room all data and information with respect to such Arcus Molecule in the possession or Control of Arcus at such time.

(D)Option Exercise.  With respect to each Arcus Program, the Option Exercise Period shall be deemed to begin upon the earlier of (1) the date of the JSC’s determination  (including pursuant to Section 2.5(b)(i)(C) or Section 15.2(b)) that Arcus has delivered to Gilead a Qualifying Data Package pursuant to Section 14.3(b)(iii)(A) or Section 14.3(b)(iii)(B), and (2) [***] months after expiration or termination of the Collaboration Term, provided that as of such time Arcus has delivered to Gilead of the data and information required pursuant to Section 14.3(b)(iii)(C) and end upon the earlier to occur of the events set forth in Sections 8.3(b)(ii)(A) and 8.3(b)(ii)(B) (provided that the delivery to Gilead of the data and information required pursuant to Section 14.3(b)(iii)(C) shall be deemed delivery of a Qualifying Data Package for purposes of Section 8.3(b)(ii)(B)).  During such Option Exercise Period, Gilead shall have the right to exercise the Option for the applicable Arcus Program in accordance with ARTICLE VIII.

(E)Exception for Pre-Clinical Programs.  Notwithstanding Sections 14.3(b)(iii)(A), 14.3(b)(iii)(B) and 14.3(b)(iii)(C), Arcus shall not be obligated pursuant to this Section 14.3(b) to provide any information or data developed, created or otherwise made from any program that was not an Arcus Program as of the expiration or termination of the Collaboration Term.

14.4[***].

14.5Termination by Either Party for Material Breach.

(a)Termination and Other Rights.

(i)Rights of Arcus for Gilead’s Breach.  Subject to Section 14.5(b) and Section 14.5(c), if Gilead materially breaches its obligations under this Agreement with respect to any Optioned Product, then Arcus shall have the right to terminate this Agreement with respect to such Optioned Product (which termination shall be with respect to all Optioned Molecules included in such Optioned Product) by written notice to Gilead if, following Arcus’s provision of [***] days’ prior written notice (or [***] days for payment breaches) to Gilead identifying such material breach in reasonable detail and the Optioned Product(s) to which such material breach relates, Gilead has not cured the breach specified in such notice during such [***]-day period (or if curable but not cured within such [***]-day period, then within such period as is reasonably required to cure such breach; provided that, and for so long as, Gilead is using reasonable efforts to do so during such period).  Notwithstanding the foregoing, in the event that the termination for material breach is solely with respect to one or more Regions but not all Regions, then for such Optioned Product, as the case may be, the Gilead Territory shall no longer include such Region or Regions and in lieu of termination of this Agreement under this Section 14.2(a)(i) a transition analogous to the transition described in Section 14.7 shall be conducted.

(ii)Rights of Gilead for Arcus’s Breach.  Subject to Section 14.5(b) and Section 14.5(c), if Arcus materially breaches its obligations under this Agreement with respect to any Arcus Product or Optioned Product, then Gilead shall have the right to terminate this Agreement with respect to such Arcus Product (which termination shall be with respect to all Arcus Molecules included in such Arcus Product) or Optioned Product (which termination shall be with respect to all Optioned Molecules included in such Optioned Product) by written notice to Arcus if, following Arcus’s provision of [***] days’ prior written notice (or [***] days for payment breaches) to Arcus identifying such material breach in reasonable detail and the Arcus Product(s) or Optioned Product(s) to which such material breach relates, Arcus has not cured the breach specified in such notice during such [***]-day notice period (or, if curable but not cured within such [***]-day period, then within such period as is reasonably required to cure such breach; provided that, and for so long as, Arcus is using reasonable efforts to do so during such period).

(b)Disputed Breach.  If, during any applicable cure period described in Section 14.5(a), the allegedly breaching Party provides the other Party with (i) written notice disputing in good faith (A) the existence or materiality of a breach specified in a notice provided by such other Party in accordance with Section 14.5(a) or (B) whether a material breach has been cured within the applicable cure period and (ii) invokes and continues to pursue in good faith the dispute resolution procedures set forth in Section 15.1(b), then such other Party shall not have the right to terminate this Agreement for such breach unless and until (A) it has been determined by arbitration in accordance with Section 15.2 that such allegedly breaching Party has materially breached this Agreement or that such Party has failed to cure a material breach (as applicable) and (B) such allegedly breaching Party fails to cure such material breach within (1) [***] days following such determination, in the case of any failure to make payment or (2) [***] days following such determination, in the case of any other material breach.  During the pendency of any such dispute, all of the terms and conditions of this Agreement shall remain in effect.

(c)Disfavored Remedy.  The Parties agree that termination pursuant to this Section 14.5 is a remedy to be invoked only if a material breach cannot be adequately remedied through a combination of specific performance and the payment of monetary damages.

14.6Termination by Either Party for Insolvency.  If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business and is not dismissed within [***] days after the appointment thereof, or (e) a substantial portion of either Party’s business is subject to attachment or similar process and such attachment or similar process is not dismissed or withdrawn within [***] days after the commencement thereof, then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to such Party to the extent permitted under Applicable Law.

14.7Effects of Termination of this Agreement.

(a)Conduct During Termination Notice Period.  Following any notice of termination permitted under this ARTICLE XIV, during any applicable termination notice period with respect to any Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product (as applicable, each, a “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement with respect to such Arcus Molecule, Arcus Product, Optioned Molecule or Optioned Product, including performing all activities allocated to it with respect thereto pursuant to any R&D Plan and Budget, Global Manufacturing Plan and Budget, CMC Plan and Budget, Commercialization Plan and Budget or Medical Affairs Plan and Budget then in effect, in each case, in accordance with the terms and conditions of this Agreement or any relevant Co-Promotion Agreement.  Each Party shall also continue to bear its share of all Research and Development Costs, Allowable Expenses and Shared Patent Costs incurred during the Termination Notice Period with respect to any such Optioned Program, Optioned Molecule or Optioned Product (as applicable).

(b)Arcus Programs.  In the case of a termination of this Agreement with respect to any Arcus Program or Arcus Product, all rights and licenses granted to Gilead under this Agreement with respect to such Arcus Program or Arcus Product (including with respect to the Arcus Molecule that is included in such Arcus Product), as applicable, shall terminate.

(c)Optioned Programs.  In the case of a termination of this Agreement with respect to any Optioned Product (“Terminated Product”), the following shall apply with respect to such Terminated Product (in addition to any other rights and obligations under this ARTICLE XIV or otherwise under this Agreement with respect to such termination) in the applicable Terminated Regions:

(i)Licenses.  The licenses and other rights granted to Gilead under this Agreement shall terminate with respect to any such Terminated Product for the Terminated Region(s) (in the case of termination by Arcus pursuant to Section 14.5(a)(i), subject to the sell-off period set forth in Section 14.7(c)(vii)).  In connection with the Transition Agreement set forth in and negotiated pursuant to Section 14.7(c)(v) with respect to any applicable Reversion Product(s), Gilead hereby grants to Arcus (effective only as of the effective date of such termination), subject to Section 14.7(c)(vi), an irrevocable, perpetual, exclusive (even as to Gilead and its Affiliates, subject to the sell-off period set forth in Section 14.7(c)(vii)) license, with the right to grant multiple tiers of sublicenses, under any Gilead Reversion Patents and Gilead Reversion Know-How solely to Develop, Manufacture and Commercialize and otherwise

Exploit such Reversion Product(s) (in their current form) in the Field for the applicable Terminated Region(s); provided that for clarity, such license shall take account of and be subject to Gilead’s continuing rights with respect to molecules and products (including non-terminated Arcus Molecules and Arcus Products, Optioned Molecules and Optioned Products and any upstream license obligations of Gilead that have been disclosed in writing to Arcus); provided, however, that (A) if such termination is by Gilead pursuant to Section 14.3 or by Arcus pursuant to Section 14.4, 14.5(a)(i) or 14.6, then such license shall be [***], and (B) if such termination is by Gilead pursuant to Section 14.5(a)(ii) or 14.6, then such license shall be [***].  For clarity, such license extends solely to those elements of such a Reversion Product that were incorporated into such Reversion Product as of the effective date of termination and shall not be construed as a right to modify such elements or to incorporate additional elements or technology that would infringe a Gilead Reversion Patent.

(ii)Optioned Product Trademarks.  Pursuant to the Transition Agreement, Gilead shall assign to Arcus all of its right, title and interest in and to any Optioned Product Trademarks Controlled by Gilead and used exclusively with any applicable Reversion Product(s) (excluding any such Optioned Product Trademarks to the extent that it includes, in whole or part, any corporate name or logo of Gilead or any of its Affiliates or Sublicensees) in the applicable Terminated Region(s).

(iii)Regulatory Materials.  Effective as of the effective date of such termination, Gilead hereby grants to Arcus such rights of reference (sublicenseable through multiple tiers) as required to utilize any Regulatory Materials and Regulatory Approvals Controlled by Gilead, that are to be assigned to Arcus pursuant to Section 14.7(c)(v)(B) prior to such assignment, or that are otherwise necessary for Arcus (or its Affiliates or Sublicensees) to Develop and Commercialize the applicable Reversion Product(s).

(iv)Gilead Clinical Trials.

(A)With respect to each Clinical Trial for any Terminated Product entirely in or for the benefit of the applicable Terminated Region(s) being conducted by or on behalf of Gilead that was Initiated prior to the effective date of termination (each such Clinical Trial, a “Gilead Clinical Trial”), Gilead shall, at Arcus’s election, (1) continue to timely perform all activities necessary to continue such Gilead Clinical Trial through its database lock in accordance with the protocol in effect for such Gilead Clinical Trial as of the effective date of the applicable termination, (2) work with Arcus to promptly transfer such Gilead Clinical Trial to Arcus in an orderly manner, or (3) promptly wind-down such Gilead Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law.

(B)With respect to each such Gilead Clinical Trial, the costs and expenses reasonably incurred by the Parties after the effective date of termination to conduct, transfer or wind-down such Gilead Clinical Trial, as applicable, shall be allocated as follows:

(1)If Gilead terminated this Agreement with respect to the Terminated Product pursuant to Section 14.3 and Arcus has opted-out of the Optioned Program for such Terminated Product pursuant to Section 4.7 prior to the notice of such termination, or if Arcus terminated this Agreement with respect to the Terminated Product for such Gilead Clinical Trial pursuant to Section 14.4, 14.5(a)(i) or 14.6, then with respect to each Gilead Clinical Trial set forth in the R&D Plan and Budget for the applicable Terminated Product, Gilead shall be responsible for [***] of such costs and expenses, and shall reimburse Arcus for [***] of any such costs and expenses incurred by Arcus.  Such reimbursement payment shall be made to Arcus within [***] days after receipt of an invoice with respect thereto, which invoice must be accompanied by a report in reasonable detail of such costs and expenses.

(2)If Gilead terminated this Agreement with respect to the Terminated Product for such Gilead Clinical Trial pursuant to Section 14.5(a)(ii) or 14.6, then Arcus shall be responsible for [***] of such costs and expenses, and shall reimburse Gilead for [***] of such costs and expenses incurred by Gilead.  Such reimbursement payment shall be made to Gilead within [***] days after receipt of an invoice with respect thereto, which invoice must be accompanied by a report in reasonable detail of such costs and expenses.

(3)If Gilead terminated this Agreement with respect to the Terminated Product for such Gilead Clinical Trial pursuant to Section 14.3(a) and Arcus has not opted-out of the Optioned Program for such Terminated Product pursuant to Section 4.7 prior to the notice of such termination, then with respect to each Gilead Clinical Trial set forth in the R&D Plan and Budget, such costs and expenses shall continue to be treated as [***] by the Parties in accordance with the terms of this Agreement.

(C)Notwithstanding Sections 14.7(c)(iv)(A) and 14.7(c)(iv)(B), with respect to any Gilead Clinical Trial for a Combination:

(1)if such Combination is a Gilead Combination or an Optioned Combination including any Optioned Molecule that is not a Reversion Product, Gilead shall not be obligated to transfer or continue such Gilead Clinical Trial; and

(2)subject to Section 14.7(c)(iv)(C)(1), any conduct, transfer or wind-down of such Gilead Clinical Trial after the effective date of termination, and the allocation of costs and expenses with respect to such Gilead Clinical Trial, shall be as set forth in the applicable Transition Agreement.

(v)Transition Agreement.  For any Terminated Product, and with respect to the applicable Terminated Region(s), the Parties shall enter into a written agreement (a “Transition Agreement”) that would memorialize and/or effectuate the terms and conditions of this Section 14.7(c)(v), as well as such elements to be included in such Transition Agreement pursuant to Sections 14.7(c)(i), 14.7(c)(ii) and 14.7(c)(iv)(C)(2), and would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations.  If, despite such efforts, the Parties are unable to agree upon the terms and conditions of any Transition Agreement within [***] days after the effective date of termination of this Agreement with respect to the applicable Terminated Molecule(s) and Terminated Product, then either Party may refer the dispute for resolution by arbitration in accordance with Section 15.2(d).

(A)Transition Assistance.  If Arcus terminated the Terminated Product for such Gilead Clinical Trial pursuant to Section 14.4, 14.5(a)(i) or 14.6 or if Gilead terminated the Terminated Product for such Gilead Clinical Trial pursuant to Section 14.3(a), the Transition Agreement shall require Gilead, at no cost to Arcus, to (1) reasonably disclose and provide to Arcus information Controlled by Gilead that is not already in Arcus’s possession and that is necessary for Arcus to Develop, Manufacture or Commercialize the applicable Reversion Product(s) with respect to the applicable Terminated Region(s) and [***] and (2) at Arcus’s request, shall use efforts to transfer any existing commercial relationships that are specific with respect to Reversion Product(s) being Commercialized in the applicable Terminated Region(s) as of the effective date of termination.  The Transition Agreement will address any commercial supply of such Reversion Product(s) to be provided by Gilead on a transitional basis and the terms with respect thereto.  Notwithstanding the foregoing, if Gilead terminated the applicable Reversion Product(s) pursuant to Section 14.5(a)(ii) or 14.6, Arcus shall be solely responsible for any costs incurred in connection with any transition activities pursuant to this Section 14.7(c)(v).

(B)Regulatory Materials.  The Transition Agreement shall address the transfer and assignment to Arcus of [***], specific to the Reversion Product(s) in or for the benefit of the applicable Terminated Region(s) but for clarity not any [***] relating to any product other than the Reversion Product(s), including any non-terminated Optioned Molecule or any Gilead Molecule.  The Transition Agreement shall contain terms governing the coordination of any ongoing regulatory responsibilities with respect to such Reversion Product(s) that are required under Applicable Law to be conducted by Gilead with respect to the applicable Terminated Region(s).

(vi)Third Party Agreements.  To the extent that any payments would be owed by Gilead or any of its Affiliates to any Third Party (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to, and arise from, the grant to Arcus of any (sub)license, right of reference or other right provided in this Section 14.7 or any Transition Agreement, or that are applicable to, and arise from, the exercise by Arcus or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, Gilead shall notify Arcus of the existence and anticipated amounts of such payments and Arcus shall have the right either to decline such (sub)license, right of reference or other right provided in this Section 14.7 or such Transition Agreement or to accept the same, in which case Arcus shall (A) comply with any obligations under any such Third Party agreement that apply to Arcus (provided that Gilead has notified Arcus of such obligation in writing) and (B) be responsible for any such payments.

(vii)Remaining Inventories.  Gilead shall be entitled, during the [***] days following termination of this Agreement with respect to any Terminated Product(s) and Terminated Region(s), to finish any work-in-progress and to sell in the applicable Terminated Region(s) any inventory of Terminated Product(s) that remains on hand as of the effective date of such termination.  With respect to any such sales, (A) Gilead shall pay Arcus the royalties applicable to such sales in the Gilead Royalty Territory (if the Royalty Term remains in effect) in accordance with the terms and conditions of this Agreement, and (B) Section 9.11 shall continue to apply to such sales in the Shared Territory.

(viii)[***].

(ix)Survival of Option Continuation Payments.  In the case of termination by Gilead of this Agreement in its entirety pursuant to Section 14.3(a), or termination by Arcus of this Agreement in its entirety pursuant to Section 14.4, 14.5(a)(i) or 14.6, Section 9.3 shall survive until the [***] anniversary of the Effective Date, and shall terminate on later of (A) the [***] anniversary of the Effective Date and (B) the effective date of termination.  In the case of termination by Gilead of this Agreement in its entirety pursuant to 14.5(a)(ii) or 14.6, Section 9.3 shall terminate on the effective date of termination.

14.8Alternative to Termination.  In the event that Gilead has the right to terminate this Agreement with respect to an Arcus Product or Optioned Product pursuant to Section 14.5(a)(ii) (provided that all dispute resolution proceedings required by Section 14.5(b) have been resolved in Gilead’s favor)  or 14.6 (each, a “Potentially Terminated Product”) with respect to one or more Regions (each, a “Potentially Terminated Region”), Gilead may, in lieu of termination, elect (in its sole discretion) by written notice to Arcus (“Alternative Remedy Notice”) any or all of the following remedies:

(a)With respect to each Clinical Trial for any Potentially Terminated Product in or for the benefit of the applicable Potentially Terminated Region(s) being conducted by or on behalf of Arcus that was Initiated prior to the effective date of termination (each such Clinical Trial, a “Arcus Clinical Trial”), Arcus shall, at Gilead’s election, (i) continue to timely perform all activities necessary to continue such Arcus Clinical Trial through its database lock in accordance with the protocol in effect for such Arcus Clinical Trial as of the date of Gilead’s Alternative Remedy Notice, (ii) work with Gilead to promptly transfer such Arcus Clinical Trial to Gilead in an orderly manner, or (iii) promptly wind-down such Arcus Clinical Trial in an orderly manner consistent with ethical and clinical obligations and Applicable Law.

(b)Any amounts, after giving effect to any deductions allowable hereunder, that would have been due to Arcus by Gilead pursuant to Section 9.2, Section 9.4 or Section 9.5 with respect to Potentially Terminated Products after the date of Gilead’s Alternative Remedy Notice shall be reduced by [***] percent ([***]%), subject to Section 9.5(d), and paid to Arcus in accordance with this Section and the payment provisions of this Agreement; provided that such reduction shall terminate and Gilead shall again be responsible for the full amounts payable to Arcus at such time as the aggregate reduction in payments made by Gilead hereunder equals [***].  For clarity, if Gilead delivers an Alternative Remedy Notice with respect to a Co-Promotion Product in the Shared Territory, Arcus shall cease [***].

(c)The following provisions of Section 4.7(c) shall apply as if Arcus had exercised its opt out right with respect to the Potentially Terminated Products: [***].

14.9Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

14.10Rights in Bankruptcy.  The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by law.  All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction.  The parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity.  In the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-subject Party’s possession, shall be promptly delivered to it upon the non-subject Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the subject Party continues to perform, upon the rejection of this Agreement by or on behalf of the subject Party.  Unless and until the subject Party rejects this Agreement, the subject Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-subject Party, and shall not interfere with the rights of the non-subject party to such intellectual property, including the right to obtain the intellectual property from another entity. In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, the non-subject Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the subject Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties.

14.11Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement.  Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement in its entirety: ARTICLE XV and ARTICLE XVII (other than Section 17.6(b)), and Sections 3.5(c)(v)(A), 3.5(d), 4.7(c)(viii) (solely to the extent Gilead is conducting Clinical Trials with respect to a Terminated Product after the effective date of termination pursuant to Section 14.7(c)(iv) or exercising its sell off rights with respect to a Terminated Product pursuant to Section 14.7(c)(vii)), 4.8(d), 4.10, 5.2 (solely in the case of expiration), 5.3, 6.4 (solely in the case of expiration or pursuant to Section 14.7(c)(vii), 8.4 (solely in the case of expiration), 9.5 (solely with respect to Gilead’s activities prior to the effective date of termination or pursuant to Section 14.7(c)(vii)), 9.6 (solely with respect to Gilead’s activities prior to the effective date of termination or pursuant to Section 14.7(c)(vii)) 9.7 (solely with respect to Gilead’s activities prior to the effective date of termination or pursuant to Section 14.7(c)(vii)), 9.8 (solely in the case of expiration), 9,9  (solely with respect to Gilead’s activities prior to the effective date of termination or pursuant to Section 14.7(c)(vii)), 9.10 ((solely with respect to Gilead’s activities prior to the effective date of termination or pursuant to Section 14.7(c)(iv)), 9.11  (solely with respect to Gilead’s activities prior to the effective date of termination), 9.13 through 9.20 (inclusive), 10.1 (other than 10.1(e)), 11.1(d) (last sentence only, and, for clarity, solely with respect to any debarment or debarment proceeding occurring in the conduct Clinical Trials relating to any Arcus Program, any Pre-Program Activities or any Optioned Program, including Nonclinical Studies occurring prior to the effective date of termination or pursuant to Section 14.7(c)(iv)), 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 13.1, 13.2, 13.3, 13.4(a)(iii) (solely with respect to removal of Gilead’s Confidential Information and Patent prosecution where Gilead would have a post-termination interest in the Patent (e.g., as might be the case in the event of Gilead Contributions)), 13.4(a)(iv) (solely with respect to publication strategies existing as of the effective date of termination, removal of the other Party’s Confidential Information, and Patent prosecution where the reviewing Party would have a post-termination interest in the Patent), 13.4(a)(v) (solely as applicable to Confidential Information of the reviewing Party or Patents for which the reviewing Party has a post-termination interest), 13.4(b), 13.5, 14.7, 14.9 and 14.10, and this Section 14.11, and any applicable definitions of any capitalized terms; provided, however, that in case of termination pursuant to Section 14.2, only the provisions referenced in Section 16.4 and any applicable definitions of any capitalized terms shall survive and apply.  In addition, except in case of termination pursuant to Section 14.2, the other applicable provisions of ARTICLE IX shall survive and apply to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration or pursuant to Section 14.7(c)(iv) or Section 14.7(c)(vii).  For any surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable.  All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.  If this Agreement is terminated with respect to one or more Terminated Regions but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Regions (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Terminated Region(s) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any countries that are not part of the Terminated Region(s)).

ARTICLE XV

DISPUTE RESOLUTION

15.1Disputes.

(a)Generally.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.

(b)Non-Committee Disputes.  In the event of any dispute that may arise between the Parties out of or in relation to or in connection with this Agreement (“Dispute”) that does not arise from a matter within the decision-making jurisdiction of a Committee (a “Non-Committee Dispute”), including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the formation, interpretation, application, termination, validity or enforceability of this Agreement, either Party may refer such Non-Committee Dispute to (i) with respect to any Non-Committee Dispute regarding Development or Commercialization, the Parties’ applicable Subject Matter Experts and (ii) with respect to any other Non-Committee Dispute, the Executive Officers of the Parties.  Following any such referral to Subject Matter Experts, such Subject Matter Experts shall attempt to reach consensus on such Non-Committee Dispute during a period of [***] Business Days, and any final decision agreed to in writing by the Subject Matter Experts with respect to such Non-Committee Dispute shall be binding on the Parties.  If such Subject Matter Experts cannot reach consensus on such Non-Committee Dispute within such period, then either Party may refer such Non-Committee Dispute to the Executive Officers of the Parties for resolution.  Following referral to the Executive Officers (either after referral to Subject Matter Experts or as an initial matter, as applicable), the Executive Officers shall attempt to reach consensus on such Non-Committee Dispute during a period of [***] Business Days thereafter, and any final decision agreed to in writing by the Executive Officers with respect to such Non-Committee Dispute shall be binding on the Parties.  If the Executive Officers cannot reach consensus on such Non-Committee Dispute within such period, then either Party may then invoke the applicable provisions of Section 15.2(a), Section 15.2(d) or Section 15.7, as applicable; provided, however, that with respect to any dispute that relates to Prosecution of the Arcus Patents, such provisions shall not be invoked and rather be decided as specified in ARTICLE X. Any disputes concerning the propriety of the commencement of the arbitration or the determination of the scope or applicability of the agreement to arbitrate shall be finally settled by arbitration in accordance with Section 15.2(c).

(c)Committee Disputes.  In the event of a Dispute that arises from a Committee and is within the decision-making jurisdiction of such Committee (a “Committee Dispute”), the Parties shall first attempt to resolve such Committee Dispute pursuant to ARTICLE II, including Section 2.5.  If the Committee Dispute is not resolved pursuant to ARTICLE II, then such Committee Dispute shall be resolved in accordance with Section 2.5 (and if provided for in the applicable Section therein, Section 15.2(b), 15.2(c) and 15.2(d), as applicable). Any disputes concerning the applicability of Section 15.2(b), 15.2(c) or 15.2(d) shall be finally settled by arbitration in accordance with Section 15.2(c).

15.2Arbitration.

(a)Arbitration of Non-Committee Disputes. With respect to any Non-Committee Dispute other than a Non-Committee Dispute covered by Section 15.2(d) or Section 15.7, either Party shall have the right, following the end of the [***] Business Day period referenced in Section 15.1(b), to refer such Non-Committee Dispute to binding arbitration in accordance with Section 15.2(c).

(b)Arbitration of Committee Disputes Regarding [***].  Following the end of the period set forth in Section 2.5(b)(i)(C) for the Executive Officers to discuss any Dispute regarding whether a Clinical Trial constitutes a [***], either Party shall have the right to refer such Dispute to arbitration in accordance with Section 15.2(c).  With respect to the arbitration of any Dispute submitted to arbitration pursuant to this Section 15.2(b), the following shall apply: (i) the Parties shall each choose their respective arbitrator pursuant to Section 15.2(c) within [***] Business Days after commencement of the arbitration, and such arbitrators shall mutually agree upon the third arbitrator pursuant to Section 15.2(c) with [***]

Business Days after their collective appointment, which arbitrators shall have expertise with respect to development in the pharmaceutical and biotechnology industries of oncology products, and an arbitrator shall be deemed to meet these qualifications unless a Party objects within [***] Business Days after the arbitrator is selected; (ii) the arbitrators must determine, as the only method to resolve such a Dispute, whether [***] (as the case may be), (iii) within [***] Business Days after appointment of such third arbitrator, each Party shall deliver to the arbitrators and to the other Party a memorandum in support of its position; (iv) within [***] Business Days after the delivery of such memorandum, the Parties and arbitrators shall meet to discuss the Dispute; and (v) within [***] Business Days after such meeting, the arbitrators shall issue their determination with respect to such Dispute in accordance with Section 15.2(c). The foregoing time periods for the Parties’ memorandum, meeting with arbitrators and/or the issuance of the determination may be extended if the Parties jointly request it or the arbitrators determine in a reasoned decision that interests of justice or complexity of the Dispute require an extension. If the arbitrators determine that a [***], then the arbitrators shall set forth in writing the [***].  If the arbitrators determine that a [***], then the arbitrators shall set forth in writing [***].

(c)Arbitration Procedures.

(i)For Disputes referred to arbitration in accordance with Section 15.2(b), Section 15.2(b) shall control in the event of any conflict between Section 15.2(b) and this Section 15.2(c).

(ii)Any arbitration shall be administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules by a tribunal comprised of three (3) arbitrators.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected by the Parties shall select the third arbitrator within [***] Business Days after the second arbitrator’s appointment.  The arbitrators shall have significant experience and shall have expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries related to oncology products, including expertise in the applicable subject matter of the Dispute (e.g., co-promotion arrangements). An arbitrator shall be deemed to meet these qualifications unless a Party objects within [***] Business Days after the arbitrator is selected.

(iii)The seat, or legal place, of arbitration shall be San Francisco, CA and the language (including all testimony, evidence and written documentation) shall be English.  The arbitrators shall establish procedures to facilitate and complete such arbitration as soon and efficiently as practicable.  Unless the arbitrators expressly determine otherwise, neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents or categories of documents that are relevant to the Dispute.  The Parties shall have the right to be represented by counsel.

(iv)Any judgment or award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 12.6.  The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding the provision in Section 15.3 with respect to the applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et. seq.).  The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this ARTICLE XV.  The arbitrators shall determine the allocation of costs and expenses and attorneys’ fees in the arbitration to be borne by each Party.  All proceedings and decisions of the arbitrators shall be deemed Confidential Information of both of the Parties, and shall be subject to ARTICLE XIII.  The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party.  The existence of any Dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with an action in aid of arbitration, to enforce or challenge an award or as otherwise required by Applicable Law.

(d)Baseball Arbitration.  With respect to any Baseball Matter, either Party shall have the right, following the end of the period referenced in Section [***] or Section [***], as applicable, to refer such Baseball Matter to arbitration in accordance with Section 15.2(c).  In addition to the procedures set forth in Section 15.2(c), the following shall apply with respect to any such Baseball Matter:

(i)Within [***] Business Days after appointment of the third arbitrator pursuant to Section 15.2(c), each Party shall deliver to the arbitrators and to the other Party its proposal regarding such Baseball Matter (each, a “Proposal”), as applicable, and a memorandum in support thereof. Within [***] Business Days after receipt of the other Party’s Proposal and memorandum, each Party may submit to the arbitrators (with a copy to the other Party) a response to the other Party’s Proposal.  Except as directed by the arbitrators and in any event with both Parties present or participating, neither Party may have any other communications (either written or oral) with the arbitrators other than for the sole purpose of engaging the arbitrators.

(ii)With respect to any Non-Committee Baseball Matters, within [***] days after the receipt of the Proposals and memoranda from both Parties, the arbitrators shall, if either Party so requests or the arbitrators so decide, hold a hearing for oral submissions on the Parties’ Proposals and memoranda.  Within [***] days after (A) conclusion of the hearing, or (B) in the event no hearing is convened, after receipt of the Proposals and memoranda from both Parties, the arbitrators shall select the Proposal provided by one Party (without modification) that the arbitrators believe is most consistent with the terms of this Agreement (including, if applicable, any terms that are expressly required to be included in any agreement related to such Baseball Matter) and industry standards, and are otherwise commercially reasonable.  The arbitrators must select, as the only method to resolve such a Dispute, the Proposal of one Party and, absent agreement by the Parties, may not combine elements of both of the Parties’ Proposals or terms or award any other relief or take any other action. The selection by the arbitrators of the applicable Proposal shall be binding and conclusive on the Parties.

(iii)With respect to any Dispute regarding the contents of the [***] for an Optioned Program, the arbitrators shall have [***].

(e)Survivability.  Any obligation to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

15.3Governing Law.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods are expressly excluded.

15.4Award.  Any award to be paid by one Party to the other Party as determined by the arbitrators pursuant to Section 15.2 shall be promptly paid in Dollars free of any Tax, deduction or offset, and any costs, expenses, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement.  The Parties undertake to carry out any award rendered in any arbitration conducted pursuant to this ARTICLE XV, without delay, and judgment on the award may be entered in any court of competent jurisdiction.

15.5Injunctive Relief.  Nothing in this ARTICLE XV will preclude either Party from seeking interim equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including both interim restraining orders and injunctions, and (b) such other and further interim equitable relief as the court may deem proper under the circumstances.  For the avoidance of doubt, nothing in this Section 15.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 14.5.

15.6Jurisdiction.  For the purposes of this ARTICLE XV, and except as provided in Section 15.7, the Parties agree to accept the jurisdiction of any United States District Court located in the Northern District of California for the purposes of enforcing or challenging any awards rendered pursuant to this ARTICLE XV and for enforcing the agreements reflected in this ARTICLE XV.

15.7Patent and Trademark Disputes.  Notwithstanding Section 15.2, any Dispute between the Parties or their respective Affiliates relating to the scope, validity, enforceability or infringement of any Patents or Trademarks covering the manufacture, use, importation, offer for sale or sale of Arcus Molecules, Arcus Products, Optioned Molecules or Optioned Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE XVI

CLOSING CONDITIONS; EFFECTIVENESS

16.1Antitrust Requirement.

(a)Following the Execution Date, both Parties shall file their respective Antitrust Filings required by the Antitrust Laws in respect of the transactions contemplated by this Agreement and the Stock Purchase Agreement required by the Antitrust Laws in respect of the transactions contemplated by this Agreement and the Stock Purchase Agreement as promptly as practicable with each applicable Antitrust Authority pursuant to any applicable Antitrust Laws, and in any event, with respect to notification and report forms filed with the FTC and DOJ pursuant to the HSR Act, if any, the Parties shall make such filings no later than [***] Business Days after the Execution Date and shall, if requested by Gilead, seek early termination of the waiting period under the HSR Act.  Each Party will be responsible for its own costs and expenses associated with such Antitrust Filings, but (i) Gilead shall be responsible for payment of all fees to the FTC and DOJ or any other Governmental Entity with respect to Antitrust Filings made pursuant to the HSR Act or any foreign antitrust law, and (ii) in the event that the FTC or DOJ issues a Second Request or the EU conducts a Phase 2 investigation, [***].  The Parties shall provide each other with information and assistance as may be reasonably necessary and use reasonable efforts, in each case, to obtain prompt clearance required under applicable Antitrust Laws for the consummation of this Agreement and the transactions contemplated hereby and shall cooperate with each other, including (i) keeping each other promptly apprised of any communications with, and any inquiries or requests for additional information from, the FTC, DOJ and each other applicable Antitrust Authority, (ii) providing copies to each other of all written communications, (iii) sharing drafts of written submission in advance of submission and taking comments of the other into account in good faith; however, the Parties may redact submissions for privilege and the Parties also may request that distribution of submissions be limited to outside counsel only, and (iv) permitting the other to participate in all meetings, and video conferences or substantive telephone conversations, with, to the extent not prohibited by any Antitrust Authority, and shall comply promptly with any reasonable inquiry or request; provided that subject to its undertakings and obligations under this Section 16.1 to, in good faith, take into consideration Arcus's views, suggestions and comments regarding the strategy to be pursued for obtaining all required Antitrust Approvals; provided that Gilead shall lead the strategy to obtain all such approvals, and if there is a dispute between Gilead and Arcus, [***]; and further provided that neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets, consent to any other material structural or conduct remedy or otherwise restrict or limit its or its Affiliates’ freedom of action.

(b)“Antitrust Clearance Date” means the first date on which each of the following criteria is met with respect to the Stock Purchase Agreement and this Agreement:  (i) the Parties shall have complied with all applicable requirements of the HSR Act (if any) and each other applicable Antitrust Law (if any); (ii) the waiting period under the HSR Act (if any) and each other applicable Antitrust Law (if any) shall have expired or earlier been terminated; (iii) no judicial or administrative proceeding by any Governmental Authority opposing consummation of all or any part of this Agreement or the Stock Purchase Agreement shall be pending or threatened; (iv) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement or any material portion of such agreement or amendment, as applicable, shall be in effect; and (v) no requirements or conditions shall have been formally requested or imposed by the DOJ, FTC, or any other Antitrust Authority in connection therewith that are not reasonably and mutually satisfactory to the Parties.

16.2Pre-Closing Negative Covenants.  During the period beginning on the Execution Date and ending on the Effective Date, Arcus shall not, and shall cause its Affiliates not to, without the prior written consent of Gilead (such consent not to be unreasonably withheld, conditioned or delayed):

(a)enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license or convey its right, title or interest in or to, the Arcus IP relating to any Arcus Program or any Pre-Program Activities, in each case, in a manner that creates a material conflict with the rights granted or purported to be granted by Arcus to Gilead under this Agreement;

(b)(i) sell, out-license or otherwise dispose of any assets or rights relating to any Arcus Program or any Pre-Program Activities, in each case, in a manner that creates a material conflict with the rights granted or purported to be granted by Arcus to Gilead under this Agreement, (ii) amend any agreements, licenses or other rights of Arcus or any of its Affiliates relating to any Arcus Program or any Pre-Program Activities, in each case, in a manner that creates a material conflict with the rights granted or purported to be granted by Arcus to Gilead under this Agreement, or (iii) grant any security interest or otherwise encumber material assets and properties (including Arcus IP), relating to any Arcus Program or any Pre-Program Activities;

(c)(i) compromise, settle or agree to settle any litigation, dispute, action or other proceeding or institute any such litigation, dispute, action or other proceeding, in each case, concerning any Existing Arcus Patents or any other Arcus IP that is material to any Arcus Program or any Pre-Program Activities, or (ii) fail to take any action necessary or advisable to protect or maintain any Arcus IP that is material to any Arcus Program or any Pre-Program Activities, provided that none of the foregoing shall be interpreted as requiring Arcus or any of its Affiliates to commence any such litigation, dispute, action or other proceeding; or

(d)(i) enter into any material agreement relating to any Arcus Program or any Pre-Program Activities or (ii) enter into any agreement pertaining to a merger, sale, acquisition, licensing, development, manufacturing, distribution, co-development, marketing or co-marketing arrangement, or any contract containing exclusivity provisions or restrictive covenants relating to any Arcus Program or any

Pre-Program Activities, in each case ((i) and (ii)), that creates a conflict with the rights granted or purported to be granted by Arcus under this Agreement.

16.3Affirmative Covenants.  During the period beginning on the Execution Date and ending on the Effective Date, Arcus shall, and shall cause its Affiliates to comply with the covenants set forth in Section 11.5(c)(i) and Section 11.5(c)(ii).

16.4Effectiveness.  Notwithstanding anything to the contrary in this Agreement, this ARTICLE XVI (Closing Conditions; Effectiveness), Sections 11.1 (Mutual Representations and Warranties) and 11.2 (Representations and Warranties of Arcus), Section 14.2 (Outside Date) and Section 13.3 (Terms of Agreements) shall be binding upon the Parties as of the Execution Date. The remainder of this Agreement shall not take effect, and commencement of the Term shall not occur, until the last of the following conditions is met or waived by mutual agreement of the Parties with respect to Section 16.4(a) and Section 16.4(b), or by Gilead with respect to Section 16.4(c), or by Arcus with respect to Section 16.4(d) in accordance with Applicable Law; provided that neither Party shall be permitted to assert the failure of any such condition that such Party has caused in order to prevent the occurrence of the Effective Date:

(a)The Antitrust Clearance Date shall have occurred.

(b)The Closing of the Stock Purchase Agreement (as “Closing” is defined in the Stock Purchase Agreement) shall have occurred or shall occur concurrently upon the Effective Date.

(c)Each of the representations and warranties of Arcus set forth in Section 11.1 and Section 11.2 shall be [***] as of the Execution Date and the Effective Date in each case as qualified by the Schedule of Exceptions as of such date, and Arcus shall have delivered a complete updated Arcus Schedule of Exceptions to Gilead at least [***] Business Days prior to the Effective Date, with any updates to such Arcus Schedule of Exceptions not having a material adverse effect on the rights granted to Gilead under this Agreement.

(d)Each of the representations and warranties of Gilead set forth in Section 11.1 and Section 11.3 shall be [***] as of the Execution Date and the Effective Date.

ARTICLE XVII

MISCELLANEOUS

17.1Entire Agreement; Amendment.  This Agreement, including the Appendices and Schedules hereto, and the Ancillary Agreements set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including the Existing Confidentiality Agreement.  In the event of any inconsistency between any plan hereunder (including any R&D Plan and Budget) and this Agreement, the terms of this Agreement shall prevail.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.2No Third Party Beneficiary Rights.  Except as set forth in ARTICLE XII, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any

Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.3Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention or delay to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove such condition.  For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, global health conditions (including any epidemic, pandemic, or disease outbreak), failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances), or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

17.4Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing (whether or not specifically stated), shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service (with receipt confirmed), or (b) [***] Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.  This Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement (for which e-mail or other methods of communications shall suffice).

If to Arcus:	Arcus Biosciences, Inc.
3928 Point Eden Way Hayward, CA 94545 Attn: Chief Executive Officer

With a copy to (which shall not	Cooley LLP
constitute notice):	3175 Hanover Street Palo Alto, CA 94034 Attn: Barbara A. Kosacz

If to Gilead:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: Alliance Management

With a copy to (which shall not constitute notice):

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

Covington & Burling LLP

Salesforce Tower
415 Mission Street, Suite 5400

San Francisco, CA 94105-2533

Attention: Amy L. Toro, Esq.

Facsimile number:  [***]

17.5No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

17.6Assignment, Change of Control.

(a)Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (i) a Party may make such an assignment to an Affiliate without the other Party’s consent; (ii) Gilead may make such an assignment with respect to its interest in any Optioned Program without Arcus’s consent to a successor to substantially all of the business relating to a one or more Optioned Programs, whether in a merger, sale of stock, sale of assets, reorganization or other transaction; and (iii) [***], provided, however [***].  Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof).  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.6 shall be null, void and of no legal effect.

(b)Change of Control of Arcus. Upon the Change of Control of Arcus, [***].

(c)Performance by Affiliates.  Subject to the limitations of Section 8.7, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.7Subcontractors.  Without the prior written approval of the other Party, and subject to the terms of any Ancillary Agreement, each Party may itself or any of its Affiliates or Sublicensees may exercise such Party’s rights or perform such Party’s obligations under this Agreement through one or more (sub)contractors or consultants; provided that (a) such Party remains responsible for the work allocated to, and payment to, such (sub)contractors and consultants to the same extent it would if it had done such work itself; (b) such Party conducts appropriate risk-based due diligence to assess the capabilities, compliance and reputation of such subcontractors or consultants; (c) the (sub)contractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to ARTICLE XIII hereof; and (d) (i) with respect to any subcontracting of any Development or Manufacturing activities, such Party require that the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to Arcus Molecules or Arcus Products or Optioned Molecules or Optioned Products which intellectual property is conceived, discovered, developed, generated or otherwise made by or on behalf of such subcontractor or consultant in the course of performing any such work (subject to reasonable and customary exclusions relating to improvements to such subcontractor’s generally applicable technology), and (ii) with respect to (sub)contracting of any other activities, such Party uses reasonable efforts to provide that the (sub)contractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) to such Party all intellectual property with respect to Arcus Molecules or Arcus Products or Optioned Molecules or Optioned Products which intellectual property is conceived, discovered, developed, generated or otherwise made by or on behalf of such (sub)contractor or consultant in the course of performing any such work.

17.8Compliance with Applicable Law.  Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

17.9Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.10Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

17.11No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

17.12Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.13Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages of this Agreement may be exchanged by email or in .pdf or other electronic means without affecting the validity thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

	ARCUS BIOSCIENCES, INC.		GILEAD SCIENCES, INC.
By:	/s/ Terry Rosen	By:	/s/ Daniel O’Day
Name:	Terry Rosen	Name:	Daniel P. O’Day
Title:	CEO	Title:	Chairman and Chief Executive Officer